Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

THERMAGE, INC.,

RELAY ACQUISITION COMPANY, LLC,

and

RELIANT TECHNOLOGIES, INC.,

AND, WITH RESPECT TO ARTICLES VIII AND X ONLY,

STEVEN MENDELOW

AS SECURITYHOLDER REPRESENTATIVE

AND

U.S. BANK NATIONAL ASSOCIATION

AS ESCROW AGENT

Dated as of July 7, 2008

TABLE OF CONTENTS

Page
Exhibits

A:	Form of Reliant Stockholder Consent
B-1:	Signatories to Reliant Support Agreement
B-2:	Form of Reliant Support Agreement
C-1:	Signatories to Thermage Voting Agreement
C-2:	Form of Thermage Voting Agreement
D:	Form of Key Employee Non-Competition Agreement
E:	Form of Lock-Up Agreement
F:	Form of Secured Promissory Note
G:	Form of Security Agreement
H:	Form of License Agreement
I:	Form of Certificate Amendment

Schedules
6.18:	Spreadsheet
8.2(a):	Indemnifiable Matters
8.2(b):	Non-Indemnifiable Matters
8.2(c)(ii):	Escrow Account

-i-

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of July 7, 2008 by and among Thermage, Inc., a Delaware corporation (“Thermage”), Relay Acquisition Company, LLC, a Delaware limited liability company and a wholly owned subsidiary of Thermage (“Merger Sub II”), Reliant Technologies, Inc., a Delaware corporation (“Reliant”) and with respect to Articles VIII and X only, Steven Mendelow as Securityholder Representative and U.S. Bank National Association as Escrow Agent.

WITNESSETH:

WHEREAS, each of the respective Boards of Directors of Thermage, Merger Sub II and Reliant have approved this Agreement and the transactions contemplated hereby, and deems it advisable and in the best interest of their stockholders to enter into this Agreement and consummate the transactions contemplated hereby, pursuant to which, among other things, at the Effective Time, Merger Sub I will merge with and into Reliant (the “First Merger”) in accordance with the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Reliant will continue as the surviving corporation of the First Merger and as a wholly owned subsidiary of Thermage and as part of the same overall transaction, the surviving entity of the First Merger will merge with and into Merger Sub II (as defined herein, the “Second Merger” and together with the First Merger, the “Integrated Merger”), upon the terms and conditions set forth herein, and, in furtherance thereof, have approved this Agreement, the First Merger and the other transactions contemplated hereby.

WHEREAS, each share of Reliant Capital Stock outstanding immediately prior to the Effective Time (as defined below) will be cancelled and converted into the right to receive the consideration set forth herein, all upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, for U.S. federal income tax purposes, it is intended that the Integrated Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization within the meaning of U.S. Department of the Treasury regulations (“Treasury Regulations”) Section 1.368-2(g).

WHEREAS, in connection with, and as a condition to, the First Merger, Reliant shall distribute to certain Reliant Stockholders its entire ownership interest in Spinco (as defined herein), subject to, and in accordance with, the terms and conditions of this Agreement.

WHEREAS, it is expected that promptly following the execution and delivery of this Agreement by the parties hereto, the holders of shares of capital stock of Reliant sufficient to adopt and approve this Agreement and the First Merger as required under the DGCL and Reliant’s Charter Documents will execute and deliver an action by written consent approving the Charter Amendment and adopting this Agreement, in the form attached hereto as Exhibit A (each, a “Reliant Stockholder Written Consent” and collectively, the “Reliant Stockholder Written Consents”).

WHEREAS, concurrently with the execution and delivery of this Agreement by the parties hereto and as a material inducement to Thermage to enter into this Agreement, certain Reliant stockholders as set forth on Exhibit B-1 hereto are executing and delivering to Thermage support agreements, in the form attached hereto as Exhibit B-2 (the “Reliant Support Agreement”).

WHEREAS, concurrently with the execution and delivery of this Agreement by the parties hereto and as a material inducement to Reliant to enter into this Agreement, certain Thermage stockholders as set forth on Exhibit C-1 hereto are executing and delivering to Reliant voting agreements, in the form attached hereto as Exhibit C-2 (the “Thermage Voting Agreement”).

WHEREAS, the Key Employee has (A) entered into an “at-will” employment arrangement with Thermage and/or the Surviving Company pursuant to his execution of an offer letter which is in full force and effect and pursuant to which the Key Employee has agreed to be an employee of Thermage or the Surviving Company after the Closing and to be an employee of Reliant immediately prior to the Effective Time and (B) executed and delivered to Thermage a Non-Competition Agreement which is in full force and effect.

WHEREAS, concurrently with the execution and delivery of this Agreement by the parties hereto, the executive officers and directors (and their respective Affiliates) of Thermage and the executive officers, directors and Board observers (and their respective Affiliates) of Reliant are executing and delivering to Thermage lock-up agreements in the form attached hereto as Exhibit E (the “Lock-Up Agreement”).

WHEREAS, in connection with the execution and delivery of this Agreement, and as a material inducement for Reliant to consummate the First Merger, Reliant and Thermage will enter into that certain Secured Promissory Note, substantially in the form attached hereto as Exhibit F and that certain Security Agreement in favor of Thermage, substantially in the form attached hereto as Exhibit G.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Thermage, Merger Sub II and Reliant hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by the other party hereto) relating to any Acquisition Transaction.

(b) “Acquisition Transaction” shall mean, with respect to Reliant or Thermage, any transaction or series of related transactions (other than the transactions contemplated by this Agreement or expressly permitted by Section 5.2) involving: (i) any acquisition or purchase from a party hereto by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of a fifteen percent (15%) or greater interest in the total outstanding equity interests or voting securities of such party, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding equity interests or voting securities of a party hereto; (ii) any acquisition or purchase of fifty percent (50%) or more of any class of equity or other voting securities of one or more Subsidiaries of a party hereto the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (in each case, as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; (iii) any merger, consolidation, business combination or other similar transaction involving a party hereto or one or more of its Subsidiaries, the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole, pursuant to which the stockholders of such party or such Subsidiary or Subsidiaries, as applicable, immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (iv) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of assets of a party hereto that generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; (v) any liquidation, dissolution, recapitalization or other significant corporate reorganization of a party hereto or one or more of its Subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (in each case, as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; or (vi) any combination of the foregoing.

(c) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(d) “Aggregate Exercise Prices” shall mean (i) the aggregate cash proceeds actually received by Reliant from the exercise of Reliant Options and Reliant Warrants from the date of this Agreement up through and including the Effective Time, plus (ii) the aggregate exercise price of all In-the-Money Warrants outstanding as of the Effective Time.

(e) “Ancillary Agreement” shall mean the Voting Agreement, the Non-Competition Agreement, the Lock-Up Agreement and all other agreements and certificates entered into by Reliant and Thermage in connection with the transactions contemplated herein.

(f) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in such State is authorized or required by Legal Requirements or other governmental action to close.

(g) “Cash Consideration” shall mean (1) $25,000,000 less (2) the Net Debt Adjustment, if any, less (3) the Working Capital Adjustment, if any, less (4) the aggregate Option Proceeds payable to all Reliant Optionholders, less (5) the aggregate RSU Proceeds payable to all holders of Reliant RSUs.

(h) “Closing Average Price” shall mean the average of the closing sale prices for one share of Thermage Common Stock as quoted on Nasdaq for the thirty (30) day period ending on the third (3rd) day immediately preceding the Closing Date.

(i) “Closing Current Indebtedness” means, the short term portion of all Reliant Indebtedness, all as of the Closing Date and as calculated in accordance with GAAP consistently applied on a basis consistent with the Financials and as set forth in the Closing Statement.

(j) “Closing Net Indebtedness” means, the amount of Reliant Indebtedness, but excluding any Reliant Indebtedness incurred in connection with the payment of Transaction Expenses, minus all cash and cash equivalents, all of the foregoing as of the Closing Date and as calculated in accordance with GAAP consistently applied on a basis consistent with the Financials and as set forth in the Closing Statement.

(k) “Closing Working Capital Amount” shall mean the current assets of Reliant (excluding cash and cash equivalents) minus Reliant’s current liabilities on the Closing Date after giving effect to Closing (excluding preferred warrant liability and Closing Current Indebtedness), including, but not limited to, all Taxes of Reliant for all taxable periods ending on or before the Closing Date and, for the avoidance of doubt, the employer portion of any payroll taxes with respect to payment of the Option Proceeds, but excluding, however, all Transaction Expenses, all as calculated in accordance with GAAP consistently applied on a basis consistent with the Financials and as set forth in the Closing Statement.

(l) “Common Merger Consideration” means (i) the Total Consideration, minus (ii) the product obtained by multiplying (x) the amount payable to each share of Reliant Series A Preferred Stock pursuant to Section 2.7(a)(ii)(1), by (y)(1) the aggregate number of shares of Reliant Series A Preferred Stock issued and outstanding immediately prior to the

Effective Time plus (2) the aggregate number of shares of Reliant Series A Preferred Stock issuable upon exercise or conversion of any securities exercisable or convertible into Reliant Series A Preferred Stock outstanding immediately prior to the Effective Time (other than such securities that will be cancelled without consideration at the Effective Time), minus (iii) the product obtained by multiplying (x) the amount payable to each share of Reliant Series B Preferred Stock pursuant to Section 2.7(a)(ii)(2), by (y) (1) the aggregate number of shares of Reliant Series B Preferred Stock issued and outstanding immediately prior to the Effective Time plus (2) the aggregate number of shares of Reliant Series B Preferred Stock issuable upon exercise or conversion of any securities exercisable or convertible into Reliant Series B Preferred Stock outstanding immediately prior to the Effective Time (other than such securities that will be cancelled without consideration at the Effective Time), minus (iv) the product obtained by multiplying (x) the amount payable to each share of Reliant Series C Preferred Stock pursuant to Section 2.7(a)(ii)(3), by (y)(1) the aggregate number of shares of Reliant Series C Preferred Stock issued and outstanding immediately prior to the Effective Time, plus (2) the aggregate number of shares of Reliant Series C Preferred Stock issuable upon exercise or conversion of any securities exercisable or convertible into Reliant Series C Preferred Stock outstanding immediately prior to the Effective Time (other than such securities that will be cancelled without consideration at the Effective Time), minus (v) the product obtained by multiplying (x) the amount payable to each share of Reliant Series D Preferred Stock pursuant to Section 2.7(a)(ii)(4), by (y)(1) the aggregate number of shares of Reliant Series D Preferred Stock issued and outstanding immediately prior to the Effective Time plus (2) the aggregate number of shares of Reliant Series D Preferred Stock issuable upon exercise or conversion of any securities exercisable or convertible into Reliant Series D Preferred Stock outstanding immediately prior to the Effective Time (other than such securities that will be cancelled without consideration at the Effective Time), minus (vi) the product obtained by multiplying (x) the amount payable to each share of Reliant Series E Preferred Stock pursuant to Section 2.7(a)(ii)(5), by (y)(1) the aggregate number of shares of Reliant Series E Preferred Stock issued and outstanding immediately prior to the Effective Time plus (2) the aggregate number of shares of Reliant Series E Preferred Stock issuable upon exercise or conversion of any securities exercisable or convertible into Reliant Series E Preferred Stock outstanding immediately prior to the Effective Time (other than such securities that will be cancelled without consideration at the Effective Time), plus (vii) the Aggregate Exercise Prices, provided, however, that in the event the calculation set forth in this Section 1.1(l) results in Per Share Common Merger Consideration less than $0.50, then the Common Merger Consideration shall be the product of (x) $0.50, multiplied by (y) the Total As-Converted Outstanding Common Shares.

(m) “Contract” shall mean any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding agreement, commitment, obligation, arrangement or understanding, whether oral or in writing.

(n) “Delaware Law” shall mean the General Corporation Law of the State of Delaware (the “DGCL”) and any other applicable Legal Requirements of the State of Delaware.

(o) “DOL” shall mean the United States Department of Labor or any successor thereto.

(p) “Employee Benefit Plan” means any “employee pension benefit plan” covered under Section 3(2) of ERISA, any “employee welfare benefit plan” covered under Section 3(1) of ERISA, and any other material written or oral plan, agreement or arrangement involving compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, incentive compensation or post-retirement compensation or post-employment compensation and all material employment, management, consulting, relocation, repatriation, expatriation, visa, work permit, change in control, severance or similar agreements, written or otherwise, which is or has been maintained, contributed to or required to be contributed to for the benefit of, or relating to, any current or former employee, officer, director or consultant of Reliant or any of its Subsidiaries or Thermage, as applicable, or any ERISA Affiliate or with respect to which any such party has or may have any Liability.

(q) “Environmental Laws” are all laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, and all other similar domestic or foreign Legal Requirements, all as amended at any time.

(r) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

(s) “ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Reliant or Thermage, as applicable, or a Subsidiary of Reliant or Thermage, as applicable.

(t) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(u) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(v) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

(w) “Hazardous Material” is any material, chemical, emission, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, corrosive, reactive, explosive, flammable, a medical or biological waste, a pollutant or otherwise a danger to health, reproduction or the environment, but excluding office and janitorial supplies.

(x) “Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back, collection, recycling, or product content requirements.

(y) “Intellectual Property Rights” shall mean common law and statutory rights anywhere in the world arising under or associated with (i) patents, patent applications and inventors’ certificates and divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) (“Patent”), (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights (“Copyrights”), (iii) trade and industrial secrets and confidential information and know-how (“Trade Secrets”), (iv) trademarks, trade names and service marks, and any applications or registration of the same (“Trademarks”), (v) domain names and Internet addresses (vi) other proprietary rights relating or with respect to the protection of Technology, and (vii) and any moral rights, rights of attribution or rights to integrity of works.

(z) “Indemnification Escrow Amount” shall mean an amount of cash equal to ten percent (10%) of the sum of (A) $25,000,000 and (B) the Stock Consideration Value.

(aa) “In-the-Money Common Warrant” means any Reliant Common Warrant that has an exercise price per share that is less than the Per Share Common Merger Consideration.

(bb) “In-the-Money Option” means any Reliant Stock Option that has an exercise price per share that is less than the Per Share Common Merger Consideration.

(cc) “In-the-Money Series A Warrant” means any Reliant Series A Warrant that has an exercise price per share that is less than the amount payable to each share of Reliant Series A Preferred Stock pursuant to Section 2.7(a)(ii)(1).

(dd) “In-the-Money Series B Warrant” means any Reliant Series B Warrant that has an exercise price per share that is less than the amount payable to each share of Reliant Series A Preferred Stock pursuant to Section 2.7(a)(ii)(1).

(ee) “In-the-Money Series E Warrant” means any Reliant Series E Warrant that has an exercise price per share that is less than the amount payable to each share of Reliant Series A Preferred Stock pursuant to Section 2.7(a)(ii)(4).

(ff) “In-the-Money Warrants” means the In-the-Money Common Warrants, the In-the-Money Series A Warrants, the In-the-Money Series B Warrants and the In-the-Money Series E Warrants.

(gg) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(hh) “Key Employee” shall mean Len DeBenedictis.

(ii) “Legal Proceeding” shall mean any action, claim, suit, litigation, proceeding (public or private), criminal prosecution or audit by or before any Governmental Authority.

(jj) “Legal Requirements” shall mean applicable domestic or foreign federal, state, provincial, local, municipal or other law, statute, treaty, constitution, principle of common law, binding resolution, ordinance, code, binding edict, decree, directive, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(kk) “Liabilities” shall mean any liability, obligation or commitment of any kind, whether absolute, accrued, fixed or contingent, matured or unmatured, determined or determinable or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

(ll) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature.

(mm) “Merger Sub I” shall mean a Delaware corporation and a wholly-owned subsidiary of Thermage to be formed by Thermage for purposes of effecting the First Merger.

(nn) “Nasdaq” shall mean the NASDAQ Global Market, any successor inter-dealer quotation system operated by The NASDAQ Stock Market, LLC or any successor thereto.

(oo) “Net Debt Target” shall mean $7,000,000.

(pp) “Net Debt Adjustment” shall mean the amount, if any, by which the Closing Net Indebtedness is greater than the Net Debt Target.

(qq) “Net Working Capital Target” shall mean negative $1,000,000.

(rr) “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Authority that is binding on any Person or its property under applicable Legal Requirements.

(ss) “Out-of-the-Money Common Warrant” means any Reliant Common Warrant that has an exercise price per share that is equal to or greater than the Per Share Common Merger Consideration.

(tt) “Out-of-the-Money Option” means any Reliant Stock Option that has an exercise price per share that is equal to or greater than the Per Share Common Merger Consideration.

(uu) “Out-of-the-Money Series A Warrant” means any Reliant Series A Warrant that has an exercise price per share that is equal to or greater than the amount payable for each share of Reliant Series A Preferred Stock pursuant to Section 2.7(a)(ii)(1).

(vv) “Out-of-the-Money Series B Warrant” means any Reliant Series B Warrant that has an exercise price per share that is equal to or greater than the amount payable for each share of Reliant Series B Preferred Stock pursuant to Section 2.7(a)(ii)(1).

(ww) “Out-of-the-Money Series E Warrant” means any Reliant Series E Warrant that has an exercise price per share that is equal to or greater than the amount payable for each share of Reliant Series E Preferred Stock pursuant to Section 2.7(a)(ii)(4).

(xx) “Out-of-the-Money Warrants” means the Out-of-the-Money Common Warrants, the Out-of-the-Money Series A Warrants, the Out-of-the-Money Series B Warrants and the Out-of-the-Money Series E Warrants.

(yy) “Pension Plan” shall mean each Employee Benefit Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(zz) “Person” shall mean any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, joint venture, estate, trust, firm or other enterprise, association, organization, entity or any Governmental Authority.

(aaa) “Per Share Common Merger Consideration” means the amount equal to the quotient obtained by dividing (x) the Common Merger Consideration by (y) the Total As-Converted Outstanding Common Shares; provided, however, that that in the event the calculation set forth in Section 1.1(l) results in Per Share Common Merger Consideration less than $0.50, then the Per Share Common Merger Consideration shall mean $0.50.

(bbb) “Pro Rata Portion” shall mean, with respect to each Reliant Stockholder, each Reliant Optionholder who held In-the-Money Options as of immediately prior to the Effective Time, each holder of Reliant RSUs and each Reliant Warrantholder who held In-the-Money Warrants as of immediately prior to the Effective Time, a percentage equal to the quotient of (A) the aggregate amount payable to such Reliant Stockholder, Reliant Optionholder, holder of Reliant RSUs or Reliant Warrantholder pursuant to Article II hereof, divided by (B) the Total Consideration plus the aggregate Option Proceeds payable to all Reliant Optionholders plus the aggregate RSU Proceeds payable to all holders of Reliant RSUs.

(ccc) “Registered Intellectual Property” means any Intellectual Property Right that is the subject of a formal application or registration with any Governmental Authority (or with respect to domain names, any domain name registrar) including (i) issued Patents, (ii) registered Copyrights (including maskwork registrations), (iii) registered Trademarks, (iv) domain name registrations, and (v) any applications, including provisional applications, for any of the foregoing (as applicable).

(ddd) “Reliant Balance Sheet” shall mean Reliant’s audited consolidated balance sheet as of December 31, 2007.

(eee) “Reliant Board” shall mean the Board of Directors of Reliant.

(fff) “Reliant Bylaws” shall mean the Bylaws of Reliant, as amended and in effect on the date hereof.

(ggg) “Reliant Capital Stock” shall mean Reliant Common Stock and Reliant Preferred Stock.

(hhh) “Reliant Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of Reliant, as amended and in effect on the date hereof.

(iii) “Reliant Common Stock” shall mean the Common Stock, par value $0.001 per share, of Reliant.

(jjj) “Reliant Common Warrants” shall mean any and all warrants to purchase shares of Reliant Common Stock.

(kkk) “Reliant Employee Plans” shall mean all Employee Benefit Plans maintained, or contributed to by Reliant, any of Reliant’s Subsidiaries or any of their respective ERISA Affiliates or to which Reliant, any of Reliant’s Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may reasonably be likely to have any liability for premiums or benefits or other obligations.

(lll) “Reliant Indebtedness” shall mean, with respect to Reliant, (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under capital leases, (iv) all liabilities secured by any Lien on any asset or property and (v) all guarantees of the foregoing obligations of a third party.

(mmm) “Reliant Intellectual Property Rights” shall mean Intellectual Property Rights that are owned or purported to be owned by or exclusively licensed to Reliant or its Subsidiaries.

(nnn) “Reliant Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts,

circumstances, changes or effects that exist at the date of determination of the occurrence of the Reliant Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of Reliant and its Subsidiaries, taken as a whole; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed to be or constitute a Reliant Material Adverse Effect, and no facts, circumstances, changes or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a Reliant Material Adverse Effect has occurred or may, would or could occur: (i) general economic, financial or political conditions in the United States or any other jurisdiction in which Reliant or any of its Subsidiaries has substantial business or operations, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on Reliant and its Subsidiaries, taken as a whole, relative to other aesthetic laser companies of comparable size; (ii) general conditions in the aesthetic laser industry, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or natural disasters), to the extent that such conditions do not have a materially disproportionate impact on Reliant and its Subsidiaries, taken as a whole, relative to other aesthetic laser companies of comparable size; (iii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or natural disasters), to the extent that such conditions do not have a materially disproportionate impact on Reliant and its Subsidiaries, taken as a whole, relative to other aesthetic laser companies of comparable size; (iv) the announcement or pendency of this Agreement and the transactions contemplated hereby; (v) changes in GAAP (or any interpretations of GAAP) applicable to Reliant or any of its Subsidiaries; (vi) the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself or (vii) any of the matters set forth on Schedule 8.2(b).

(ooo) “Reliant Optionholder” shall mean any holder of Reliant Stock Options as of immediately prior to the Effective Time.

(ppp) “Reliant Plan” shall mean the Reliant 2003 Equity Incentive Plan.

(qqq) “Reliant Preferred Stock” shall mean the Reliant Series A Preferred Stock, the Reliant Series B Preferred Stock, the Reliant Series C Preferred Stock, the Reliant Series D Preferred Stock and the Reliant Series E Preferred Stock.

(rrr) “Reliant Product” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of Reliant and/or any of its Subsidiaries.

(sss) “Reliant Restricted Shares” shall mean any shares that are unvested or are subject to termination or a repurchase option, substantial risk of forfeiture or other similar condition (in each case giving effect to any acceleration of vesting or lapse of such option, risk or condition due to the consummation of the First Merger and the other transactions contemplated by this Agreement) under any applicable restricted stock purchase agreement or other similar agreement with Reliant.

(ttt) “Reliant RSUs” shall mean any restricted stock unit awards that are unvested or are subject to substantial risk of forfeiture or other similar condition (in each case giving effect to any acceleration of vesting or lapse of such risk or condition due to the consummation of the First Merger and the other transactions contemplated by this Agreement) under any applicable restricted stock unit agreement or other similar agreement with Reliant.

(uuu) “Reliant Series A Preferred Stock” shall mean shares of Reliant’s Series A Preferred Stock, par value $0.001 per share.

(vvv) “Reliant Series A Warrants” shall mean any and all warrants to purchase shares of Reliant Series A Preferred Stock.

(www) “Reliant Series B Preferred Stock” shall mean shares of the Reliant’s Series B Preferred Stock, par value $0.001 per share.

(xxx) “Reliant Series B Warrants” shall mean any and all warrants to purchase shares of Reliant Series B Preferred Stock.

(yyy) “Reliant Series C Preferred Stock” shall mean shares of Reliant’s Series C Preferred Stock, par value $0.001 per share.

(zzz) “Reliant Series D Preferred Stock” shall mean shares of the Reliant’s Series D Preferred Stock, par value $0.001 per share.

(aaaa) “Reliant Series E Preferred Stock” shall mean shares of the Reliant’s Series E Preferred Stock, par value $0.001 per share.

(bbbb) “Reliant Series E Warrants” shall mean any and all warrants to purchase shares of Reliant Series E Preferred Stock.

(cccc) “Reliant Stock Options” shall mean all options to purchase shares of Reliant Capital Stock issued pursuant to the Reliant Plan and listed in Section 3.4(d) of the Reliant Disclosure Schedule.

(dddd) “Reliant Stockholders” shall mean holders of shares of Reliant Capital Stock.

(eeee) “Reliant Warrants” shall mean the Reliant Common Warrants, the Reliant Series A Warrants, the Reliant Series B Warrants, the Reliant Series E Warrants, any and all other warrants to purchase shares of Reliant Capital Stock.

(ffff) “Reliant Warrantholder” shall mean any holder of Reliant Warrants as of immediately prior to the Effective Time.

(gggg) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(hhhh) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(iiii) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(jjjj) “Stock Consideration” shall mean 23,600,000 shares of Thermage Common Stock.

(kkkk) “Stock Consideration Value” shall mean the product of (1) the Stock Consideration multiplied by (2) the Closing Average Price.

(llll) “Subsidiary” of any Person shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner, manager or managing member, (ii) such party or any Subsidiary of such party owns in excess of a majority of the outstanding equity or voting securities or interests or (iii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

(mmmm) “Superior Proposal” shall mean any bona fide written Acquisition Proposal received by such party subsequent to the date hereof involving the acquisition of all of the outstanding voting securities of a party hereto (i) which, if any cash consideration is involved, is not subject to any financing contingencies (and if financing is required, such financing is then fully committed to the third party making such Acquisition Proposal) and (ii) with respect to which the board of directors of the applicable party hereto shall have reasonably determined in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account, among other things, the financial, legal and regulatory aspects of such Acquisition Transaction, as well as any counter-offer or proposal made by the other party hereto) that (A) the acquiring party is reasonably capable of timely consummating the proposed Acquisition Transaction on the terms proposed and without unreasonable delay and (B) the proposed Acquisition Transaction would, if timely consummated in accordance with its terms, be more favorable to the stockholders of the applicable party hereto (in their capacity as such), from a financial point of view, than (x) the transactions contemplated by this Agreement (or any counter-offer or proposal made by the other party hereto) determined on a basis of long-term value, without consideration of changes in Thermage’s stock price or trading volume in and of itself and (y) any Acquisition Proposal received by such party during the three months prior to the date hereof.

(nnnn) “Taxes” shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, taxes in the nature of excise, withholding, ad valorem or value added, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period and including any liability for taxes of a predecessor or transferor.

(oooo) “Tax Return” shall mean any return, report or similar filing (including the attached schedules) required to be filed with a Governmental Authority with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

(pppp) “Technology” shall mean any or all of the following tangible items and any and all instantiations of the following in any form and embodied in any media: (i) works of authorship including computer programs, source code, executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data related to the foregoing, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) tools, methods and processes, and (vii) devices, prototypes, schematics, breadboards, netlists, mask works, test methodologies, verilog files, emulation and simulation reports, test vectors, and hardware development tools.

(qqqq) “Thermage Balance Sheet” shall mean the audited balance sheet of Thermage contained in the Thermage Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(rrrr) “Thermage Board” shall mean the Board of Directors of Thermage.

(ssss) “Thermage Bylaws” shall mean the Amended and Restated Bylaws of Thermage, as amended and in effect on the date hereof.

(tttt) “Thermage Common Stock” shall mean the Common Stock, par value $0.001 per share, of Thermage.

(uuuu) “Thermage Certificate of Incorporation” shall mean the Thermage Certificate of Incorporation, as amended and in effect on the date hereof.

(vvvv) “Thermage Employee Plans” shall mean all Employee Benefit Plans maintained, or contributed to by Thermage, any of Thermage’s Subsidiaries or any of their respective ERISA Affiliates or to which Thermage, any of Thermage’s Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may reasonably be likely to have any liability for premiums or benefits or other obligations.

(wwww) “Thermage Intellectual Property Rights” shall mean shall Intellectual Property Rights that are owned or purported to be owned by or exclusively licensed to Thermage or its Subsidiaries.

(xxxx) “Thermage Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Thermage Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of Thermage and its Subsidiaries, taken as a whole; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed to be or constitute a Thermage Material Adverse Effect, and no facts, circumstances, changes or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a Thermage Material Adverse Effect has occurred or may, would or could occur: (i) general economic, financial or political conditions in the United States or any other jurisdiction in which Thermage or any of its Subsidiaries has substantial business or operations, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on Thermage and its Subsidiaries, taken as a whole, relative to other aesthetic laser companies of comparable size; (ii) general conditions in the aesthetic laser industry, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or natural disasters), to the extent that such conditions do not have a materially disproportionate impact on Thermage and its Subsidiaries, taken as a whole, relative to other aesthetic laser companies of comparable size; (iii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or natural disasters), to the extent that such conditions do not have a materially disproportionate impact on Thermage and its Subsidiaries, taken as a whole, relative to other aesthetic laser companies of comparable size; (iv) the announcement or pendency of this Agreement and the transactions contemplated hereby; (v) changes in GAAP (or any interpretations of GAAP) applicable to Thermage or any of its Subsidiaries; (vi) changes in Thermage’s stock price or the trading volume of Thermage stock, in and of itself; or (vii) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself.

(yyyy) “Thermage Stock Options” shall mean any option to purchase Thermage Common Stock under any of the Thermage Plans.

(zzzz) “Thermage Warrants” shall mean shall mean any and all warrants to purchase shares of Thermage Common Stock.

(aaaaa) “Total As-Converted Outstanding Common Shares” means the total number of shares of Reliant Common Stock outstanding immediately prior to the Effective Time plus the total number of shares of Reliant Common Stock issuable upon the conversion or exercise of any securities convertible into or exercisable for Reliant Common Stock outstanding immediately prior to the Effective Time (whether or not then exercisable or subject to vesting), including the number of shares of Reliant Common Stock issuable upon conversion of the shares of Reliant Preferred Stock issuable pursuant to the In-the-Money Warrants outstanding immediately prior to the Effective Time, but excluding (i) all Reliant Stock Options outstanding immediately prior to the Effective Time; (ii) the number of shares of Reliant Common Stock issuable upon conversion of the shares of Reliant Preferred Stock issuable pursuant to the Out-of-the-Money Warrants that will be cancelled without consideration at the Effective Time; (iii) the total number of shares of Reliant Common Stock issuable upon the conversion of shares of Reliant Series A Preferred Stock (A) issued and outstanding immediately prior to the Effective Time plus (B) issuable upon exercise or conversion of any securities exercisable or convertible into Reliant Series A Preferred Stock outstanding immediately prior to the Effective Time (other than such securities that will be cancelled without consideration at the Effective Time); (iv) the total number of shares of Reliant Common Stock issuable upon the conversion of shares of Reliant Series B Preferred Stock (A) issued and outstanding immediately prior to the Effective Time plus (B) issuable upon exercise or conversion of any securities exercisable or convertible into Reliant Series B Preferred Stock outstanding immediately prior to the Effective Time (other than such securities that will be cancelled without consideration at the Effective Time); (v) the total number of shares of Reliant Common Stock issuable upon the conversion of shares of Reliant Series C Preferred Stock (A) issued and outstanding immediately prior to the Effective Time plus (B) issuable upon exercise or conversion of any securities exercisable or convertible into Reliant Series C Preferred Stock outstanding immediately prior to the Effective Time (other than such securities that will be cancelled without consideration at the Effective Time); (vi) the total number of shares of Reliant Common Stock issuable upon the conversion of shares of Reliant Series D Preferred Stock (A) issued and outstanding immediately prior to the Effective Time plus (B) issuable upon exercise or conversion of any securities exercisable or convertible into Reliant Series D Preferred Stock outstanding immediately prior to the Effective Time (other than such securities that will be cancelled without consideration at the Effective Time); and (vii) the total number of shares of Reliant Common Stock issuable upon the conversion of shares of Reliant Series E Preferred Stock issued and outstanding immediately prior to the Effective Time plus (B) issuable upon exercise or conversion of any securities exercisable or convertible into Reliant Series E Preferred Stock outstanding immediately prior to the Effective Time (other than such securities that will be cancelled without consideration at the Effective Time).

(bbbbb) “Total Consideration” shall mean (1) Stock Consideration Value plus (2) the Cash Consideration, as adjusted pursuant to Section 2.9.

(ccccc) “Transaction Expenses” shall mean all reasonable out-of-pocket fees and expenses of lawyers, investment bankers, accountants (other than in connection with audit) incurred since June 27, 2008.

(ddddd) “Triggering Event” shall be deemed to have occurred with respect to a party hereto if, prior to the Effective Time, any of the following shall have occurred: (A) with respect to Thermage, the Thermage Board or any committee thereof shall have made a Thermage Board Recommendation Change; (B) the board of directors of the applicable party or any committee thereof shall have for any reason approved, or recommended that the stockholders of the applicable party approve, any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal) with respect to such party; or (C) the applicable party shall have entered into a letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement contemplated by Section 6.1(b)) with respect to any Acquisition Proposal (whether or not a Superior Proposal).

(eeeee) “Working Capital Adjustment” shall mean the amount, expressed as an absolute value, by which the Closing Working Capital is less (more negative) than the Net Working Capital Target.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
2007 Audit	6.10(b)
280G Shareholder Approval	6.4(b)
Accepted Closing Net Indebtedness	2.9(c)
Accepted Working Capital Amount	2.9(c)
Agreed Upon Loss	8.4(g)(v)
Agreement	Introduction
Agent Indemnification Expenses	8.4(i)(vii)
Agent Interpleader Expenses	8.4(i)(vi)
Assumed Warrants	2.7(d)(iii)
Balance Sheet Date	3.7
Certificate Amendment	6.5(a)
Certificate of Merger	2.3
Certificates	2.8(c)
Closing	2.2
Closing Date	2.2
Closing Statement	2.9(a)
Code	Recitals
Confidentiality Agreement	6.7(h)
Continuing Employees	6.12(b)
CPA Fees	2.9(f)
CPA Firm	2.9(f)
D&O Policy	6.13(c)
Delaware Secretary of State	2.3
DGCL	1.1(m)
Dissent Share Payments	2.12(c)
Dissenting Shares	2.12(a)
Effective Time	2.3
Escrow Funds	8.4(a)(ii)
Exchange Agent	2.8(a)
Exchange Fund	2.8(b)(i)

Term	Section Reference
Final Calculation Amount	2.9(f)
Financials	3.7
Government Programs	3.22(g)
Indemnification Escrow Fund	8.4(a)(i)
Indemnification Escrow Period	8.4(c)(i)
Indemnified Parties	8.2
Indemnifying Parties	8.2
Interim Financials	3.7
Letter of Transmittal	2.8(c)
Loan Agreement	Recitals
Lock-Up Agreement	Recitals
Loss	8.2
Losses	8.2
Maximum Aggregate Premium	6.13(c)
Maximum Cash Amount	2.7(f)
Maximum Stock Amount	2.7(f)
Merger	Recitals
Merger Sub II	Introduction
Objection Notice	8.4(f)(ii)
Officer’s Certificate	8.3(c)
Option Proceeds	2.7(c)
Private Insurance Programs	3.22(g)
Proxy Statement/Prospectus/Information Statement	6.3(a)
Registration Statement	6.3(a)
Regulation M-A Filing	6.3(b)
Reliant	Introduction
Reliant 401(k) Plans	6.11(a)
Reliant Charter Documents	3.3
Reliant Disclosure Schedule	Article III
Reliant Employees	6.12(a)
Reliant Estimated Closing Net Indebtedness	2.9(a)
Reliant Estimated Working Capital Amount	2.9(a)
Reliant Indemnified Parties	6.13(b)
Reliant In Licenses	3.19(h)
Reliant IP Licenses	3.19(i)
Reliant Lease Agreements	3.16(c)
Reliant Leased Real Property	3.16(b)
Reliant Material Contract	3.13(a)
Reliant Out Licenses	3.19(i)
Reliant Permits	3.11(b)
Reliant Plan	3.4(d)
Reliant Qualified Plan	3.14(d)
Reliant Registered Intellectual Property	3.19(a)
Reliant Stockholder Written Consent	Recitals

Term	Section Reference
Reliant Stockholder Written Consents	Recitals
Reliant Subsidiary Documents	3.3
Reliant Terminating Plans	6.11(b)
Reliant Voting Proposal	3.5(a)
Requisite Reliant Stockholder Approval	Recitals
Requisite Thermage Stockholder Approval	4.5(b)
Resolution Period	2.9(d)
Resolved Calculation Amount	2.9(d)
Resolved Items	2.9(d)
Section 280G Payments	6.4(b)
Securityholder Representative Expenses	8.5(b)
Series B Warrant Exchange Ratio	2.7(d)(iii)
Soliciting Materials	6.4(b)
Spreadsheet	6.18
Stockholder Arrangements	6.16
Stockholder Notice	6.4(d)
Expiration Time	8.1
Surviving Company	2.1
Takeover Statute	3.27
Tax Incentive	3.17(i)
Tax Opinions	6.17(b)
Termination Date	9.1(c)
Termination Fee Amount	9.3(b)(i)
Third Party Claim	8.4(h)
Third Party Expenses	9.3(a)
Thermage	Introduction
Thermage 1997 Stock Plan	4.4(a)
Thermage 2006 Plan	4.4(a)
Thermage Board Recommendation	6.2(a)
Thermage Board Recommendation Change	6.2(b)
Thermage Charter Documents	4.3
Thermage Disclosure Schedule	Article IV
Thermage ESPP	4.4(a)
Thermage IP License	4.19(f)
Thermage Lease Agreements	4.16(c)
Thermage Leased Real Property	4.16(b)
Thermage Material Contract	4.13(a)
Thermage Non-U.S. Employee Plans	4.14(k)
Thermage Objection Notice	2.9(c)
Thermage Permits	4.11(b)
Thermage Plans	4.4(a)
Thermage Preferred Stock	4.4(a)
Thermage Qualified Plan	4.14(c)
Thermage Registered Intellectual Property	4.19(a)

Term	Section Reference
Thermage SEC Reports	4.7(a)
Thermage Stockholder Meeting	6.4(i)
Thermage Subsidiary Documents	4.3
Thermage Voting Proposal	4.5(a)
Unresolved Items	2.9(f)
Voting Agreement	Recitals
Year-End Financials	3.7

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Exhibits or Schedules shall be deemed to refer to Articles, Sections, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub I shall be merged with and into Reliant, the separate corporate existence of Merger Sub I shall cease, and Reliant shall continue as the surviving corporation and as a wholly-owned subsidiary of Thermage. Reliant, as the surviving entity of the First Merger, is sometimes referred to herein as the “First-Step Surviving Company.” If, as of the Effective Time, the Tax Opinions have been delivered in accordance with Section 7.1(g), then immediately after the Effective Time, and as part of a single overall transaction with the First Merger and pursuant to an integrated plan, the First-Step Surviving Company shall be merged with and into Merger Sub II (the “Second Merger”), with Merger Sub II continuing as the surviving entity (the First Merger and the Second

Merger are referred to herein together as the “Integrated Merger”). Merger Sub II as the surviving entity after the Second Merger is hereinafter sometimes referred to as the “Surviving Company.”

2.2 The Closing. The closing of the First Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, 94304, on a date and at a time to be agreed upon by Thermage and Reliant, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions), or at such other location, date and time as Thermage and Reliant shall mutually agree upon in writing. The date upon which the Closing actually occurs pursuant hereto is referred to herein as the “Closing Date.”

2.3 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Thermage and Reliant shall cause the First Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), and as soon as possible thereafter, a certificate of merger in customary form and substance for the Second Merger (the “Second Certificate of Merger”), each in accordance with the applicable provisions of Delaware Law. The time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Thermage and Reliant and specified in the First Certificate of Merger is referred to herein as the “Effective Time.”

2.4 Effect of the Integrated Merger.

(a) First Merger. At the Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Reliant and Merger Sub I shall vest in Reliant as the First-Step Surviving Company, and all debts, liabilities and duties of the Reliant and Merger Sub I shall become the debts, liabilities and duties of Reliant as the First Step Surviving Company.

(b) Second Merger. At the effective time of the Second Merger, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Second Merger, all the property, rights, privileges, powers and franchises of Reliant and Merger Sub II shall vest in the Surviving Company, and all debts, liabilities and duties of Reliant and Merger Sub II shall become the debts, liabilities and duties of the Surviving Company.

2.5 Constituent Documents of the Surviving Company

(a) Certificate of Incorporation of First Step Surviving Company. Unless otherwise determined by Thermage prior to the Effective Time, the certificate of incorporation of the First Step Surviving Company shall be amended and restated as of the Effective Time in its entirety to be identical to the certificate of incorporation of Merger Sub I as in effect immediately prior to the Effective Time until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation.

(b) Bylaws of First Step Surviving Company. Unless otherwise determined by Thermage prior to the Effective Time, the bylaws of the First Step Surviving Company shall be amended and restated as of the Effective Time in their entirety to be identical to the bylaws of Merger Sub I as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the First Step Surviving Company and such bylaws.

(c) Certificate of Formation of the Surviving Company. Unless otherwise determined by Thermage prior to the Effective Time, the certificate of formation of Merger Sub II as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with Delaware Law and as provided in such certificate of formation; provided, however, that at the Effective Time, Article I of the certificate of formation of the Surviving Company shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is Reliant, LLC.”

(d) Limited Liability Company Agreement of the Surviving Company. Unless otherwise determined by Thermage prior to the Effective Time, the Limited Liability Company Agreement of Merger Sub II as in effect immediately prior to the Effective Time shall be the Limited Liability Company Agreement of the Surviving Company, until thereafter amended in accordance with Delaware Law and as provided in the Limited Liability Company Agreement of the Surviving Company; provided, however, that at the Effective Time, Article I of the Limited Liability Company Agreement of the Surviving Company shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is Reliant, LLC.”

2.6 Directors, Officers and Managers.

(a) Directors of First Step Surviving Company. Unless otherwise determined by Thermage prior to the Effective Time, the directors of Merger Sub I immediately prior to the Effective Time shall be appointed as the directors of the First Step Surviving Company immediately after the Effective Time, each to hold the office of a director of the First Step Surviving Company in accordance with the provisions of Delaware Law, the certificate of incorporation and bylaws of the First Step Surviving Company until their successors are duly elected and qualified, or until their earlier resignation or removal.

(b) Officers of First Step Surviving Company. Unless otherwise determined by Thermage prior to the Effective Time, the officers of Merger Sub I immediately prior to the

Effective Time shall be appointed as the officers of the First Step Surviving Company immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the First Step Surviving Company.

(c) Manager of the Surviving Company. Unless otherwise determined by Thermage prior to the Effective Time, the manager of Merger Sub II immediately prior to the effective time of the Second Merger shall be the manager of the Surviving Company immediately after the effective time of the Second Merger, to hold office in accordance with the Limited Liability Company Agreement of the Surviving Company until its successors are duly elected or appointed and qualified.

(d) Officers of the Surviving Company. Unless otherwise determined by Thermage prior to the Effective Time, the officers of Merger Sub II immediately prior to the effective time of the Second Merger shall be the officers of the Surviving Company immediately after the effective time of the Second Merger, each to hold office in accordance with the Limited Liability Company Agreement of the Surviving Company until their respective successors are duly elected or appointed and qualified.

2.7 Effect on Capital Stock.

(a) Capital Stock of Constituent Companies. Upon the terms and subject to the conditions set forth in this Agreement, including the deposit of the Indemnification Escrow Amount with the Escrow Agent pursuant to Section 8.4(a)(i) and (ii) and the Working Capital Adjustment and Net Debt Adjustment pursuant to Section 2.9, at the Effective Time, by virtue of the First Merger and without any action on the part of the parties hereto, or the holders of any of the following securities, the following shall occur:

(i) Merger Sub I Capital Stock. At the Effective Time, by virtue of the First Merger and without any action on the part of any of the parties hereto, each share of capital stock of Merger Sub I issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the First Step Surviving Company.

(ii) Reliant Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the First Merger and without any action on the part of Merger Sub I, Reliant or any Reliant Stockholder:

(1) Reliant Series A Preferred Stock and Reliant Series B Preferred Stock. Each share of Reliant Series A Preferred Stock and Reliant Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and be converted into the right to receive, upon surrender of the certificate representing such share of Reliant Series A Preferred Stock or Reliant Series B Preferred Stock in the manner set forth in Section 2.8, either: (A) if the Per Share Common Merger Consideration is equal to or less than $4.50, but greater than $0.50 (assuming that the amount paid with respect to a share of Reliant Series A Preferred Stock and with respect to a share of Reliant Series B Preferred Stock pursuant to this subsection 2.7(a)(ii) is $4.50, the amount paid with respect to a share of Reliant Series C Preferred Stock pursuant to this subsection 2.7(a)(ii) is $10.53, the amount paid with respect to a share of Reliant Series D Preferred Stock pursuant to this subsection 2.7(a)(ii) is $15.09 and the amount paid with respect to a share of Reliant Series E Preferred Stock pursuant to this subsection 2.7(a)(ii) is $15.00), $4.50; or (B) if the Per Share Common Merger Consideration would be greater than $4.50 (assuming that the amount paid with respect to a share of Reliant Series A Preferred Stock and the amount paid with respect to a share of Reliant Series B Preferred Stock pursuant to this subsection 2.7(a)(ii) is $4.50 or more, the amount paid with respect to a share of Reliant Series C Preferred Stock pursuant to this subsection 2.7(a)(ii) is $10.53 or more, the amount paid with respect to a share of Reliant Series D Preferred Stock pursuant to this subsection 2.7(a)(ii) is $15.09 or more and the amount paid with respect to a share of Reliant Series E Preferred Stock pursuant to this subsection 2.7(a)(ii) is $15.00 or more), the greater of either (i) $4.50 or (ii) the Per Share Common Merger Consideration which would be paid in the event each share of Reliant Series A Preferred Stock and Reliant Series B Preferred Stock were converted into shares of Reliant Common Stock (after recalculation and after taking into account any other payment to any other series of Reliant Preferred Stock under any of Section 2.7(a)(ii)(2)(B)(ii), Section 2.7(a)(ii)(3)(B)(ii), or Section 2.7(a)(ii)(4)(B)(ii), Reliant Common Stock under Section 2.7(a)(ii)(5)(B)(ii) and changes in the amounts payable to Reliant Options, Reliant Warrants and Reliant RSUs), or (C) if the Per Share Common Merger Consideration would be less than $0.50 if the provisos in Section 1.1(l) and Section 1.1(aaa) were not taken into effect, the pro rata amount (determined in proportion to the full amounts to which they would otherwise be respectively entitled vis-à-vis the remainder of the Reliant Preferred Stock pursuant to this Section 2.7) of the Total Consideration minus the Common Merger Consideration as determined in the proviso to Section 1.1(l). The consideration payable in respect of each share of Reliant Series A Preferred Stock and Reliant Series B Preferred Stock shall be paid in a combination of cash and shares of Thermage Common Stock on a pro rata basis with all other recipients of the Total Consideration, with each share of Thermage Common Stock valued at the Closing Average Price.

(2) Reliant Series C Preferred Stock. Each share of Reliant Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and be converted into the right to receive, upon surrender of the certificate representing such share of Reliant Series C Preferred Stock in the manner set forth in Section 2.8, either: (A) if the Per Share Common Merger Consideration is equal to or less than $10.53, but greater than $0.50 (after taking into account the amount to be paid with respect to each share of Reliant Series A Preferred Stock and Reliant Series B Preferred Stock and assuming that the amount paid with respect to a share of Reliant Series C Preferred Stock pursuant to this subsection 2.7(a)(ii) is $10.53, the amount paid with respect to a share of Reliant Series D Preferred Stock pursuant to this subsection 2.7(a)(ii) is $15.09 and the amount paid with respect to a share of Reliant Series E Preferred Stock pursuant to this subsection 2.7(a)(ii) is $15.00), $10.53; or (B) if the Per Share Common Merger Consideration would be greater than $10.53 (after taking into account the amount to be paid with respect to each share of Reliant Series A Preferred Stock and Reliant Series B Preferred Stock and assuming that the amount paid with respect to a share of Reliant Series C Preferred Stock pursuant to this subsection 2.7(a)(ii) is $10.53 or more, the amount paid with respect to a share of

Reliant Series D Preferred Stock pursuant to this subsection 2.7(a)(ii) is $15.09 or more and the amount paid with respect to a share of Reliant Series E Preferred Stock pursuant to this subsection 2.7(a)(ii) is $15.00) or more), the greater of either (i) $10.53 or (ii) the Per Share Common Merger Consideration which would be paid in the event each share of Reliant Series A Preferred Stock, Reliant Series B Preferred Stock and Reliant Series C Preferred Stock were converted into shares of Reliant Common Stock (after recalculation and after taking into account any payments to any other series of Reliant Preferred Stock under any of Section 2.7(a)(ii)(1)(B)(ii), Section 2.7(a)(ii)(3)(B)(ii) or Section 2.7(a)(ii)(4)(B)(ii), Reliant Common Stock under Section 2.7(a)(ii)(5)(B)(ii) and changes in the amounts payable to Reliant Options, Reliant Warrants and Reliant RSUs), or (C) if the Per Share Common Merger Consideration would be less than $0.50 if the provisos in Section 1.1(l) and Section 1.1(aaa) were not taken into effect, the pro rata amount (determined in proportion to the full amounts to which they would otherwise be respectively entitled vis-à-vis the remainder of the Reliant Preferred Stock pursuant to this Section 2.7) of the Total Consideration minus the Common Merger Consideration as determined in the proviso to Section 1.1(l). The consideration payable in respect of each share of Reliant Series C Preferred Stock shall be paid in a combination of cash and shares of Thermage Common Stock on a pro rata basis with all other recipients of the Total Consideration, with each share of Thermage Common Stock valued at the Closing Average Price.

(3) Reliant Series D Preferred Stock. Each share of Reliant Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and be converted into the right to receive, upon surrender of the certificate representing such share of Reliant Series D Preferred Stock in the manner set forth in Section 2.8, either: (A) if the Per Share Common Merger Consideration is equal to or less than $15.09, but greater than $0.50 (after taking into account the amount to be paid with respect to each share of Reliant Series A Preferred Stock, Reliant Series B Preferred Stock Reliant Series C Preferred Stock and Reliant Series E Preferred Stock and assuming that the amount paid with respect to a share of Reliant Series D Preferred Stock pursuant to this subsection 2.7(a)(ii) is $15.09), $15.09; or (B) if the Per Share Common Merger Consideration would be greater than $15.09 (after taking into account the amount to be paid with respect to each share of Reliant Series A Preferred Stock, Reliant Series B Preferred Stock, Reliant Series C Preferred Stock and Reliant Series E Preferred Stock and assuming that the amount paid with respect to a share of Reliant Series D Preferred Stock pursuant to this subsection 2.7(a)(ii) is $15.09 or more), the greater of either (i) $15.09 or (ii) the Per Share Common Merger Consideration which would be paid in the event each share of Reliant Series A Preferred Stock, Reliant Series B Preferred Stock, Reliant Series C Preferred Stock, Reliant Series D Preferred Stock and Reliant Series E Preferred Stock were converted into shares of Reliant Common Stock (after recalculation and after taking into account any payments to any other series of Reliant Preferred Stock under any of Section 2.7(a)(ii)(1)(B)(ii), Section 2.7(a)(ii)(2)(B)(ii) or Section 2.7(a)(ii)(4)(B)(ii), Reliant Common Stock under Section 2.7(a)(ii)(5)(B)(ii)) and changes in the amounts payable to Reliant Options, Reliant Warrants and Reliant RSUs), or (C) if the Per Share Common Merger Consideration would be less than $0.50 if the provisos in Section 1.1(l) and Section 1.1(aaa) were not taken into effect, the pro rata amount (determined in proportion to the full amounts to which they would otherwise be respectively entitled vis-à-vis the remainder of the Reliant Preferred Stock pursuant to this Section 2.7) of the Total Consideration minus the Common Merger Consideration as determined in the proviso to Section 1.1(l). The consideration payable in respect of each share of Reliant Series D Preferred Stock shall be paid in a combination of cash and shares of Thermage Common Stock on a pro rata basis with all other recipients of the Total Consideration, with each share of Thermage Common Stock valued at the Closing Average Price.

(4) Reliant Series E Preferred Stock. Each share of Reliant Series E Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and be converted into the right to receive, upon surrender of the certificate representing such share of Reliant Series E Preferred Stock in the manner set forth in Section 2.8, either: (A) if the Per Share Common Merger Consideration is equal to or less than $15.00, but greater than $0.50 (after taking into account the amount to be paid with respect to each share of Reliant Series A Preferred Stock, Reliant Series B Preferred Stock and Reliant Series C Preferred Stock and assuming that the amount paid with respect to a share of Reliant Series D Preferred Stock pursuant to this subsection 2.7(a)(ii) is $15.09 and the amount paid with respect to a share of Reliant Series E Preferred Stock pursuant to this subsection 2.7(a)(ii) is $15.00), $15.00; or (B) if the Common Merger Consideration would be greater than $15.00 (after taking into account the amount to be paid with respect to each share of Reliant Series A Preferred Stock, Reliant Series B Preferred Stock and Reliant Series C Preferred Stock and assuming that the amount paid with respect to a share of Reliant Series D Preferred Stock pursuant to this subsection 2.7(a)(ii) is $15.09 or more and the amount paid with respect to a share of Reliant Series E Preferred Stock pursuant to this subsection 2.7(a)(ii) is $15.00 or more), the greater of either (i) $15.00 or (ii) the Per Share Common Merger Consideration which would be paid in the event each share of Reliant Series A Preferred Stock, Reliant Series B Preferred Stock, Reliant Series C Preferred Stock and Reliant Series E Preferred Stock were converted into shares of Reliant Common Stock (after recalculation and after taking into account any payments to any other series of Reliant Preferred Stock under any of Section 2.7(a)(ii)(1)(B)(ii), Section 2.7(a)(ii)(2)(B)(ii) or Section 2.7(a)(ii)(3)(B)(ii), Reliant Common Stock under Section 2.7(a)(ii)(5)(B)(ii) and changes in the amounts payable to Reliant Options, Reliant Warrants and Reliant RSUs), or (C) if the Per Share Common Merger Consideration would be less than $0.50 if the provisos in Section 1.1(l) and Section 1.1(aaa) were not taken into effect, the pro rata amount (determined in proportion to the full amounts to which they would otherwise be respectively entitled vis-à-vis the remainder of the Reliant Preferred Stock pursuant to this Section 2.7) of the Total Consideration minus the Common Merger Consideration as determined in the proviso to Section 1.1(l). The consideration payable in respect of each share of Reliant Series E Preferred Stock shall be paid in a combination of cash and shares of Thermage Common Stock on a pro rata basis with all other recipients of the Total Consideration, with each share of Thermage Common Stock valued at the Closing Average Price.

(5) Reliant Common Stock. Each share of Reliant Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and be converted into the right to receive, upon surrender of the certificate representing such share of Reliant Common Stock in the manner set forth in Section 2.8, the Per Share Common Merger Consideration (after recalculation and after taking into account any payments to any series of Reliant Preferred Stock under any of Section 2.7(a)(ii)(1)(B)(ii), Section 2.7(a)(ii)(2)(B)(ii), Section 2.7(a)(ii)(3)(B)(ii) or Section 2.7(a)(ii)(4)(B)(ii)

and changes in the amounts payable to Reliant Options, Reliant Warrants and Reliant RSUs). The consideration payable in respect of each share of Reliant Common Stock shall be paid in a combination of cash and shares of Thermage Common Stock on a pro rata basis with all other recipients of the Total Consideration, with each share of Thermage Common Stock valued at the Closing Average Price.

(b) Fractional Shares. No fraction of a share of Thermage Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of record of shares of Reliant Capital Stock who would otherwise be entitled to a fraction of a share of Thermage Capital Stock pursuant to this Section 2.7 (after aggregating all fractional shares of Thermage Common Stock that otherwise would be received by such holder of record) shall, upon the surrender of the certificate, if any, representing such share of Reliant Capital Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10), receive from Thermage an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the closing price of Thermage Common Stock on the trading day immediately preceding the Closing Date.

(c) Treatment of Reliant Stock Options. No outstanding Reliant Stock Options shall be assumed, continued or substituted for by Thermage. As of immediately prior to the Effective Time, and contingent upon the effectiveness of the Merger, each then outstanding Reliant Stock Option shall become immediately vested and exercisable in full. At the Effective Time, each then outstanding Reliant Stock Option shall, by virtue of the Merger, be converted into and shall become a right to receive an amount in cash, without interest, with respect to each share subject thereto, equal to the excess, if any, of the Per Share Common Merger Consideration over the per share exercise price of such Reliant Stock Option (such amount being hereinafter referred to as the “Option Proceeds”), and each such Reliant Stock Option shall terminate at the Effective Time. The payment of the Option Proceeds to a holder of Reliant Stock Options shall be reduced by any income or employment Tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Reliant Stock Options. Prior to the Effective Time, Reliant shall obtain all necessary consents or releases from the Reliant Optionholders and shall take all other lawful action as may be necessary to provide for and give effect to the transactions contemplated by this Section 2.7(d).

(d) Treatment of Reliant Warrants.

(i) Except as provided in Section 2.7(d)(iii), Thermage shall not assume any Reliant Warrants in connection with the transactions contemplated hereby. At the Effective Time, each In-the-Money Warrant then outstanding shall, to the extent permitted pursuant to the terms of such In-the-Money Warrant and by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted without exercise into and, subject to the terms and conditions set forth in this Agreement, represent the right to receive the consideration payable for each share of Reliant Preferred Stock or Reliant Common Stock, as applicable, then subject to purchase under such In-the-Money Warrant; provided, however, that the amount of cash portion of the consideration payable in respect of such In-the-Money Warrant shall be reduced by the applicable purchase price for such shares of Reliant Preferred Stock or Reliant Common Stock, as applicable, pursuant to the terms of the In-the-Money Warrant.

(ii) Except as provided in Section 2.7(d)(iii), each Out-of-the-Money Warrant shall be cancelled at the Effective Time by virtue of the Merger.

(iii) Each Reliant Series B Warrant (the “Assumed Series B Warrants”), Reliant Series E Warrant (the “Assumed Series E Warrants”) and Reliant Common Warrant (the “Assumed Common Warrants” together with the Assumed Series B Warrants and the Assumed Series E Warrants, the “Assumed Warrants”)) outstanding at the Effective Time that (x) cannot be cancelled pursuant to its terms by virtue of the Merger and (y) are not tendered by the holder thereof in exchange for the treatment set forth in Section 2.7(d)(i) shall be assumed by Thermage to the extent not exercised prior to the Closing. At the Effective Time, each Assumed Warrant shall be converted into a warrant to acquire the consideration the holder of such Assumed Warrant would have been entitled to receive at the Effective Time pursuant to this Agreement had such holder exercised with a cash payment of the exercise price such Assumed Warrant prior to the Effective Time. Each Assumed Warrant shall otherwise be subject to the same terms and conditions (including as to vesting and exercisability, if applicable) as were applicable under the respective Assumed Warrant immediately prior to the Effective Time.

(e) Treatment of Restricted Shares. As of immediately prior to the Effective Time, and contingent upon the effectiveness of the Merger, each Reliant Restricted Share shall become fully vested, and any reacquisition or repurchase rights held by Reliant with respect to such Reliant Restricted Share shall lapse and such vested Reliant Restricted Shares shall be treated in accordance with Section 2.7(a)(ii)(6) above.

(f) Treatment of Reliant RSUs. No outstanding Reliant RSUs shall be assumed, continued or substituted for by Thermage. At the Effective Time, each then outstanding Reliant RSU shall, by virtue of the Merger, to the extent then vested (taking into account any accelerated vesting as a result of the Merger in accordance with the terms of the RSUs) be converted into and shall become a right to receive an amount in cash, without interest, with respect to each share subject thereto, equal to the Per Share Common Merger Consideration (such amount being hereinafter referred to as the “RSU Proceeds”), and each Reliant RSU shall terminate at the Effective Time. The payment of the RSU Proceeds to a holder of Reliant RSUs shall be reduced by any income or employment Tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Reliant RSUs. Prior to the Effective Time, Reliant shall obtain all necessary consents or releases from the holders of the Reliant RSUs and shall take all other lawful action as may be necessary to provide for and give effect to the transactions contemplated by this Section 2.7(f).

(g) Limitation on Total Consideration. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the aggregate cash consideration payable or allocable to the Reliant Stockholders, the Reliant Warrantholders, the holders of Reliant RSUs and the Reliant Optionholders pursuant to Section 2.7 exceed $25,000,000 in cash (as such amount may be adjusted to reflect the Net Debt Adjustment and the Working Capital Adjustment) (the “Maximum Cash Amount”) and in no event shall the aggregate number of shares of Thermage Common Stock payable or allocable to Reliant Stockholders and Reliant Warrantholders pursuant to Section 2.7 exceed 23,600,000 shares of Thermage Common Stock (the “Maximum Stock Amount”). In the event the application of Section 2.7 would result in the aggregate cash consideration payable or allocable to Reliant Stockholders, Reliant Warrantholders and Reliant Optionholders pursuant to Section 2.7 exceeding the Maximum Cash Amount or the aggregate number of shares of Thermage Common Stock payable or allocable to Reliant Stockholders and Reliant Warrantholders exceeding the Maximum Stock Amount, appropriate action shall be taken by the parties hereto, in accordance with applicable Legal Requirements, to adjust the payment or allocation of the Maximum Stock Amount and the Maximum Cash Amount (provided such adjustment does not increase the Maximum Stock Amount or Maximum Cash Amount) among the Reliant Stockholders, the Reliant Warrantholders and the Reliant Optionholders as is equitable under the circumstances (including, to the extent permitted by applicable Legal Requirements, liquidating a portion of the Maximum Stock Amount and applying the proceeds to the consideration allocable or payable to the Reliant Stockholders, the Reliant Warrantholders and the Reliant Optionholders).

(h) Second Merger.

(i) Capital Stock of First Step Surviving Company. At the effective time of the Second Merger, by virtue of the Second Merger and without any action on the part of any of the parties hereto, each share of capital stock of the First Step Surviving Company issued and outstanding immediately prior to the effective time of the Second Merger shall be cancelled without any consideration or other payment therefor.

(ii) Membership Interests of Merger Sub II. At the effective time of the Second Merger, by virtue of the Second Merger and without any action on the part of any of the parties hereto, each membership interest in Merger Sub II issued and outstanding immediately prior to the effective time of the Second Merger shall remain issued and outstanding and shall not be effected by the Second Merger.

2.8 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, Thermage shall select a bank or trust company reasonably acceptable to Reliant to act as the exchange agent for the Merger (the “Exchange Agent”).

(b) Thermage to Provide Thermage Common Stock and Cash.

(i) As promptly as practicable following the Effective Time, Thermage shall make available to the Exchange Agent for exchange in accordance with this Article II, the shares of Thermage Common Stock issuable and the amount of cash payable pursuant to Section 2.7(a) in exchange for shares of Reliant Capital Stock and Reliant Warrants, less the Indemnification Escrow Amount. In addition, Thermage shall make available from time to time after the Effective Time as necessary, cash in an amount sufficient to pay any cash payable in lieu of fractional shares pursuant to Section 2.7(c) and any dividends or distributions to which holders of shares of Reliant Capital Stock may be entitled pursuant to Section 2.8(d). Any Thermage Common Stock and cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(ii) Escrow Amount Deposit.

(1) At the Effective Time, Thermage shall deposit with the Escrow Agent an amount of cash equal to the Indemnification Escrow Amount. Thermage shall be deemed to have contributed with the Escrow Agent, on behalf of each Reliant Stockholder, each Reliant Optionholder who held In-the-Money Options, each holder of Reliant RSUs and each Reliant Warrantholder who held In-the-Money Warrants, each such Reliant Stockholder’s, Reliant Optionholder’s, holder of Reliant RSUs and Reliant Warrantholder’s Pro Rata Portion of the Indemnification Escrow Amount, rounded to the nearest cent (with amounts greater than or equal to $0.005 rounded up).

(2) In the event that the portion of the Cash Consideration received by each of the Reliant Stockholders, the Reliant Optionholders, the holders of Reliant RSUs and the Reliant Warrantholders who held In-the-Money Warrants pursuant to Section 2.7 is less than their respective Pro Rata Portions of the Indemnification Escrow Amount, the difference shall be funded from the Stock Consideration, valued at the Closing Average Price.

(c) Thermage shall use commercially reasonable efforts to cause the Exchange Agent as soon as practicable after the Effective Time, to send to each Person who was, at the Effective Time, a holder of record of certificates that represented outstanding Reliant Capital Stock (the “Certificates”) or a holder of Reliant Warrants, a letter of transmittal (a “Letter of Transmittal”) that (i) shall specify that delivery shall be effected and risk of loss and title to such Certificates and Reliant Warrants shall pass, only upon actual delivery thereof to the Exchange Agent and (ii) shall contain instructions for use in effecting the surrender of the Certificates and Reliant Warrants. Upon surrender to the Exchange Agent of the Certificate and Reliant Warrant for cancellation, together with the Letter of Transmittal duly executed, such holder shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Thermage Common Stock into which the Reliant Capital Stock represented by the surrendered Certificate, or the Reliant Warrant, as applicable, shall have been converted at the Effective Time pursuant to Section 2.7(a), (B) the amount of cash to which such holder is entitled pursuant to Section 2.7(a) (less such holder’s portion of the Indemnification Escrow Amount as set forth on the Spreadsheet), and (C) cash in lieu of any fractional share of Thermage Common Stock in accordance with Section 2.7(b), and the Certificates and Reliant Warrants so surrendered shall then be canceled. Subject to Section 2.7(b) and Section 2.8(d), until surrendered as contemplated by this Section 2.8(c), each Certificate and Reliant Warrant, from and after the Effective Time, shall be deemed to represent only the right to receive, upon such surrender, the portion of the Total Consideration into which such Reliant Capital Stock and Reliant Warrant shall have been converted.

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Thermage Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates or Reliant Warrant with respect to the shares of Thermage Common Stock represented thereby until the holders of record of such Certificates and Reliant Warrants shall surrender such Certificates and Reliant Warrants. Subject to applicable Legal Requirements, following surrender of any such Certificates and Reliant Warrants, the Exchange Agent shall deliver to the record holders thereof, without interest, promptly after such surrender, the number of whole shares of Thermage Common Stock issued in exchange therefor along with any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Thermage Common Stock.

(e) Transfers of Ownership. In the event that a transfer of ownership of shares of Reliant Capital Stock is not registered in the stock transfer books or ledger of Reliant, or if shares of Thermage Common Stock are to be issued in a name other than that in which the Certificates or Reliant Warrant surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered are properly endorsed and the Certificates or Reliant Warrants are otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Thermage (or any agent designated by Thermage) any transfer or other Taxes required by reason of the issuance of shares of Thermage Common Stock in any name other than that of the registered holder of the Certificates or Reliant Warrants surrendered, or established to the satisfaction of Thermage (or any agent designated by Thermage) that such transfer or other Taxes have been paid or are otherwise not payable.

(f) Required Withholding. Each of the Exchange Agent, Thermage and the Surviving Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable Legal Requirements. To the extent that such amounts are so deducted or withheld and paid to the appropriate Governmental Authority or Governmental Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Thermage, the Surviving Company or any other party hereto shall be liable to a holder of shares of Thermage Common Stock or Reliant Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or other similar Legal Requirement.

(h) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Reliant Warrants twelve (12) months after the Effective Time shall, at the request of the Surviving Company, be delivered to the Surviving Company or otherwise according to the instruction of the Surviving Company, and any holders of the Certificates or Reliant Warrants who have not surrendered such Certificates or Reliant Warrants in compliance with this Section 2.8 shall after such delivery to Surviving Company look only to the Surviving Company for delivery or payment of the portion of the Total Consideration issuable in respect thereof pursuant to Section 2.7(a), cash in lieu of any fractional shares payable in respect thereof pursuant to Section 2.7(b) and any dividends or other distributions payable in respect thereof pursuant to Section 2.8(d).

2.9 Net Working Capital Adjustment and Net Debt Adjustment.

(a) Not less than seven (7) calendar days prior to the Closing Date, Reliant shall deliver to Thermage a statement (the “Closing Statement”) setting forth a good faith estimate of the Closing Working Capital Amount (the “Reliant Estimated Working Capital Amount”) and the Closing Net Indebtedness (the “Reliant Estimated Closing Net Indebtedness”), certified as a good faith estimate by the chief financial officer of Reliant. The Reliant Estimated Working Capital Amount and the Reliant Estimated Closing Net Indebtedness shall be calculated in good faith in accordance with GAAP and consistent with the policies and principles (including the calculation of accruals and reserves) used in the preparation of the Financials, as modified by this Agreement. The Closing Statement shall include detail reasonably sufficient for Thermage to verify the computation thereof and Reliant shall provide Thermage with immediate and full access to all personnel, accountants, books, records, workpapers and other information of Reliant used in the preparation of the Closing Statement or relevant thereto in order to allow Thermage to verify such computation.

(b) On the Closing Date,

(i) if the Estimated Working Capital Amount is less than the Net Working Capital Target, the Cash Consideration shall be decreased, on a dollar-for-dollar basis, by the full amount of such difference.

(ii) if the Estimated Closing Net Indebtedness is greater than the Net Debt Target, the Cash Consideration shall be decreased, on a dollar-for-dollar basis, by the full amount of such difference.

(c) Thermage shall have sixty (60) days following the Closing Date to further review the Closing Statement. Unless Thermage delivers written notice (the “Thermage Objection Notice”) to the Securityholder Representative on or prior to the sixtieth (60th) day after the Closing Date stating that Thermage objects or continues to have objections to the Estimated Working Capital Amount or the Estimated Closing Net Indebtedness and describing any such objections in reasonable detail, to the extent not already described to the Securityholder Representative, with reasonable particularity, Thermage shall be deemed to have accepted and agreed to the Estimated Working Capital Amount (in such case, the “Accepted Working Capital Amount”) or the Estimated Closing Net Indebtedness (in such case, the “Accepted Closing Net Indebtedness”).

(d) If Thermage notifies the Securityholder Representative of any objections or continued objections to the Estimated Working Capital Amount or the Estimated Closing Net Indebtedness, the Securityholder Representative and Thermage shall, within twenty (20) days (or such longer period as Thermage and the Securityholder Representative may agree) following such notice (the “Resolution Period”), attempt to resolve their differences, and any written resolution (the “Resolved Calculation Amount”) by them as to any disputed amounts shall be final, binding and conclusive. Notwithstanding the foregoing, any item included in the Estimated Working Capital Amount or the Estimated Closing Net Indebtedness which is not objected to in the Thermage Objection Notice shall be deemed to be accepted by Thermage (such items being “Resolved Items”) and any amounts included within such item shall be deemed to be final, binding and conclusive.

(e) During the period of any review or dispute pursuant to Section 2.9(c) or Section 2.9(d), (i) the Securityholder Representative shall provide Thermage reasonable access to, during normal business hours, the accountants who assisted Reliant, if any, in preparing the Estimated Working Capital Amount or the Estimated Closing Net Indebtedness and such accountants’ relevant supporting work papers and (ii) Thermage shall provide the Securityholder Representative with reasonable access to, during normal business hours at Thermage’s and/or Reliant’s headquarters and without significant disruption to Thermage, books, records and employees of Reliant and its Subsidiaries having relevant information concerning the Estimated Working Capital Amount or the Estimated Closing Net Indebtedness to the extent that such information was used in the calculation of the Estimated Working Capital Amount or Estimated Closing Net Indebtedness, as applicable.

(f) If Thermage and the Securityholder Representative do not reach a Resolved Calculation Amount by the conclusion of the Resolution Period, any amounts remaining in dispute (“Unresolved Items”) shall be submitted to an internationally recognized firm of independent accountants selected by mutual agreement of Thermage and the Securityholder Representative, acting in good faith (the “CPA Firm”), within ten (10) days after the expiration of the Resolution Period. Each of Thermage and the Securityholder Representative agree to execute, if requested by the CPA Firm, an engagement letter with the CPA Firm containing reasonable terms. The fees and expenses of the CPA Firm (the “CPA Fees”) shall be borne by (i) Thermage, if Thermage’s calculation of the Closing Working Capital Amount or the Closing Net Indebtedness, as applicable, (which shall be Thermage’s estimate of such amount or amounts contained in the Thermage Objection Notice and, in the case of the Securityholder Representative, shall be the Reliant Estimated Working Capital Amount or the Reliant Estimated Closing Net Indebtedness) is further from the Final Calculation Amount (as defined below), and (ii) the Indemnifying Parties (as an indemnifiable Loss hereunder out of the Indemnification Escrow Amount), if the Securityholder Representative’s calculation of the Closing Working Capital Amount or the Closing Net Indebtedness, as applicable (which shall be the Reliant Estimated Working Capital Amount or the Reliant Estimated Closing Net Indebtedness) is further from the Final Calculation Amount. The CPA Firm shall act as an arbitrator to determine, based solely on the presentations of Thermage and the Securityholder Representative and not by independent review, only the Unresolved Items. The CPA Firm’s determination of the Unresolved Items shall be made within thirty (30) days of the submission of the Unresolved Items to the CPA Firm, and, together with a calculation of the Closing Working Capital Amount or the Closing Net Indebtedness, as applicable (based on the amount of Resolved Items and the CPA Firm’s determinations of the Unresolved Items) shall be set forth in a written statement delivered to the Securityholder Representative and Thermage by the CPA Firm (the “Final Calculation Amount”) and shall be final, binding and conclusive on the parties hereto for all purposes other than in the case of manifest error by the CPA Firm. For the avoidance of doubt, it is agreed that in no event shall the Final Calculation Amount, as it applies to the Closing Working Capital Amount, be (i) greater than the Reliant Estimated Working Capital Amount or (ii) less than Thermage’s estimate of the Closing Working Capital Amount contained in Thermage Objection Notice and in no event shall the Final Calculation Amount, as it applies to the Closing Net Indebtedness, be (i) less than the Reliant Estimated Closing Net Indebtedness or (ii) greater than Thermage’s estimate of the Closing Net Indebtedness contained in the Thermage Objection Notice.

(g) If the Accepted Working Capital Amount or Accepted Closing Net Indebtedness, the Resolved Calculation Amount or the Final Calculation Amount, as the case may be, is less than the Estimated Working Capital Amount or greater than the Estimated Closing Net Indebtedness, as applicable, then the Securityholder Representative and Buyer shall deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to pay to Thermage the difference between the Accepted Calculation Amount, the Resolved Calculation Amount or the Final Calculation Amount, on the one hand, and the Estimated Working Capital Amount or the Estimated Closing Net Indebtedness, on the other hand, in accordance with the terms and conditions of Article VIII.

2.10 No Further Ownership Rights in Reliant Capital Stock. From and after the Effective Time, all shares of Reliant Capital Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate theretofore representing any shares of Reliant Capital Stock shall cease to have any rights with respect thereto, except the right to receive the portion of the Total Consideration payable in respect thereof pursuant to Section 2.7(a), including any shares or cash amounts contributed to the Escrow Fund in respect of the shares represented by such Certificates, cash in lieu of any fractional shares payable in respect thereof pursuant to Section 2.7(b) and any dividends or other distributions payable in respect thereof pursuant to Section 2.8(d). The portion of the Total Consideration issued upon the surrender for exchange of shares of Reliant Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 2.7(b) and any dividends or other distributions paid in respect thereof pursuant to Section 2.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Reliant Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Company of shares of Reliant Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, then such Certificates shall be canceled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates or Reliant Warrants shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates or Reliant Warrants, upon the making of an affidavit of that fact by the holder thereof, the portion of the Total Consideration issuable in respect thereof pursuant to Section 2.7(a) or Section 2.7(e), the cash in lieu of fractional shares payable in respect thereof pursuant to Section 2.7(b) and any dividends or distributions payable in respect thereof pursuant to Section 2.8(d); provided, however, that Thermage may, in its discretion and as a condition precedent to the issuance thereof, or, if a requirement of the Exchange Agent, require the owners of such lost, stolen or destroyed Certificates or Reliant Warrants to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Thermage, the Surviving Company or the Exchange Agent with respect to the Certificates or Reliant Warrants alleged to have been lost, stolen or destroyed.

2.12 Appraisal Rights.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Reliant Capital Stock held by a Reliant Stockholder who has not effectively withdrawn or lost such Reliant Stockholder’s appraisal rights under Delaware Law (any such shares, the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable Total Consideration for such Reliant Stockholder’s shares of Reliant Capital Stock set forth in Section 2.7(a) hereof, but in lieu thereof, such Reliant Stockholder shall be entitled to such appraisal rights as are provided by Delaware Law.

(b) Notwithstanding the provisions of Section 2.8(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the portion of the Total Consideration for Reliant Capital Stock, as applicable, set forth in Section 2.7(a) hereof, without interest thereon, and upon surrender of the Certificate representing such shares in accordance with the terms of Section 2.8 hereof.

(c) Reliant shall give Thermage (i) prompt notice of any written demand for appraisal or other payment received Reliant pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Reliant shall not, except with the prior written consent of Thermage, which consent shall not be unreasonably withheld, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by Reliant to any Reliant Stockholder with respect to such demands shall be submitted to Thermage in advance and shall not be presented to any Reliant Stockholder prior to Reliant receiving Thermage consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, to the extent that Thermage, the Surviving Company or Reliant (i) makes any payment or payments in respect of any Dissenting Shares in excess of the value (valuing Thermage Common Stock at the Closing Average Price) of the portion of the Total Consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any Losses (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together “Dissenting Share Payments”), Thermage shall be entitled to recover under the terms of Article VIII hereof the amount of such Dissenting Share Payments.

2.13 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Reliant, Merger Sub I and Merger Sub II, the directors and officers of Thermage, First Step Surviving Company and the Surviving Company shall have the authority to take all such lawful and necessary action.

2.14 Distribution of Spinco Capital Stock. It is a condition to each party’s obligation to consummate the First Merger that, on the Closing Date and after the satisfaction and waiver of all conditions to the First Merger other than the condition set forth in Section 7.1(h), the capital stock of Spinco held by Reliant shall be distributed in its entirety to certain Reliant Stockholders (the “Distribution”). Reliant shall effect the Distribution in accordance with the terms of the Certificate Amendment; provided, however, that Thermage’s consent shall be required as to any modification of the license agreement to be entered into between Reliant and Spinco prior to the Closing in the form attached hereto as Exhibit H (the “License Agreement”). “Spinco” shall mean the newly formed subsidiary the sole assets of which are rights under the License Agreement. The value of Spinco for the purposes of this Agreement shall be determined as promptly as practicable and prior to the Effective Time by an independent third party valuation firm reasonably acceptable to both parties.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF RELIANT

Except as set forth in the disclosure schedule delivered by Reliant to Thermage dated as of the date hereof (the “Reliant Disclosure Schedule”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the Reliant Disclosure Schedule relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), Reliant hereby represents and warrants to Thermage, Merger Sub I (when formed) and Merger Sub II as of the date hereof and as of the Closing Date as follows:

3.1 Organization and Qualification. Reliant is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is presently being conducted. Reliant is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Reliant Material Adverse Effect.

3.2 Subsidiaries. A complete and accurate list of all of the Subsidiaries of Reliant, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by Reliant or another Subsidiary or affiliate of Reliant, is set forth in Section 3.2 of the Reliant Disclosure Schedule. Reliant does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person, excluding securities in any publicly traded company held for investment by Reliant and comprising less than one percent of the outstanding stock of such company. Each Subsidiary of Reliant is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is presently being conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Reliant Material Adverse Effect. Each Subsidiary of Reliant is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Reliant Material Adverse Effect.

3.3 Certificate of Incorporation and Bylaws. Reliant has heretofore made available to Thermage a complete and accurate copy of the Reliant Certificate of Incorporation and Reliant Bylaws (together, the “Reliant Charter Documents”). The Reliant Charter Documents, and the charter and bylaws (or equivalent organizational documents), each as amended to date, of each of its Subsidiaries (the “Reliant Subsidiary Documents”) are in full force and effect, and neither the Reliant Board nor, to the knowledge of Reliant, any Reliant Stockholder has taken any action to amend the Reliant Charter Documents in any respect. Reliant has not taken any action in breach or violation of any of the provisions of the Reliant Charter Documents, and each Subsidiary is not in breach or violation of any of the material provisions of their respective Reliant Subsidiary Documents, except, in the case of a Subsidiary, as would not reasonably be expected to have, individually or in the aggregate, a Reliant Material Adverse Effect.

3.4 Capitalization.

(a) The authorized capital stock of Reliant consists of 43,000,000 shares of Reliant Common Stock, of which 1,437,220 shares are issued and outstanding as of the date hereof, 7,293,375 shares of Reliant Series A Preferred Stock, 2,363,074 shares of which are issued and outstanding as of the date hereof, 11,807,434 shares of Reliant Series B Preferred Stock, 3,191,293 shares of which are issued and outstanding as of the date hereof, 1,994,302 shares of Reliant Series C Preferred Stock, 664,760 shares of which are issued and outstanding as of the date hereof, 4,331,358 shares of Reliant Series D Preferred Stock, 1,443,770 shares of which are issued and outstanding as of the date hereof and 3,100,000 shares of Reliant Series E Preferred Stock, 999,993 shares of which are issued and outstanding as of the date hereof. As of the date hereof, the capitalization of Reliant is as set forth in Section 3.4(a) of the Reliant Disclosure Schedule. The Reliant Capital Stock is held as of the date hereof by the Persons in the amounts set forth in Section 3.4(a) of the Reliant Disclosure Schedule which further sets forth for each such Person the number of shares held, class and/or series of such shares and the number of the applicable stock certificates representing such shares as of the date hereof. All outstanding shares of Reliant Capital Stock are duly authorized, validly issued, fully paid and non-assessable and, except as set forth in Section 3.4(a) of the Reliant Disclosure Schedule are not subject to preemptive rights created by statute, the Reliant Charter Documents, or any agreement to which Reliant is a party or by which it is bound.

(b) All outstanding shares of Reliant Capital Stock, Reliant Stock Options and Reliant Warrants have been issued or repurchased in material compliance with all applicable Legal Requirements, including federal and state securities laws, and to the knowledge of Reliant, were issued, transferred and repurchased in accordance with any right of first refusal or similar right or limitation, including those in the Reliant Charter Documents. No Reliant Stockholder has exercised any right of redemption, if any, provided in the Reliant Certificate of Incorporation with respect to shares of Reliant Preferred Stock, and Reliant has not received notice that any Reliant Stockholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Reliant Capital Stock. Reliant has no other capital stock authorized, issued or outstanding other than as set forth in this Section 3.4.

(c) Section 3.4(c) of the Disclosure Schedule sets forth for all holders of Reliant Restricted Shares as of the date hereof, the name of such holder of such Reliant Restricted Shares, the repurchase price of such Reliant Restricted Shares, and the vesting schedule for such Reliant Restricted Shares, including the extent vested as of the date hereof and whether and to what extent the vesting of such Reliant Restricted Shares will be accelerated by the transactions contemplated by this Agreement and whether or not the Restricted Shares were issued under the Reliant Plan.

(d) Reliant has reserved 4,376,282 shares of Reliant Common Stock for issuance to employees and directors of, and consultants to, Reliant upon the issuance of stock or the exercise of options granted under the Reliant Plan, of which (i) 2,375,026 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Reliant Plan, (ii) 19,611 shares have been issued in the form of restricted stock under the Reliant Plan and (iii) 557,005 shares are issuable, as of the date hereof, upon the vesting of outstanding Reliant RSUs. Section 3.4(d) of the Reliant Disclosure Schedule sets forth for each Reliant Stock Option, Reliant RSU and Reliant Warrant outstanding as of the date hereof the name of the holder of such option, restricted stock unit or warrant, the class or series of Reliant Capital Stock issuable upon exercise of such option or warrant or the vesting of such restricted stock unit, the number of shares of Reliant Capital Stock issuable upon the exercise of such option or warrant or the vesting of such restricted stock unit, the exercise price of such option or warrant, the date of grant of such option, warrant or restricted stock unit whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code, and whether such option is early exercisable. True and complete copies of all agreements and instruments relating to or issued under the Reliant Plan and in effect as of the date hereof have been provided or made available to Thermage, and such agreements and instruments have not been amended, modified or supplemented, and, as of the date hereof, there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof made available to Thermage.

(e) There are no outstanding loans made by Reliant to any Reliant Stockholder.

(f) As of the date hereof, an aggregate of 626,856 shares of Reliant Common Stock, 68,029 shares of Reliant Series A Preferred Stock, 744,464 shares of Reliant Series B Preferred Stock and 33,332 shares of Reliant Series E Preferred Stock are issuable upon the exercise of outstanding Reliant Warrants. Except for the Reliant Stock Options, Reliant RSUs and Reliant Warrants, as of the date hereof, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which Reliant is a party or by which Reliant is bound obligating Reliant to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Reliant or obligating Reliant to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Reliant as of the date hereof. Except as contemplated hereby or as set forth in Section 3.4(f) of the Reliant Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of Reliant. Except as set forth in Section 3.4(f) of the Reliant Disclosure Schedule, there are no agreements to which Reliant is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Reliant Capital Stock.

3.5 Authority; Requisite Reliant Stockholder Approval.

(a) Reliant has full corporate power and authority to execute and deliver this Agreement and any Ancillary Agreement to which Reliant is a party, subject only to the approval of the stockholders of Reliant as described below, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Ancillary Agreement to which Reliant is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Reliant Board. As of the date of this Agreement, the Reliant Board has determined by unanimous vote of the directors that this Agreement, the Ancillary Agreements to which Reliant is a party, and the transactions contemplated hereby and thereby (including the First Merger) are advisable and in the best interests of the Reliant Stockholders and has by unanimous vote of the directors determined to recommend that the Reliant Stockholders adopt this Agreement (the “Reliant Voting Proposal”). The action taken by the Reliant Board constitutes approval of the First Merger and the other transactions contemplated hereby by the Reliant Board under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to the Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby. This Agreement and any Ancillary Agreement to which Reliant is a party have been duly and validly executed and delivered by Reliant, and assuming due authorization, execution and delivery by Thermage and Merger Sub II and the other parties thereto, this Agreement and the Ancillary Agreements to which Reliant is a party constitute valid and binding obligations of Reliant, enforceable against Reliant in accordance with their terms.

(b) Except for the approval of the Reliant Stockholders pursuant to applicable Legal Requirements and the Reliant Certificate of Incorporation, no other corporate proceedings on the part of Reliant are necessary to approve or adopt this Agreement or any Ancillary Agreement to which Reliant is a party under applicable Legal Requirements and to consummate the transactions contemplated hereby and thereby.

3.6 Required Filings and Consents.

(a) The execution and delivery by Reliant of this Agreement and any Ancillary Agreements to which Reliant is a party do not, and the performance by Reliant of its covenants and agreements under this Agreement and any Ancillary Agreements to which Reliant is a party and the consummation by Reliant of the transactions contemplated by hereby and thereby will not, (i) assuming receipt of the approval of Reliant’s stockholders pursuant to its Charter Documents, conflict with or violate the Reliant Charter Documents or any Reliant Subsidiary Documents, (ii) assuming receipt of the approval of Reliant’s stockholders pursuant to its Charter Documents and applicable Legal Requirements and assuming receipt of the government approvals contemplated by Section 3.6(b) conflict with or violate any Legal Requirements applicable to Reliant or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Reliant’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Reliant or any of its Subsidiaries pursuant to, any Reliant Material Contract, or (iv) give rise to or result in any Person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any shares of Reliant Capital Stock or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not reasonably be expected to have, individually or in the aggregate, a Reliant Material Adverse Effect.

(b) The execution and delivery by Reliant of this Agreement and any Ancillary Agreement to which Reliant is a party do not, and the performance by Reliant of its covenants and agreements under this Agreement and the Ancillary Agreements to which Reliant is a party and the consummation by Reliant of the transactions contemplated hereby and thereby (including the First Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) approval of Reliant’s stockholders pursuant to its Charter Documents and applicable Legal Requirements, (ii) as may be required under any foreign antitrust or competition Legal Requirement, (iii) the filing of the First Certificate of Merger or other documents as required by the DGCL and (iv) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Reliant Material Adverse Effect.

3.7 Reliant Financial Statements. Section 3.7 of the Reliant Disclosure Schedule sets forth Reliant’s (i) audited consolidated balance sheet as of December 31, 2006, and the related consolidated statements of income, cash flow and stockholders’ equity for the 12 month period then ended (the “Year-End Financials”), and (ii) unaudited consolidated balance sheet as of December 31, 2007, and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the twelve months then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly, in all material respects, Reliant’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which will not be material in amount or significance in any individual case or in the aggregate.

3.8 Disclosure Controls and Procedures.

(a) Reliant and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Reliant and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Reliant and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Reliant Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Reliant and its Subsidiaries.

(b) Since December 31, 2007, neither Reliant nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Reliant and its Subsidiaries, (ii) any fraud, whether or not material, that involves Reliant’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Reliant and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

3.9 No Undisclosed Liabilities. Except as reflected in the Reliant Balance Sheet, neither Reliant nor any of its Subsidiaries has any material Liabilities, other than (i) Liabilities incurred since December 31, 2007 in the ordinary course of business consistent with past practice, (ii) Liabilities incurred in connection with the preparation and negotiation of this Agreement, and (iii) Liabilities incurred in the ordinary course of business, other than any Liability for breach or default, under the Contracts to which Reliant or its Subsidiaries are a party or to which they are bound, to the extent that such Liabilities are readily ascertainable from the copies of such Contracts made available to Thermage.

3.10 Absence of Certain Changes or Events. Between December 31, 2007 and the date of this Agreement, Reliant has conducted its business in the ordinary course of business consistent with past practice and, since such date through the date of this Agreement, there has not occurred (i) any Reliant Material Adverse Effect or (ii) any action taken by Reliant or event that would have required the consent of Thermage pursuant to Section 5.2 had such action or event occurred after the date of this Agreement.

3.11 Compliance with Laws; Permits.

(a) Reliant and its Subsidiaries are in compliance with, and are not in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Legal Requirement applicable to Reliant or any of its Subsidiaries or by which any of their respective real or personal properties is bound, except for such non-compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, a Reliant Material Adverse Effect.

(b) Reliant and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Authorities that are material to the operation of the business of Reliant and its Subsidiaries taken as a whole as currently conducted (collectively, the “Reliant Permits”). The Reliant Permits are in full force and effect, have not been violated in any material respect and, to the knowledge of Reliant, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the knowledge of Reliant, threatened, seeking the suspension, revocation or cancellation of any Reliant Permits.

3.12 Legal Proceedings; Orders. There are no material Legal Proceedings (other than arising from or relating to the First Merger or any of the other transactions contemplated by this Agreement), (a) pending against Reliant or any of its Subsidiaries or any of their respective properties or assets, or (b) to the knowledge of Reliant, threatened against Reliant or any of its Subsidiaries, or any of their respective properties or assets. Neither Reliant nor any Subsidiary of Reliant is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by Reliant, the Reliant Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.13 Material Contracts.

(a) For all purposes of and under this Agreement, a “Reliant Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Reliant and its Subsidiaries;

(ii) any employment or consulting Contract (in each case, under which Reliant has continuing obligations as of the date hereof) with any current or former executive officer or other employee of Reliant or its Subsidiaries or member of the Reliant Board that is not terminable by Reliant or its Subsidiaries on no more than 30 days notice without liability or financial obligation to Reliant;

(iii) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan or material Contract, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated by this Agreement (whether alone or in connection with subsequent or additional events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv) any lease or sublease to which Reliant or any of its Subsidiaries is a party with annual rents in excess of $500,000.

(v) any Contract containing any covenant (A) limiting the right of Reliant or any of its Subsidiaries to engage in any line of business or to compete with any Person in any line of business, (B) granting any exclusive rights, (C) prohibiting Reliant or any of its Subsidiaries (or, after the Closing Date, Thermage) from engaging in business with any Person or levying a fine, charge or other payment for doing so, or (D) otherwise prohibiting or limiting the right of Reliant or its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies;

(vi) any Contract (A) relating to the pending or future disposition or acquisition by Reliant or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which Reliant or any of its Subsidiaries will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise other than Reliant’s Subsidiaries;

(vii) any material manufacturing Contract;

(viii) any Contract with a sole-source supplier in excess of $100,000 in the aggregate;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly owned Subsidiaries, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;

(x) any settlement Contract with ongoing obligations other than (A) releases that are immaterial in nature or amount entered into with former employees or independent contractors of Reliant in the ordinary course of business, or (B) settlement Contracts only involving the payment of cash (which has been paid) in amounts that do not exceed $500,000 in any individual case;

(xi) any Contract with or to a labor union, works council or guild, including a collective bargaining agreement or similar agreement;

(xii) other than purchase orders in the ordinary course of business, any other Contract that provides for payment obligations by Reliant or any of its Subsidiaries in any twelve (12) month period of $500,000 or more in any individual case that is not terminable by Reliant or its Subsidiaries upon notice of ninety (90) days or less without material Liability to Reliant or its Subsidiary and is not disclosed pursuant to clauses (i) through (viii) above, inclusive; and

(xiii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a Reliant Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xii) above, inclusive.

(b) Section 3.13(b) of the Reliant Disclosure Schedule contains a complete and accurate list of all Reliant Material Contracts as of the date hereof, to or by which Reliant or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 3.13(a) that describes such Reliant Material Contract.

(c) Each Reliant Material Contract is valid and binding on Reliant (and/or each such Subsidiary of Reliant party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither Reliant nor any of its Subsidiaries party thereto, nor, to the knowledge of Reliant, any other party thereto, is in breach of, or default under, any such Reliant Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a material breach or default thereunder by Reliant or any of its Subsidiaries, or, to the knowledge of Reliant, any other party thereto.

3.14 Employee Benefit Matters.

(a) Section 3.14(a) of the Reliant Disclosure Schedule sets forth a complete and accurate list of all U.S. Reliant Employee Plans. Neither Reliant nor any ERISA Affiliate has any plan or commitment to establish any new Reliant Employee Plan, to modify any Reliant Employee Plan (except to the extent required by Legal Requirements or to conform any such Reliant Employee Plan to any applicable Legal Requirements, in each case as previously disclosed to Thermage in writing, or as required by this Agreement), or to adopt or enter into any Reliant Employee Plan.

(b) With respect to each Reliant Employee Plan, Reliant has made available to Thermage complete and accurate copies of (i) such Reliant Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the three most recent annual reports (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, and correspondence to or from the IRS or the DOL with respect to such letter (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions and employee handbook, or other similar material employee communications relating to employee benefits matters, (vi) all personnel, payroll and employment manuals and policies, (vii) the most recent annual and periodic financial statements and other annual accounting of assets for each Reliant Employee Plan that is funded, (viii) all material correspondence to or from any governmental agency relating to any Reliant Employee Plan within the past two (2) years and (ix) the three (3) most recent plan years’ discrimination tests for each Reliant Employee Plan.

(c) Each Reliant Employee Plan has been established, maintained and administered in all material respects in accordance with all applicable Legal Requirements, including if applicable, ERISA and the Code, and in accordance with its terms, and each of Reliant, Reliant’s Subsidiaries and their respective ERISA Affiliates have in all material respects met their obligations with respect to each Reliant Employee Plan and have timely made (or timely will make) all required contributions thereto.

(d) All Reliant Employee Plans that are intended to be qualified under Section 401(a) of the Code, and all trusts that are intended to be qualified under Section 501(a) of the Code (each, a “Reliant Qualified Plan”), have received determination, opinion or advisory letters from the Internal Revenue Service to the effect that such Reliant Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or Reliant has remaining a period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Reliant Qualified Plan. No such determination, opinion or advisory letter has been revoked and, to the knowledge of Reliant, revocation has not been threatened, and no such Reliant Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost. No material “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Reliant Employee Plan.

(e) Neither Reliant, any of Reliant’s Subsidiaries nor any of their respective ERISA Affiliates has in the preceding six (6) years maintained, participated in or contributed to (or been obligated to contribute to), or can reasonably expect to have future material liability with respect to (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” as defined in ERISA or the Code, or (iii) a “funded welfare plan” within the meaning of Section 419 of the Code. No Reliant Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Reliant Employee Plan provides health benefits that are not fully insured through an insurance contract.

(f) Other than as required under Section 601 et seq. of ERISA or equivalent state law, none of the Reliant Employee Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under Reliant’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment.

(g) There is no material action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of Reliant, threatened or reasonably anticipated, with respect to any Reliant Employee Plan or the assets of any Reliant Employee Benefit Plan, other than claims for benefits in the ordinary course.

(h) The negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of Reliant or any Subsidiary of Reliant to severance pay, or any other payment from Reliant or any of its Subsidiaries, or pursuant to any Reliant Employee Plan, (ii) accelerate the time of distribution, payment or vesting, a lapse of repurchase rights or increase the amount of compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits. Section 3.14(h) of the Reliant Disclosure Schedule contains a complete and accurate list of each Reliant “disqualified individual” (as defined in Code Section 280G and the regulations thereunder). Except as set forth in Section 3.14(h) of the Reliant Disclosure Schedule, no payment or benefit which will or may be made by Reliant or its ERISA Affiliates with respect to any current or former employee or any other “disqualified individual” is reasonably expected to be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which Reliant or any ERISA Affiliates is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes paid pursuant to Section 4999 of the Code.

(i) Each material nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code), if any, maintained or sponsored by Reliant has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No material nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(j) No Reliant Option, stock appreciation right or service provider warrant of Reliant (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted or (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right.

(k) There is no Contract to which Reliant or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of Reliant or any of its Subsidiaries, which, individually or collectively, reasonably could be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code or that would give rise to a penalty under Section 409A of the Code.

3.15 Labor Matters.

(a) Reliant and each of its Subsidiaries (i) is in compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their respective current and former employees, (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (iii) is not liable for any arrears of wages beyond the current pay period or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case (i) through (iv) above those circumstances that would not have or could not reasonably be expected to result in any material Liability to Reliant or its Subsidiaries.

(b) To the knowledge of Reliant: (i) there are no current labor union organizing activities with respect to any employees of Reliant and/or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, or group of employees of Reliant and/or any of its Subsidiaries has made a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no labor strikes or lockouts, or threats thereof, against or affecting Reliant or any of its Subsidiaries.

3.16 Properties.

(a) Reliant and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the material properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the Reliant Balance Sheet (except for personal property sold since the date of the Reliant Balance Sheet in the ordinary course of business consistent with past practice). All such properties and assets reflected in the Reliant Balance Sheet are free and clear of all Liens, except for Liens reflected on the Reliant Balance Sheet and Liens for current taxes not yet due and other Liens that do not materially impair the use or value of the property or assets subject thereto.

(b) Neither Reliant nor any of its Subsidiaries owns, or has ever owned, any real property. Section 3.16(b) of the Reliant Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from Reliant or any of its Subsidiaries or otherwise used or occupied by Reliant or any of its Subsidiaries for the operation of business (the “Reliant Leased Real Property”), the address, name of the lessor, licensor, sublessor, master lessor or lessee and date of the lease, license, sublease or other occupancy right and each amendment thereto.

(c) Reliant has provided or made available to Thermage true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Reliant Leased Real Property, including all amendments, terminations and modifications thereof (the “Reliant Lease Agreements”); and there are no other Reliant Lease Agreements for real property to which Reliant or any of its Subsidiaries is bound, other than those identified in Section 3.16(c) of the Reliant Disclosure Schedule. To the knowledge of Reliant, all such Reliant Lease Agreements are valid and effective. With respect to the Reliant Lease Agreements, there is no existing default or event of default by Reliant or any of its Subsidiaries, nor, to the knowledge of Reliant, by any other party thereto, and to the knowledge of Reliant, no circumstance or event exists which with notice or lapse of time, or both, would constitute a default under any Reliant Lease Agreement. There are no other parties occupying, or with a right to occupy, the Reliant Leased Real Property.

3.17 Tax Matters.

(a) Reliant and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete in all material respects.

(b) Reliant and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, except with respect to matters for which adequate reserves have been established on the Financials in accordance with GAAP and none of Reliant nor any of its Subsidiaries has incurred any Taxes since the date of the Financials other than in the ordinary course of business or in accordance with the transactions contemplated by this Agreement.

(c) The U.S. consolidated federal income Tax Returns of Reliant have been examined by the IRS (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for all periods ending on or before December 30, 2001.

(d) There are no audits, examinations, investigations or other proceedings in respect of Taxes pending or threatened in writing.

(e) There are no Liens for Taxes on any of the assets of Reliant or any of its Subsidiaries other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the Financials in accordance with GAAP.

(f) None of Reliant or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of any state, local or foreign Legal Requirements).

(g) None of Reliant or any of its Subsidiaries has engaged in a transaction that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2). To the knowledge of Reliant or its Subsidiaries, none of Reliant or any of its Subsidiaries has engaged in any other “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b).

(h) Reliant has made available to Thermage complete and accurate copies of all Tax Returns (including any amendments thereto), filed by, on behalf of or which include Reliant or any of its Subsidiaries.

(i) Reliant and each of its Subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(j) Reliant and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Reliant and its Subsidiaries.

(k) Reliant has disclosed on its U.S. consolidated federal income Tax Returns all positions taken therein which could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(l) There will be no Tax liability to Reliant due or payable as a result of the Distribution or License Agreement. For the purposes of this representation, the value of Spinco for U.S. federal and state income tax purposes shall be deemed to be equal to the value of Spinco as determined in accordance with Section 2.14. For the avoidance of doubt, if the value of Spinco as so determined is less than the current losses of Reliant for U.S. federal income tax purposes as of the day prior to the Closing Date, it shall be deemed for the purposes of this representation that there will be no Tax liability to Reliant due or payable as a result of the Distribution or License Agreement.

3.18 Environmental Matters.

(a) Except as would not reasonably be expected to result in a material liability to Reliant or any of its Subsidiaries, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by Reliant or any of its Subsidiaries or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by Reliant or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon. Except as would not reasonably be expected to result in a material liability to Reliant or any of its Subsidiaries, to the knowledge of Reliant there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by Reliant or any of its Subsidiaries or as a consequence of the acts of Reliant, its Subsidiaries or their agents.

(b) Reliant and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not reasonably be expected to result in a material liability to Reliant or any of its Subsidiaries, the Hazardous Materials Activities of Reliant and its Subsidiaries prior to the

Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(c) Reliant and its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. To the knowledge of Reliant, no circumstances exist which could reasonably be expected to cause any material Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Reliant, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of Reliant or any of its Subsidiaries.

(e) Neither Reliant nor any of its Subsidiaries is aware of any fact or circumstance that could result in any Liability under an Environmental Law which would reasonably be expected to have a Reliant Material Adverse Effect. Except as would not reasonably be expected to result in a material liability to Reliant or any of its Subsidiaries, neither Reliant nor any Subsidiary has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of Reliant or any of its Subsidiaries.

(f) Reliant and the Subsidiaries have delivered to Thermage or made available for inspection by Thermage and its agents, representatives and employees all material environmental site assessments and environmental audits in Reliant’s possession or control. Reliant and the Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable Legal Requirements with respect to this transaction.

3.19 Intellectual Property Matters.

(a) Section 3.19(a)-1 of the Reliant Disclosure Schedule contains a complete and accurate list of all Registered Intellectual Property that is a Reliant Intellectual Property Right (collectively the “Reliant Registered Intellectual Property”). Section 3.19(a)-2 of the Reliant Disclosure Schedule contains a complete and accurate list of all Trademarks that are a Reliant Intellectual Property Right. All necessary registration, maintenance and renewal fees, and annuities currently due in connection with such Reliant Registered Intellectual Property have been made. To the knowledge of the Reliant, each item of Reliant Registered Intellectual Property that is not an application is valid and subsisting.

(b) All Reliant Intellectual Property Rights are free and clear of any Liens (excluding any rights granted to any licensee of any Reliant Intellectual Property Right entered into in the ordinary course of business). Neither Reliant nor any of its Subsidiaries has transferred ownership of, granted an option to obtain ownership of, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are, or were, material Reliant Intellectual Property Rights.

(c) Neither Reliant nor its Subsidiaries has, in the conduct of the business of Reliant and its Subsidiaries, infringed upon, violated or used without authorization, any Intellectual Property Rights owned by any third Person. The conduct of the business of Reliant and its Subsidiaries, has not, does not and will not when conducted in substantially the same manner as conducted by Reliant and its Subsidiaries, infringe, misappropriate or violate any Intellectual Property Rights owned by any third Person. There is no pending or, to Reliant’s knowledge, threatened (and at no time within the six (6) years prior to the date of this Agreement has there been pending any) suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal, or in any jurisdiction, against Reliant or any of its Subsidiaries, alleging that any activities or conduct of Reliant’s or any of its Subsidiaries’ business has infringed, infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property Rights of any third Person, or challenging the ownership, validity, enforceability, or registerability of any Reliant Intellectual Property Rights. Reliant is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings, which (i) materially restrict Reliant’s or any of its Subsidiaries’ rights to use, license or transfer any Reliant Intellectual Property Rights, including without limitation, making, selling, licensing, leasing, marketing, distributing or providing any Reliant Product, (ii) materially restrict the conduct of the business of Reliant or any of its Subsidiaries in order to accommodate any third party’s Intellectual Property Rights, or (iii) compel or require Reliant or any of its Subsidiaries to license or transfer any Reliant Intellectual Property Rights.

(d) Section 3.19(d) of the Reliant Disclosure Schedule contains a complete and accurate list of all industry associations, standard setting organizations and similar bodies in which Reliant is a member, participates or is otherwise involved, or that may otherwise require Reliant to license any Reliant Intellectual Property Rights to any third Person. Neither Reliant nor any Reliant Subsidiary has committed, agreed or become obligated to license on a royalty-free basis, any Reliant Intellectual Property Rights to any third Person as a result of any participation in an industry association, standard setting organization or similar body, or otherwise.

(e) Reliant and its Subsidiaries have taken commercially reasonable measures consistent with industry standard practices to protect the proprietary nature of the Trade Secrets owned by Reliant or such Subsidiary that is material to the business of Reliant and its Subsidiaries as currently conducted. In each case in which Reliant and its Subsidiaries has acquired, other than through a license, any Intellectual Property Rights from any Person (including employees and contractors), Reliant and its Subsidiaries have obtained a valid and enforceable written assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property Rights to Reliant or its Subsidiaries.

(f) All material Reliant Intellectual Property Rights are, and following the transactions contemplated hereby shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third Person.

(g) There are no pending claims, suits, arbitrations or other adversarial proceedings before any court, government agency or arbitral tribunal brought by Reliant or any of its Subsidiaries against any third party with respect to any Reliant Intellectual Property Rights, which remain unresolved as of the date hereof.

(h) Section 3.19(h) of the Reliant Disclosure Schedule contains a complete and accurate list of all Contracts pursuant to which a third party has licensed to Reliant or any of its Subsidiaries any Intellectual Property Right that is material to the business of Reliant or any Reliant Subsidiary (“Reliant In Licenses”), other than Contracts with respect to generally commercial available Technology that is not included in a Reliant Product or necessary to the manufacture, provision, use or distribution of and Reliant Product.

(i) Section 3.19(i) of the Reliant Disclosure Schedule contains a complete and accurate list of all material Contracts pursuant to which Reliant or any of its Subsidiaries has granted a third Person any rights or licenses to any Reliant Intellectual Property Rights, other than non-exclusive licenses granted in the ordinary course of business (“Reliant Out Licenses,” and together with the Reliant In Licenses, the “Reliant IP Licenses”).

(j) Neither Reliant nor any of its Subsidiaries, nor, to the knowledge of Reliant any other party to a Reliant IP License, is in material breach of any such Reliant IP License that is material to the business of Reliant and its Subsidiaries taken as a whole. The consummation of the transactions contemplated hereby will not result or cause (i) the breach by Reliant or any of its Subsidiaries of any Reliant IP License, (ii) the termination, impairment or restriction of any right or license granted to Reliant or any of its Subsidiaries under a Reliant IP License, or (iii) Reliant or any of its Subsidiaries to grant, or expand the scope of a prior grant, to a third party of any rights to any material Reliant Intellectual Property Rights (including by release of any source code), except as would not reasonably be expected to have a Reliant Material Adverse Effect.

(k) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Thermage by operation of law or otherwise of any Contracts to which the Reliant or any of its Subsidiaries is a party, will result in: (i) Thermage, any of its Subsidiaries or Reliant granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Thermage, any of its Subsidiaries or the Reliant, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Thermage, any of its Subsidiaries or the Reliant being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

3.20 Product Liability Claims. All of the Reliant Products that Reliant has manufactured, distributed or sold were free from material defects in design, specifications, processing, manufacture, material or workmanship, and were suitable for the purpose for which they were sold subject to the Products directions for use or labeling. Within the three years prior to the date hereof, Reliant has not incurred any uninsured or insured product liability, or received any written notice of a claim of alleged product liability, and, to the knowledge of Reliant, no basis for any such claim exists. Reliant does not have any material liability or obligation with respect to any product liability relative to Reliant’s business, whether or not heretofore asserted, or product recalls related to the Reliant Products manufactured, distributed or sold at or prior to the Closing. Schedule 3.20 of the Reliant Disclosure Schedule sets forth true, correct and complete list of all complaint, warranty claim and defective product claims related to Reliant’s business in the three (3) years prior to the date hereof.

3.21 Compliance With Health Care Laws. Reliant and each of its Affiliates is in material compliance with all relevant federal and other health care Legal Requirements applicable to Reliant and the Reliant Products, including the federal criminal anti-fraud and abuse statute (42 U.S.C. § 1320a-7b), all other Legal Requirements prohibiting false statements and improper remuneration for purchasing services or products, the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal health care programs exclusion laws, SSA § 1128 (42 U.S.C. § 1320a-7) and the regulations promulgated pursuant to such laws and regulations, relating to the regulation of Reliant and the Reliant Products.

3.22 FDA Compliance.

(a) Reliant has obtained each federal, state, county, local or non--U.S. Permit (including 510(k), PMA and other Reliant Permits) or an exemption therefrom that may be required by the FDA or any other Governmental Authorities engaged in the regulation of the Reliant Products. Section 3.22(a) of the Reliant Disclosure Schedule lists all annual manufacturing registration and device listing, annual reports and similar regulatory filing requirements that are required to be filed in order to reasonably be expected to maintain Reliant Permits and manufacturing facility licenses and where failure to timely file would result in a Reliant Material Adverse Effect. Reliant has not received any notice or written communication with respect to the Reliant’s business from any Governmental Authority regarding, and, there are no facts or circumstances that are likely to give rise to, (i) any material violation of applicable Legal Requirements or material adverse change in any Reliant Permit, or any failure to materially comply with any applicable Legal Requirement or any term or requirement of any Reliant Permits or (ii) any revocation, withdrawal, suspension, cancellation, limitation, termination or modification of any Reliant Permits.

(b) The operation of Reliant’s business, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of all Reliant Products, is and at all times has been in material compliance with all applicable Legal Requirements, Reliant Permits, Governmental Authorities and orders including those administered by the FDA for products sold in the United States. Schedule 3.22(b) sets forth the label for each of the Reliant Products. There is no actual or, to the knowledge of Reliant, threatened material action or investigation in respect of Reliant’s business by the FDA or any other Governmental Authority which has jurisdiction over the operations, properties, products or processes of the Reliant, or, to the knowledge of Reliant , by any third parties acting on their behalf. Reliant has no knowledge that any Governmental Authority is considering such action or of any facts or circumstances that are likely to give rise to any such action or investigation.

(c) Except as set forth in Section 3.22(c) of the Disclosure Schedule, during the three (3) year period ending on the Closing Date, Reliant has not had any product or manufacturing site subject to a Governmental Authority (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” or, to the knowledge of Reliant, requests or requirements to make changes to the operations of Reliant’s business or the Reliant Products that if not complied with would reasonably be expected to result in a Reliant Material Adverse Effect, or similar correspondence or written notice from the FDA or other Governmental Authority in respect of Reliant’s business and alleging or asserting noncompliance with any applicable Legal Requirements, Permits or such requests or requirements of a Governmental Authority, and, to the knowledge of Reliant, neither the FDA nor any Governmental Authority is considering such action. Except as set forth in Section 3.22(c) of the Disclosure Schedule, no vigilance report or medical device report with respect to the Reliant’s or the Reliant Products has been reported by Reliant, and to the knowledge of Reliant, no vigilance report or medical device report is under investigation by any Governmental Authority with respect to the Reliant Products or Reliant’s business.

(d) All studies, tests and preclinical and clinical trials in respect of Reliant’s business are being conducted by or on behalf of Reliant that have been or will be submitted to any Governmental Authority, including the FDA and its counterparts worldwide, including in the European Union, in connection with any Reliant Permit, are being or have been conducted in compliance in all material respects with applicable Legal Requirements. Reliant has not received any notices, correspondence or other communication in respect of Reliant’s business from the FDA or any other Governmental Authority requiring the termination or suspension of any clinical trials conducted by, or on behalf of, Reliant or in which Reliant has participated, and to the knowledge of Reliant, neither the FDA nor any other Governmental Authority is considering such action. Reliant has not received specific written notification from a Governmental Authority of the rejection of data obtained from any clinical trials conducted by, or on behalf of, Reliant or in which Reliant has participated with respect to Reliant’a business or the Reliant Products, which data was submitted to the Governmental Authority and which was necessary to obtain regulatory approval of a particular Reliant Product.

(e) The manufacture of Reliant Products by, or on behalf of, Reliant is being conducted in compliance in all material respects with all applicable Legal Requirements including the FDA’s Quality System Regulation at 21 C.F.R. Part 820 for products sold in the United States, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States. Reliant, and, to the knowledge of Reliant, any third party assembler, sterilizer or manufacturer of Reliant Products are in material compliance with all applicable Legal Requirements and certifications currently held by Reliant’s governing quality systems, manufacturing processes and all other applicable Legal Requirements governing those third parties’ activities, including set forth in 21 C.F.R. Part 807 and 21 C.F.R. Part 820 for products sold in the United States and all other similar applicable Legal Requirements.

(f) Reliant is not the subject of any pending or, to the knowledge of Reliant, threatened investigation in respect of Reliant’s business by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56

Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Reliant has not committed any act, made any statement, or failed to make any statement, in each case in respect of Reliant’s business and that would provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” and any amendments thereto. Neither Reliant, nor, to its knowledge, any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable state Legal Requirement. To the knowledge of Reliant, no debarment proceedings or investigations in respect of Reliant’s business are pending or threatened against Reliant or any of its officers, employees or agents.

(g) There is no pending, nor to the knowledge of Reliant, threatened, proceeding, informational inquiry or investigation under Medicare, Medicaid or any other government-sponsored health care program (collectively, “Government Programs”) involving Reliant, nor is Reliant aware of any pending, or to the knowledge of Reliant, threatened, proceeding, informational inquiry or investigation under any private third party health care insurance program (collectively, “Private Insurance Programs”) involving Reliant. Reliant’s sales and marketing practices are, and since January 1, 2004, have been, in compliance in all material respects with all applicable Legal Requirements and all policies of applicable Private Insurance Programs and Government Programs. To Reliant’s knowledge, Reliant has not arranged with or contracted with (by employment or otherwise) any person who is excluded from participation in any Government Program for the provision of items or services for which payment may be made under any such Government Program. None of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. Section 1320a-5(b)) of Reliant has been excluded from any Government Program or been subject to sanction pursuant to 42 U.S.C. Section 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. Section 1320a-7b. Neither Reliant, any director, officer or employee of Reliant, nor any agent acting on behalf of or for the benefit of any of Reliant, has directly or indirectly in connection with Reliant: (i) offered or paid any remuneration, in cash or in kind, to or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, contractors or employees of private third party payors or Government Programs in order to obtain business or payments from such persons other than in the ordinary course of business; (ii) given or agreed to give, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, private third party payor or any other person other than in connection with promotional or entertainment activities in the ordinary course of business and in compliance with Reliant’s compliance program; (iii) made any false entries on any of Reliant’s books or records for any purpose prohibited by applicable Legal Requirements; or (iv) made any representations to customers (physicians, hospitals, clinics, managed care organizations and other health care providers and third party payors) regarding appropriate reimbursement coverage and/or codes which resulted in a submission by such customer to any federal, state or private third party payor for the products sold by Reliant, whether orally or in writing, that were not true, accurate and complete as of the date hereof and that did not and do not materially misstate or misapply any of the reimbursement coverage and/or codes of either Government Programs and/or Private Insurance Programs that have provided reimbursement for any Reliant Product. Neither Reliant, nor to Reliant’s knowledge, any director, officer or employee of

Reliant, is a party to any contract to provide services, lease space or lease equipment to Reliant with any physician, health care facility, hospital or other person who is in a position to make or influence referrals to Reliant where such contract or provision of services or space is prohibited by applicable Legal Requirements, nor has Reliant or any director, officer or employee of Reliant provided any remuneration, in cash or in kind, to any health care provider who is in a position to make or influence the referral of patients to a physician who uses any Reliant Product where such remuneration is prohibited by applicable Legal Requirements.

3.23 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by Reliant or any of its Subsidiaries have been made available to Thermage. To the knowledge of Reliant, each such policy is in full force and effect. All premiums due thereon have been paid in full.

3.24 Spinco Contributions. Except to the extent reflected in the License Agreement, neither the Company nor any Subsidiary of Reliant has made any equity contribution, or otherwise transferred any cash or property, to, or assumed any liability on behalf of, Spinco. Spinco has been formed by Reliant for the purposes of facilitating the Distribution and has no assets, Liabilities or operations except as contemplated hereby.

3.25 Interested Party Transactions. Since December 31, 2007, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

3.26 Brokers, Finders and Financial Advisors. No broker, finder or investment banker (other than Piper Jaffray & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Reliant or any of its Subsidiaries. Reliant has furnished to Thermage a complete and correct copy of all agreements between Reliant and Piper Jaffray & Co. pursuant to which such firm would be entitled to any such payment.

3.27 Information Supplied. (a) None of the information supplied by Reliant for inclusion or incorporation by reference, and which in fact is included or incorporated by reference in the Registration Statement will, at the time the Registration Statement or any amendment or supplement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and (b) the information provided to Reliant Stockholders in the Soliciting Materials (excluding any of the information supplied by Thermage for inclusion or incorporation by reference therein, as to which no representation or warranty is made) will, at the time they are mailed to the Reliant Stockholders and at all times during which stockholder consents are solicited in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they are made.

3.28 Takeover Statutes. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under Delaware Law or other applicable Legal Requirement (each, a “Takeover Statute”) is applicable to Reliant, the First Merger or any of the other transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THERMAGE

Except as set forth in the disclosure letter delivered by Thermage to Reliant dated as of the date hereof (the “Thermage Disclosure Schedule”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the Thermage Disclosure Schedule relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), Thermage hereby represents and warrants to Reliant, on behalf of itself, Merger Sub I (when formed) and Merger Sub II, as of the date hereof and as of the Closing Date as follows:

4.1 Organization and Qualification. Each of Thermage and Merger Sub II is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is presently being conducted. When formed, Merger Sub I will be duly organized, validly existing and in good standing under the laws of the State of Delaware and will have all requisite corporate power and authority necessary to own, lease and operate the properties it will purport to own, lease or operate and to carry on its business as it is currently contemplated to be conducted. Thermage is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Thermage Material Adverse Effect. Merger Sub I will be formed by Thermage for the purposes of the First Merger and will have no material, assets, Liabilities or operations except as contemplated hereby.

4.2 Subsidiaries. A complete and accurate list of all of the Subsidiaries of Thermage, together with the jurisdiction of incorporation of each such Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by Thermage or another Subsidiary or Affiliate of Thermage, is set forth in Section 4.2 of the Thermage Disclosure Schedule. Thermage does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person, excluding securities in any publicly traded company held for investment by Thermage and comprising less than one percent of the outstanding stock of such company. Each Subsidiary of Thermage is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is presently being conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Thermage Material Adverse Effect. Each Subsidiary of Thermage is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Thermage Material Adverse Effect.

4.3 Certificate of Incorporation and Bylaws. Thermage has heretofore made available to Thermage a complete and accurate copy of the Thermage Certificate of Incorporation and Thermage Bylaws (together, the “Thermage Charter Documents”). The Thermage Charter Documents, and the charter and bylaws (or equivalent organizational documents), each as amended to date, of each of its Subsidiaries (the “Thermage Subsidiary Documents”) are in full force and effect, and neither the Thermage Board nor, to the knowledge of Thermage, any Thermage Stockholder has taken any action to amend the Thermage Charter Documents in any respect. Thermage has not taken any action in breach or violation of any of the provisions of the Thermage Charter Documents, and each Subsidiary is not in breach or violation of any of the material provisions of their respective Thermage Subsidiary Documents, except, in the case of a Subsidiary, as would not reasonably be expected to have, individually or in the aggregate, a Thermage Material Adverse Effect.

4.4 Capitalization.

(a) The authorized capital stock of Thermage consists of 100,000,000 shares of Thermage Common Stock, and 10,000,000 shares of Thermage preferred stock, par value $0.001 per share (“Thermage Preferred Stock”). As of June 30, 2008, (i) 24,057,202 shares of Thermage Common Stock were issued and outstanding, (ii) no shares of Thermage Preferred Stock were issued and outstanding, (iii) 2,034,145 shares of Thermage Common Stock were reserved for issuance pursuant to outstanding options and awards granted pursuant to Thermage’s 1997 Stock Option Plan (the “Thermage 1997 Stock Plan”), (iv) 2,260,693 shares of Thermage Common Stock were reserved for issuance pursuant to outstanding options and awards granted pursuant to Thermage’s 2006 Equity Incentive Plan (the “Thermage 2006 Plan”), (v) 930,250 shares of Thermage Common Stock were available for purchase pursuant to Thermage’s 2006 Employee Stock Purchase Plan (the “Thermage ESPP” and together with the Thermage 1997 Stock Plan and the Thermage 2006 Plan, the “Thermage Plans”), and (vi) no shares of Thermage Common Stock were issued and held in the treasury of Thermage. Since June 30, 2008, Thermage has not issued any securities (including derivative securities) except for shares of Thermage Common Stock issued upon exercise of stock options or other stock awards outstanding as of the date hereof. True and complete copies of all forms of agreements and instruments relating to or issued under the Thermage Plans have been provided or made available to Reliant.

(b) All outstanding shares of Thermage Common Stock, Thermage Options and Thermage Warrants have been issued or repurchased in material compliance with all applicable Legal Requirements, including federal and state securities laws, and to the knowledge of Thermage, were issued, transferred and repurchased in accordance with any right of first refusal or similar right or limitation, including those in the Thermage Charter Documents. No Thermage Stockholder has exercised any right of redemption, if any, provided in the Thermage Certificate of Incorporation with respect to shares of the Thermage Preferred Stock, and Thermage has not received notice that any Thermage Stockholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Thermage Common Stock. Thermage has no other capital stock authorized, issued or outstanding other than as set forth in this Section 3.2.

(c) There are no outstanding loans made by Thermage to any Thermage Stockholder.

(d) As of June 30, 2008, an aggregate of 27,778 shares of Thermage Common Stock are issuable upon the exercise of outstanding Thermage Warrants. Except for the Thermage Options and Thermage Warrants, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which Thermage is a party or by which Thermage is bound obligating Thermage to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Thermage or obligating Thermage to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Thermage. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of Thermage. There are no agreements to which Thermage is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Thermage Common Stock.

4.5 Authority; Requisite Thermage Stockholder Approval.

(a) Thermage has full corporate power and authority to execute and deliver this Agreement any Ancillary Agreement to which Thermage is a party and, subject only to the approval of the Thermage Stockholders as described below, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Ancillary Agreement to which Thermage is a party and the consummation of the transactions contemplated hereby and thereby (including the First Merger) have been duly and validly approved by the Thermage Board. As of the date of this Agreement, the Thermage Board has unanimously determined that this Agreement, the Ancillary Agreements to which Thermage is a party and the transactions contemplated hereby and thereby are advisable and in the best interests of the Thermage Stockholders and has unanimously recommended that the Thermage Stockholders approve the issuance of shares of Thermage Common Stock in the First Merger (the “Thermage Voting Proposal”). This Agreement and any Ancillary Agreement to which Thermage is a party has been duly and validly executed and delivered by Thermage, and assuming due authorization, execution and delivery by Reliant and each other party thereto, constitute valid and binding obligations of Thermage, enforceable against Thermage in accordance with their terms.

(b) Except for the approval of the Thermage Voting Proposal by the affirmative vote of the holders of a majority of votes cast on the Thermage Voting Proposal at the Thermage Stockholder Meeting, provided that the total vote cast on the Thermage Voting Proposal represents over fifty percent in interest of all securities entitled to vote on the Thermage Voting Proposal (the “Requisite Thermage Stockholder Approval”), no other corporate proceedings on the part of Thermage are necessary to approve or adopt this Agreement or any Ancillary Agreement to which Thermage is a party under applicable Legal Requirements and to consummate the transactions contemplated hereby and thereby.

4.6 Required Filings and Consents.

(a) The execution and delivery by Thermage of this Agreement and any Ancillary Agreement to which Thermage is a party do not, and the performance by Thermage of its covenants and agreements under this Agreement and the Ancillary Agreement to which Thermage is a party and the consummation by Thermage of the transactions contemplated by hereby and thereby will not, (i) assuming receipt of the Requisite Thermage Stockholder Approval, conflict with or violate the Thermage Charter Documents or any Thermage Subsidiary Documents, (ii) assuming receipt of the government approvals contemplated by Section 4.6(b) conflict with or violate any Legal Requirements applicable to Thermage or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Thermage’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Thermage or any of its Subsidiaries pursuant to, any Thermage Material Contract, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any shares of capital stock of Thermage or any capital stock of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not reasonably be expected to have, individually or in the aggregate, a Thermage Material Adverse Effect.

(b) The execution and delivery by Thermage of this Agreement and any Ancillary Agreement to which Thermage is a party do not, and the performance by Thermage of its covenants and agreements under this Agreement, the Ancillary Agreements to which Thermage is a party and the consummation by Thermage of the transactions contemplated hereby and thereby (including the First Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) the Requisite Thermage Stockholder Approval, (ii) as may be required under any foreign antitrust or competition Legal Requirement, (iii) the filing of a Registration Statement with the SEC, (iv) the filing of the First Certificate of Merger or other documents as required by Delaware Law and (v) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Thermage Material Adverse Effect.

4.7 Thermage SEC Reports.

(a) Thermage has filed and made available to Thermage all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Thermage with the SEC since the date of its initial public offering (collectively, the “Thermage SEC Reports”). The Thermage SEC Reports, including all forms, reports and documents filed by Thermage with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the Thermage SEC Reports filed after the date hereof, will be, prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by Thermage with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Thermage SEC Reports or necessary in order to make the statements in such Thermage SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of Thermage is required to file any forms, reports, schedules, statements or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Thermage SEC Reports, including any Thermage SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of Thermage and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

(c) The chief executive officer and chief financial officer of Thermage have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and Thermage is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the Nasdaq.

4.8 Disclosure Controls and Procedures.

(a) Thermage and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Thermage and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Thermage and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Thermage Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Thermage and its Subsidiaries.

(b) Since the date of its initial public offering, neither Thermage nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Thermage and its Subsidiaries, (ii) any fraud, whether or not material, that involves Thermage’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Thermage and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(c) Neither Thermage nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Thermage or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Thermage or any of its Subsidiaries in Thermage’s consolidated financial statements.

(d) Neither Thermage nor any of its Subsidiaries nor, to the knowledge of Thermage, any director, officer, auditor, accountant, consultant or representative of Thermage or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that Thermage or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing Thermage or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Thermage or any of its officers, directors, employees or agents to the current the Thermage Board or any committee thereof or to any current director or executive officer of Thermage.

(e) To the knowledge of Thermage, no employee of Thermage or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by Thermage or any of its Subsidiaries. Neither Thermage nor any of its Subsidiaries nor, to the knowledge of Thermage, any director, officer, employee, contractor, subcontractor or agent of Thermage or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Thermage or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

4.9 No Undisclosed Liabilities. Except as reflected in the Thermage Balance Sheet, neither Thermage nor any of its Subsidiaries has any Liabilities other than (i) Liabilities incurred since the date of the Thermage Balance Sheet in the ordinary course of business consistent with past practice, and (ii) Liabilities incurred in connection with the preparation and negotiation of this Agreement and (iii) Liabilities incurred in the ordinary course of business, other than any Liability for breach or default, under the Contracts to which Thermage or its Subsidiaries are a party or to which they are bound, to the extent such Liabilities are readily ascertainable from the copies of such Contracts made available to Reliant.

4.10 Absence of Certain Changes or Events. Since the date of the Thermage Balance Sheet through the date hereof, Thermage has conducted its business in the ordinary course of business consistent with past practice and, since such date through the date hereof, there has not occurred (i) any Thermage Material Adverse Effect or (ii) any action taken by Thermage or event that would have required the consent of Reliant pursuant to Section 5.2 had such action or event occurred after the date of this Agreement.

4.11 Compliance with Laws; Permits.

(a) Thermage and its Subsidiaries are in compliance with, and are not in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Legal Requirement applicable to Thermage or any of its Subsidiaries or by which any of their respective real or personal properties is bound, except for such non-compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, a Thermage Material Adverse Effect.

(b) Thermage and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Authorities that are material to the operation of the business of Thermage and its Subsidiaries taken as a whole as currently conducted (collectively, the “Thermage Permits”). The Thermage Permits are in full force and effect, have not been violated in any material respect and, to the knowledge of Thermage, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the knowledge of Thermage, threatened, seeking the suspension, revocation or cancellation of any Thermage Permits.

4.12 Legal Proceedings; Orders. There are no material Legal Proceedings (other than arising from or relating to the First Merger or any of the other transactions contemplated by this Agreement), (a) pending against Thermage or any of its Subsidiaries or any of their respective properties or assets, or (b) to the knowledge of Thermage, threatened against Thermage or any of its Subsidiaries, or any of their respective properties or assets. Neither Thermage nor any Subsidiary of Thermage is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by Thermage, the Thermage Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

4.13 Material Contracts.

(a) For all purposes of and under this Agreement, a “Thermage Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Thermage and its Subsidiaries;

(ii) any employment or consulting Contract (in each case, under which Thermage has continuing obligations as of the date hereof) with any current or former executive officer or other employee of Thermage or its Subsidiaries or member of the Thermage Board or that is not terminable by Thermage or its Subsidiaries on no more than 30 days notice without liability or financial obligation to Thermage;

(iii) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan or material Contract, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated by this Agreement (whether alone or in connection with subsequent or additional events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv) any lease or sublease to which Thermage or any of its Subsidiaries is a party with annual rents in excess of $500,000.

(v) any Contract containing any covenant (A) limiting the right of Thermage or any of its Subsidiaries to engage in any line of business or to compete with any Person in any line of business, (B) granting any exclusive rights, (C) prohibiting Thermage or any of its Subsidiaries (or, after the Closing Date, Thermage) from engaging in business with any Person or levying a fine, charge or other payment for doing so, or (D) otherwise prohibiting or limiting the right of Thermage or its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies;

(vi) any Contract (A) relating to the pending or future disposition or acquisition by Thermage or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which Thermage or any of its Subsidiaries will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise other than Thermage’s Subsidiaries;

(vii) any material manufacturing Contract;

(viii) any Contract with a sole-source supplier in excess of $100,000 in the aggregate;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly owned Subsidiaries, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;

(x) any settlement Contract with ongoing obligations other than (A) releases that are immaterial in nature or amount entered into with former employees or independent contractors of Thermage in the ordinary course of business, or (B) settlement Contracts only involving the payment of cash (which has been paid) in amounts that do not exceed $500,000 in any individual case;

(xi) any Contract with or to a labor union, works council or guild, including a collective bargaining agreement or similar agreement;

(xii) other than purchase orders in the ordinary course of business, any other Contract that provides for payment obligations by Thermage or any of its Subsidiaries in any twelve (12) month period of $500,000 or more in any individual case that is not terminable by Thermage or its Subsidiaries upon notice of ninety (90) days or less without material liability to Thermage or its Subsidiary and is not disclosed pursuant to clauses (i) through (viii) above, inclusive; and

(xiii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a Thermage Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xii) above, inclusive.

(b) Section 4.13(b) of the Thermage Disclosure Schedule contains a complete and accurate list of all Thermage Material Contracts as of the date hereof, to or by which Thermage or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 4.13(a) that describes such Thermage Material Contract.

(c) Each Thermage Material Contract is valid and binding on Thermage (and/or each such Subsidiary of Thermage party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither Thermage nor any of its Subsidiaries party thereto, nor, to the knowledge of Thermage, any other party thereto, is in breach of, or default under, any such Thermage Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a material breach or default thereunder by Thermage or any of its Subsidiaries, or, to the knowledge of Thermage, any other party thereto.

4.14 Employee Benefit Matters.

(a) Section 4.14(a) of the Thermage Disclosure Schedule sets forth a complete and accurate list of all U.S. Thermage Employee Plans. Neither Thermage nor any ERISA Affiliate has any plan or commitment to establish any new Thermage Employee Plan, to modify any Thermage Employee Plan (except to the extent required by Legal Requirements or to conform any such Thermage Employee Plan to the requirements of any applicable Legal Requirements), or to adopt or enter into any Thermage Employee Plan.

(b) Each Thermage Employee Plan has been established, maintained and administered in all material respects in accordance with all applicable Legal Requirements, including if applicable, ERISA and the Code, and in accordance with its terms, and each of Thermage, Thermage’s Subsidiaries and their respective ERISA Affiliates have in all material respects met their obligations with respect to each Thermage Employee Plan and have timely made (or timely will make) all required contributions thereto.

(c) All Thermage Employee Plans that are intended to be qualified under Section 401(a) of the Code, and all trusts that are intended to be qualified under Section 501(a) of the Code (each, a “Thermage Qualified Plan”), have received determination, opinion or advisory letters from the Internal Revenue Service to the effect that such Thermage Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or Thermage has remaining a period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Thermage Qualified Plan. No such determination, opinion or advisory letter has been revoked and, to the knowledge of Thermage, revocation has not been threatened, and no such Thermage Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost. No material “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Thermage Employee Plan.

(d) Neither Thermage, any of Thermage’s Subsidiaries nor any of their respective ERISA Affiliates has in the past six (6) years maintained, participated in or contributed to (or been obligated to contribute to) or can reasonably be expected to have future material liability with respect to (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” as defined in ERISA or the Code, or (iii) a “funded welfare plan” within the meaning of Section 419 of the Code. No Thermage Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Thermage Employee Plan provides health benefits that are not fully insured through an insurance contract.

(e) Other than as required under Section 601 et seq. of ERISA or equivalent state law, none of the Thermage Employee Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under Thermage’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment.

(f) There is no material action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of Thermage, threatened or reasonably anticipated, with respect to any Thermage Employee Plan or the assets of any Thermage Employee Benefit Plan, other than claims for benefits in the ordinary course.

(g) Each material nonqualified deferred compensation plan maintained or sponsored by Thermage (as such term is defined in Section 409A(d)(1) of the Code), if any, has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No material nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

4.15 Labor Matters.

(a) Thermage and each of its Subsidiaries: (i) is in compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their respective current and former employees (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (iii) is not liable for any arrears of wages beyond the current pay period or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except, in each case (i) through (iv) above, those circumstances that would not have or could not reasonably be expected to result in a material Liability to Thermage or its Subsidiaries.

(b) To the knowledge of Thermage: (i) there are no current labor union organizing activities with respect to any employees of Thermage and/or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, or group of employees of Thermage and/or any of its Subsidiaries has made a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no labor strikes or lockouts, or threats thereof, against or affecting Thermage or any of its Subsidiaries.

4.16 Properties.

(a) Thermage and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the material properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the

Thermage Balance Sheet (except for personal property sold since the date of the Thermage Balance Sheet in the ordinary course of business consistent with past practice). All such properties and assets reflected in the Thermage Balance Sheet are free and clear of all Liens, except for Liens reflected on the Thermage Balance Sheet and Liens for current taxes not yet due and other Liens that do not materially impair the use or value of the property or assets subject thereto.

(b) Neither Thermage nor any of its Subsidiaries owns, or has ever owned, any real property. Section 4.16(b) of the Thermage Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from Thermage or any of its Subsidiaries or otherwise used or occupied by Thermage or any of its Subsidiaries for the operation of business (the “Thermage Leased Real Property”), the address, name of the lessor, licensor, sublessor, master lessor or lessee and date of the lease, license, sublease or other occupancy right and each amendment thereto.

(c) Thermage has provided or made available to Reliant true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Thermage Leased Real Property, including all amendments, terminations and modifications thereof (the “Thermage Lease Agreements”); and there are no other Thermage Lease Agreements for real property to which Thermage or any of its Subsidiaries is bound, other than those identified in Section 4.16(c) of the Thermage Disclosure Schedule. To the knowledge of Thermage, all such Thermage Lease Agreements are valid and effective. With respect to the Thermage Lease Agreements, there is no existing default or event of default by Thermage or any of its Subsidiaries, nor, to the knowledge of Thermage, by any other party thereto, and to the knowledge of Thermage, no circumstance or event exists which with notice or lapse of time, or both, would constitute a default under any Thermage Lease Agreement. There are no other parties occupying, or with a right to occupy, the Thermage Leased Real Property.

4.17 Tax Matters.

(a) Merger Sub II is a Delaware limited liability company that was formed exclusively for purposes of participating in the Second Merger. Merger Sub II has no assets or operations. All of the interests in Merger Sub II are and have been at all times owned by Thermage. No election has been made under Treas. Reg. Section 301.7701-3(c) or any provision of state or local law to treat Merger Sub II as a corporation for federal, state or local tax purposes.

(b) Thermage and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete in all material respects.

(c) Thermage and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, except with respect to matters for which adequate reserves have been established on the Thermage Financial Statements in accordance with GAAP and none of Thermage or any of its Subsidiaries has incurred any Taxes since the date of the Thermage Balance Sheet other than in the ordinary course of business.

(d) The U.S. consolidated federal income Tax Returns of Thermage have been examined by the IRS (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for all periods ending on or before December 30, 2001.

(e) There are no audits, examinations, investigations or other proceedings in respect Taxes pending or threatened in writing.

(f) There are no Liens for Taxes on any of the assets of Thermage or any of its Subsidiaries other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the Thermage Balance Sheet in accordance with GAAP.

(g) None of Thermage or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of any state, local or foreign Legal Requirement).

(h) None of Thermage or any of its Subsidiaries has engaged in a transaction that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2). To the knowledge of Thermage or its Subsidiaries, none of Thermage or any of its Subsidiaries has engaged in any other “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b).

(i) Thermage has made available to Reliant complete and accurate copies of all Tax Returns (including any amendments thereto), filed by, on behalf of or which include Reliant or any of its Subsidiaries.

(j) Thermage and each of its Subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(k) Thermage and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Thermage and its subsidiaries.

(l) Thermage has disclosed on its U.S. consolidated federal income Tax Returns all positions taken therein which could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

4.18 Environmental Matters.

(a) Except as would not reasonably be expected to result in a material liability to Reliant or any of its Subsidiaries, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by Thermage or any of its Subsidiaries or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by Thermage or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon. Except as would not reasonably be expected to result in a material liability to Reliant or any of its Subsidiaries, to the knowledge of Thermage there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by Thermage or any of its Subsidiaries or as a consequence of the acts of Thermage, its Subsidiaries or their agents.

(b) Thermage and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not reasonably be expected to result in a material liability to Reliant or any of its Subsidiaries, the Hazardous Materials Activities of Thermage and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(c) Thermage and its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. To the knowledge of Thermage, no circumstances exist which could reasonably be expected to cause any material Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Thermage, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of Thermage or any of its Subsidiaries.

(e) Neither Thermage nor any of its Subsidiaries is aware of any fact or circumstance that could result in any Liability under an Environmental Law which would reasonably be expected to have a Thermage Material Adverse Effect. Except as would not reasonably be expected to result in a material liability to Reliant or any of its Subsidiaries, neither Thermage nor any Subsidiary has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of Thermage or any of its Subsidiaries.

(f) Thermage and the Subsidiaries have delivered to Thermage or made available for inspection by Thermage and its agents, representatives and employees all material environmental site assessments and environmental audits in Thermage’s possession or control. Thermage and the Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable Legal Requirements with respect to this transaction.

4.19 Intellectual Property Matters.

(a) All Thermage Intellectual Property Rights are free and clear of any Liens (excluding any rights granted to any licensee of any Thermage Intellectual Property Right entered into in the ordinary course of business). Neither Thermage nor any of its Subsidiaries has transferred ownership of, granted an option to obtain ownership of, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are, or were, material Thermage Intellectual Property Rights.

(b) Neither Thermage nor its Subsidiaries has, in the conduct of the business of Thermage and its Subsidiaries, infringed upon, violated or used without authorization, of any Intellectual Property Rights owned by any third Person. The conduct of the business of Thermage and its Subsidiaries, has not and does not, infringe, misappropriate or violate any Intellectual Property Rights owned by any third Person. There is no pending or, to Thermage’s knowledge, threatened (and at no time within the six (6) years prior to the date of this Agreement has there been pending any) suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal, or in any jurisdiction, against Thermage or any of its Subsidiaries, alleging that any activities or conduct of Thermage’s or any of its Subsidiaries’ business has infringed, infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property Rights of any third Person, or challenging the ownership, validity, enforceability, or registerability of any Thermage Intellectual Property Rights. Thermage is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings, which (i) materially restrict Thermage’s or any of its Subsidiaries’ rights to use, license or transfer any Thermage Intellectual Property Rights, including without limitation, making, selling, licensing, leasing, marketing, distributing or providing any Thermage Product, (ii) materially restrict the conduct of the business of Thermage or any of its Subsidiaries in order to accommodate any third party’s Intellectual Property Rights, or (iii) compel or require Thermage or any of its Subsidiaries to license or transfer any Thermage Intellectual Property Rights.

(c) Section 4.19(c) of the Thermage Disclosure Schedule contains a complete and accurate list of all industry associations, standard setting organizations and similar bodies in which Thermage is a member, participates or is otherwise involved, or that may otherwise require Thermage to license any Thermage Intellectual Property Rights to any third Person. Neither Thermage nor any Thermage Subsidiary has committed, agreed or become obligated to license on a royalty-free basis any Thermage Intellectual Property Rights to any third Person as a result of any participation in an industry association, standard setting organization or similar body, or otherwise.

(d) Thermage and its Subsidiaries have taken commercially reasonable measures consistent with industry standard practices to protect the proprietary nature of the Trade Secrets owned by Thermage or such Subsidiary that is material to the business of Thermage and its Subsidiaries as currently conducted. In each case in which Thermage and its

Subsidiaries has acquired, other than through a license, any Intellectual Property Rights from any Person (including employees and contractors), Thermage and its Subsidiaries have obtained a valid and enforceable written assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property Rights to Thermage or its Subsidiaries.

(e) There are no pending claims, suits, arbitrations or other adversarial proceedings before any court, government agency or arbitral tribunal brought by Thermage or any of its Subsidiaries against any third party with respect to any Thermage Intellectual Property Rights, which remain unresolved as of the date hereof.

(f) Neither Thermage nor any of its Subsidiaries, nor, to the knowledge of Thermage any other party to a Contract that provides a license to material Intellectual Property Rights of a third Person (excluding Contracts with respect to generally commercially available Technology that is not included in any Thermage Product or necessary to the manufacture of any Thermage Product) (a “Thermage IP License”), is in material breach of any such Thermage IP License that is material to the business of Thermage and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated hereby will not result or cause (i) the breach by Thermage or any of its Subsidiaries of any Thermage IP License, (ii) the termination, impairment or restriction of any right or license granted to Thermage or any of its Subsidiaries under a Thermage IP License, or (iii) Thermage or any of its Subsidiaries to grant, or expand the scope of a prior grant, to a third party of any rights to any material Thermage Intellectual Property Rights (including by release of any source code), except as would not reasonably be expected to have a Thermage Material Adverse Effect.

4.20 Product Liability Claims. All of the Thermage Products that Thermage has manufactured, distributed or sold were free from material defects in design, specifications, processing, manufacture, material or workmanship, and suitable for the purpose for which they were sold subject to the Thermage Product’s directions for use or labeling. Within the three years prior to the date hereof, Thermage has not incurred any uninsured or insured product liability, or received any written notice of a claim of alleged product liability, and, to the knowledge of Thermage, no basis for any such claim exists. Thermage does not have any material liability or obligation with respect to any product liability or breach of warranty relative to Thermage’s business, whether or not heretofore asserted, or product recalls related to the Thermage Products manufactured, distributed or sold at or prior to the Closing. Schedule 4.20 also sets forth true, correct and complete list of all complaint, warranty claim and defective product claims related to Thermage’s business in the three (3) years prior to the date hereof.

4.21 Compliance With Health Care Laws. Thermage and each of its Affiliates is in material compliance with all relevant federal and other health care Legal Requirements applicable to Thermage and the Thermage Products, including the federal criminal anti-fraud and abuse statute (42 U.S.C. § 1320a-7b), all other Legal Requirements prohibiting false statements and improper remuneration for purchasing services or products, the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal health care programs exclusion laws, SSA § 1128 (42 U.S.C. § 1320a-7) and the regulations promulgated pursuant to such Legal Requirements, relating to the regulation of Thermage and the Thermage Products.

4.22 FDA Compliance.

(a) Thermage has obtained each federal, state, county, local or non-U.S. Thermage Permit (including 510(k), PMA and other Thermage Permits)or an exemption therefrom that may be required by the FDA or any other Governmental Authority engaged in the regulation of the Thermage Products. Section 4.22(a) of the Reliant Disclosure Schedule lists all annual manufacturing registration and device listing, annual reports and similar regulatory filing requirements that are required to be filed in order to reasonably be expected to maintain Thermage Permits and manufacturing facility licenses and where failure to timely file would result in a Thermage Material Adverse Effect. Thermage has not received any notice or written communication with respect to Thermage’s business from any Governmental Authority regarding, and, there are no facts or circumstances that are likely to give rise to, (i) any material violation of applicable Legal Requirements or material adverse change in any Thermage Permit, or any failure to materially comply with any applicable Legal Requirement or any term or requirement of any Thermage Permit or (ii) any revocation, withdrawal, suspension, cancellation, limitation, termination or modification of any Thermage Permit.

(b) The operation of Thermage’s business, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of all Thermage Products, is and at all times has been in material compliance with all applicable Legal Requirements, Thermage Permits, Governmental Authorities and orders including those administered by the FDA for products sold in the United States. Schedule 4.22(b) sets forth the label for each of the Thermage Products. There is no actual or, to the knowledge of Thermage, threatened material action or investigation in respect of the Thermage Business by the FDA or any other Governmental Authority which has jurisdiction over the operations, properties, products or processes of the Thermage, or, to the knowledge of Thermage , by any third parties acting on their behalf. Thermage has no knowledge that any Governmental Authority is considering such action or of any facts or circumstances that are likely to give rise to any such action or investigation.

(c) Except as set forth in Section 4.22(c) of the Disclosure Schedule, during the three (3) year period ending on the Closing Date, Thermage has not had any product or manufacturing site subject to a Governmental Authority (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” or, to the knowledge of Thermage, requests or requirements to make changes to the operations of Thermage’s business or the Thermage Products that if not complied with would reasonably be expected to result in a Thermage Material Adverse Effect, or similar correspondence or written notice from the FDA or other Governmental Authority in respect of Thermage’s business and alleging or asserting noncompliance with any applicable Legal Requirements, Thermage Permits or such requests or requirements of a Governmental Authority, and, to the knowledge of Thermage, neither the FDA nor any Governmental Authority is considering such action. Except as set forth in Section 4.22(c) of the Disclosure Schedule, no vigilance report or medical device report with respect to the Thermage’s or the Thermage Products has been reported by Thermage, and to the knowledge of Thermage, no vigilance report or medical device report is under investigation by any Governmental Authority with respect to the Thermage Products or Thermage’s business.

(d) All studies, tests and preclinical and clinical trials in respect of Thermage’s business are being conducted by or on behalf of Thermage that have been or will be submitted to any Governmental Authority, including the FDA and its counterparts worldwide, including in the European Union, in connection with any Thermage Permit, are being or have been conducted in compliance in all material respects with applicable Legal Requirements. Thermage has not received any notices, correspondence or other communication in respect of Thermage’s business from the FDA or any other Governmental Authority requiring the termination or suspension of any clinical trials conducted by, or on behalf of, Thermage or in which Thermage has participated, and to the knowledge of Thermage, neither the FDA nor any other Governmental Authority is considering such action. Thermage has not received specific written notification from a Governmental Authority of the rejection of data obtained from any clinical trials conducted by, or on behalf of, Thermage or in which Thermage has participated with respect to Thermage’s business or Thermage Products, which data was submitted to the Governmental Authority and which was necessary to obtain regulatory approval of a particular Thermage Product.

(e) The manufacture of Thermage Products by, or on behalf of, Thermage is being conducted in compliance in all material respects with all applicable Legal Requirements including the FDA’s Quality System Regulation at 21 C.F.R. Part 820 for products sold in the United States, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States. Thermage, and, to the knowledge of Thermage, any third party assembler, sterilizer or manufacturer of Thermage Products are in material compliance with all applicable Legal Requirements and certifications currently held by Thermage’s governing quality systems, manufacturing processes and all other applicable Legal Requirements governing those third parties’ activities, including set forth in 21 C.F.R. Part 807 and 21 C.F.R. Part 820 for products sold in the United States and all other similar applicable Legal Requirements.

(f) Thermage is not the subject of any pending or, to the knowledge of Thermage, threatened investigation in respect of Thermage’s business by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Thermage has not committed any act, made any statement, or failed to make any statement, in each case in respect of Thermage’s business and that would provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” and any amendments thereto. Neither Thermage, nor to its knowledge, any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable state Legal Requirement. To the knowledge of Thermage, no debarment proceedings or investigations in respect of Thermage’s business are pending or threatened against Thermage or any of its officers, employees or agents.

(g) There is no pending, nor to the knowledge of Thermage, threatened, proceeding, informational inquiry or investigation under any Government Program involving Thermage, nor is Thermage aware of any pending, or to the knowledge of Thermage, threatened, proceeding, informational inquiry or investigation under any Private Insurance Programs involving Thermage. Thermage’s sales and marketing practices are, and since January 1, 2004, have been, in compliance in all material respects with all applicable Legal Requirements and all policies of applicable Private Insurance Programs and Government Programs. To Thermage’s knowledge, Thermage has not arranged with or contracted with (by employment or otherwise) any person who is excluded from participation in any Government Program for the provision of items or services for which payment may be made under any such Government Program. None of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. Section 1320a-5(b)) of Thermage has been excluded from any Government Program or been subject to sanction pursuant to 42 U.S.C. Section 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. Section 1320a-7b. Neither Thermage, any director, officer or employee of Thermage, nor any agent acting on behalf of or for the benefit of any of Thermage, has directly or indirectly in connection with Thermage: (i) offered or paid any remuneration, in cash or in kind, to or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, contractors or employees of private third party payors or Government Programs in order to obtain business or payments from such persons other than in the ordinary course of business; (ii) given or agreed to give, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, private third party payor or any other person other than in connection with promotional or entertainment activities in the ordinary course of business and in compliance with Thermage’s compliance program; (iii) made any false entries on any of Thermage’s books or records for any purpose prohibited by applicable Legal Requirements; or (iv) made any representations to customers (physicians, hospitals, clinics, managed care organizations and other health care providers and third party payors) regarding appropriate reimbursement coverage and/or codes which resulted in a submission by such customer to any federal, state or private third party payor for the products sold by Thermage, whether orally or in writing, that were not true, accurate and complete as of the date hereof and that did not and do not materially misstate or misapply any of the reimbursement coverage and/or codes of either Government Programs and/or Private Insurance Programs that have provided reimbursement for any Thermage Product. Neither Thermage, nor to Thermage’s knowledge, any director, officer or employee of Thermage, is a party to any contract to provide services, lease space or lease equipment to Thermage with any physician, health care facility, hospital or other person who is in a position to make or influence referrals to Thermage where such contract or provision of services or space is prohibited by applicable Legal Requirements, nor has Thermage or any director, officer or employee of Thermage provided any remuneration, in cash or in kind, to any health care provider who is in a position to make or influence the referral of patients to a physician who uses any Thermage Product where such remuneration is prohibited by applicable Legal Requirements.

4.23 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by Thermage or any of its Subsidiaries have been provided or made available to Reliant. To the knowledge of Thermage, each such policy is in full force and effect. All premiums due thereon have been paid in full.

4.24 Interested Party Transactions. Since December 31, 2007, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

4.25 Brokers, Finders and Financial Advisors. No broker, finder or investment banker (other than Thomas Weisel Partners) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Thermage or any of its Subsidiaries. Thermage has furnished to Reliant a complete and correct copy of all agreements between Thermage and Thomas Weisel Partners pursuant to which such firm would be entitled to any such payment.

4.26 Information Supplied. (a) The Registration Statement (excluding any of the information supplied by Reliant for inclusion or incorporation by reference therein, as to which no representation or warranty is made) will not, at the time the Registration Statement or any amendment or supplement thereto becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and (b) the proxy statement included in the Registration Statement, as provided to Reliant Stockholders in the Soliciting Materials (excluding any of the information supplied by Reliant for inclusion or incorporation by reference therein, as to which no representation or warranty is made) will not, at the time the Soliciting Materials are mailed to the Reliant Stockholders and at all times that stockholder consents or votes are being solicited in connection with the First Merger, including at any stockholder meeting held to obtain such consents or vote, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they are made.

4.27 Takeover Statutes. No Takeover Statute is applicable to Thermage, the First Merger or any of the other transactions contemplated by this Agreement.

4.28 No Financing. Thermage has, and will have at the Closing, available cash resources in an amount sufficient to enable Thermage to consummate the First Merger in accordance with the terms of this Agreement.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Affirmative Obligations. Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1 of the Reliant Disclosure Schedule or the Thermage Disclosure Schedule, (iii) as required to consummate the Distribution and the execution of the License Agreement, or (iv) as approved in advance by the other party hereto in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, each of Reliant and Thermage shall, and each of them shall cause its Subsidiaries to (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (ii) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes, (iii) pay or perform all material obligations when due, and (iv) use reasonable best efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings. In addition, Reliant will notify Thermage no less than five (5) Business Days in advance of applying for, abandoning or letting lapse any U.S. or foreign Patents.

5.2 Negative Obligations. Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2 of the Reliant Disclosure Schedule or the Thermage Disclosure Schedule, as the case may be, (iii) as required to consummate the Distribution and the execution of the License Agreement, or (iv) with the prior written consent by the other party hereto, which shall not be unreasonably withheld, delayed or conditioned, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, neither Reliant nor Thermage shall, nor shall either of them cause or permit any of their respective Subsidiaries to, do any of the following:

(a) propose to adopt any amendments to or amend its certificate of incorporation or bylaws or comparable organizational documents;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) commitments, subscriptions, rights to purchase or otherwise) any of its securities or any securities of any of its Subsidiaries, except for (i) the issuance and sale of shares of common stock pursuant to stock options or restricted stock units outstanding prior to the date hereof, (ii) grants of purchase rights under an employee stock purchase or other similar plan, and (iii) grants to newly hired employees or refresh grants to current employees of restricted stock units covering or stock options to purchase common stock granted in the ordinary course of business consistent with past practice, in the case of stock options, with a per share exercise price that is no less than the then-current market price of a share of common stock, and with respect to either stock options or restricted stock units, not, in the case of grants by Thermage subject to any accelerated vesting or other provision that would be triggered solely as a result of the consummation of the transactions contemplated hereby.

(c) amend any of its securities or any securities of any of its Subsidiaries; provided, however, that nothing in this paragraph (c) shall prohibit Reliant or Thermage from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to it and its Subsidiaries, taken as a whole;

(d) incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or create a Lien over any of its assets;

(e) declare, set aside or pay any dividend or other distribution of property in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution of property in respect of the shares of capital stock;

(f) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it or any of its Subsidiaries (other than the transactions contemplated hereby); provided, however, that nothing in this paragraph (e) shall prohibit Reliant or Thermage from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to it and its Subsidiaries, taken as a whole;

(g) forgive any loans to any of its employees, officers or directors or any employees, officers or directors of any of its Subsidiaries, or any of its Affiliates;

(h) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any severance agreement with any director, officer or other employee, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer or employee, except the parties may make any amendments to existing employee benefit plans to the extent necessary to maintain their compliance with applicable Legal Requirements (including any amendments necessary or desirable to comply with Section 409A of the Code so as to avoid the imposition of additional Tax with respect thereto);

(i) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under any of its Employee Benefit Plans or any Employee Benefit Plans of any of its Subsidiaries, other than deposits and contributions that are required pursuant to the terms of any such Employee Benefit Plans or any Contracts subject to any such Employee Benefit Plans in effect as of the date hereof or as required by applicable Legal Requirements;

(j) enter into, amend, or extend any collective bargaining agreement;

(k) acquire, sell, lease, license or dispose of any material property or assets in any single transaction or series of related transactions, except for (i) transactions pursuant to existing Contracts, or (ii) transactions in the ordinary course of business consistent with past practice;

(l) except as may be required by applicable Legal Requirements or GAAP, make any change in any of the accounting principles or practices used by it;

(m) make or change any material Tax election, adopt or change any Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;

(n) enter into any Material Contract, other than for the sale of products in the ordinary course of business consistent with past practices;

(o) amend in any material respect any Reliant Material Contract or Thermage Material Contract, as the case may be, or grant any release or relinquishment of any material rights under any Reliant Material Contract or Thermage Material Contract, as the case may be;

(p) sell, assign, transfer, license or sublicense, pledge or otherwise encumber any Thermage Intellectual Property Right or Reliant Intellectual Property Right, as applicable (other than non-exclusive licenses in the ordinary course of business consistent with past practice); or

(q) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein;

(r) mortgage, pledge or subject to Lien, any of its assets or properties;

(s) authorize, incur or commit to incur any new capital expenditure(s) which in the aggregate exceed $100,000; provided, however, that the foregoing shall not limit any maintenance capital expenditures or capital expenditures required pursuant to existing Contracts;

(t) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability, other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings and Liabilities (i) reflected or reserved against in full in the Reliant Balance Sheet or the Thermage Balance Sheet, as the case may be;

(u) initiation of any material Legal Proceeding;

(v) except as required by applicable Legal Requirements or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice; or

(w) enter into a Contract to do any of the foregoing or knowingly take any action which is reasonably expected to result in any of the conditions to the consummation of the transactions contemplated hereby not being satisfied, or knowingly take any action which would make any of its representations or warranties set forth in this Agreement untrue or incorrect in any material respect, or that would materially impair its ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or materially delay such consummation.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) Immediately following the execution and delivery of this Agreement, each of Reliant and Thermage, and each of their respective Subsidiaries, shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal relating to Reliant and Thermage, respectively.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, neither Reliant nor Thermage shall, nor shall any of its Subsidiaries, nor any directors or officers of it or its Subsidiaries, and it shall use its reasonable best efforts to cause any investment banker, attorney or other advisor or representative retained by it or its Subsidiaries to not (and shall not authorize or knowingly permit them to), directly or indirectly:

(i) solicit, initiate, knowingly encourage or facilitate, or induce the making, submission or announcement of, an Acquisition Proposal relating to Reliant or Thermage, respectively;

(ii) furnish to any Person (other than the other party hereto or any designees of such other party) any non-public information relating to it or any of its Subsidiaries, or afford access to its business, properties, assets, books or records or the business, properties, assets, books or records of any of its Subsidiaries (other than to the other party hereto or any designees of such other party) in a manner intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal relating to Reliant or Thermage, respectively, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal relating to Reliant or Thermage, respectively;

(iii) participate or engage in discussions or negotiations with any Person (other than the other party hereto) with respect to an Acquisition Proposal relating to Reliant or Thermage, respectively;

(iv) approve, endorse or recommend an Acquisition Proposal relating to Reliant or Thermage, respectively;

(v) enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to an Acquisition Transaction relating to Reliant or Thermage, respectively; or

(vi) terminate, amend or waive any rights under any “standstill” or other similar Contract between it or any of its Subsidiaries and any Person (other than the other party hereto);

provided, however, that notwithstanding the foregoing, at any time prior to the receipt of the Requisite Thermage Stockholder Approval, Thermage may directly or indirectly through advisors, agents or other intermediaries, subject to compliance with the provisions of this Section 6.1, (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, Acquisition Proposal for such party in writing that such party’s board of directors reasonably determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal, and/or (B) furnish to any Person that has made (and not withdrawn) a bona fide, Acquisition Proposal for such party in writing that such party’s board of directors reasonably determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal non-public information relating to such party or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to such party than those contained in the Confidentiality Agreement, provided that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) the Thermage Board reasonably determines in good faith (after consultation with outside legal counsel) that that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under Delaware Law, (2) at least three (3) Business Days prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, Thermage gives Reliant written notice of the identity of such Person and the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case Thermage shall give Reliant a copy of all written materials comprising or relating thereto) and of Thermage’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person, and (3) contemporaneously with furnishing any non-public information to such Person, Thermage furnishes such non-public information to Reliant (to the extent such information has not been previously furnished to Reliant).

(c) In addition to the obligations of Reliant and Thermage set forth in Section 6.1(a) and Section 6.1(b), each of Reliant and Thermage shall promptly, and in all cases within twenty four (24) hours of its receipt, advise the other party hereto orally and in writing of (i) any Acquisition Proposal it receives or (ii) any request for information it receives that would reasonably be expected to lead to an Acquisition Proposal or (iii) any inquiry it receives with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry (including copies of all written materials comprising or relating thereto), and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

(d) Thermage shall keep Reliant reasonably informed on a current basis of the status of any discussions with respect to any Acquisition Proposal and the material terms and conditions (including all amendments or proposed amendments) of any Acquisition Proposal, request or inquiry it receives. In addition to the foregoing, each of Reliant and Thermage shall provide the other party hereto with at least three (3) Business Days written notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal it has received.

6.2 Board Recommendations.

(a) Subject to the terms of Section 6.2(b), the Thermage Board shall recommend that the Thermage Stockholders approve the issuance of shares of Thermage Common Stock in the First Merger in accordance with the applicable rules of the Nasdaq (the

“Thermage Board Recommendation”). Subject to the terms of Section 6.2(c), the Reliant Board shall recommend that the Reliant Stockholders adopt this Agreement and approve the principal terms of the First Merger (the “Reliant Board Recommendation”).

(b) Subject to the terms of this Section 6.2(b), neither the Thermage Board nor any committee thereof shall withhold, withdraw, amend, modify, qualify or condition in a manner adverse to Reliant, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Reliant, the Thermage Board Recommendation (a “Thermage Board Recommendation Change”); provided, however, that notwithstanding the foregoing, at any time prior to the receipt of the Requisite Thermage Stockholder Approval, the Thermage Board may effect a Thermage Board Recommendation Change, if and only if (A) Thermage has received an Acquisition Proposal relating to it that constitutes a Superior Proposal, (B) prior to effecting such Thermage Board Recommendation Change, Thermage shall have given Reliant at least five (5) Business Days notice thereof, which notice shall include the most current version of such definitive agreement and the identity of the Person making such Superior Proposal and the opportunity to meet to discuss in good faith a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (C) Reliant shall not have made, within five (5) Business Days after receipt of Thermage’s written notice of its intention to effect a Thermage Board Recommendation Change, a counter-offer or proposal that the Thermage Board reasonably determines in good faith, after consultation with its financial advisor and outside legal counsel, is at least as favorable to its stockholders as such Superior Proposal and (D) after such discussions, the Thermage Board reasonably determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by Reliant pursuant to the immediately preceding clause) that the failure to effect such Thermage Board Recommendation Change would be reasonably likely to result in a breach of its fiduciary duties under Delaware Law.

(c) Nothing in this Agreement shall prohibit the Thermage Board from (i) taking and disclosing to the Thermage Stockholders, respectively, a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) disclosing information required by its fiduciary duties under applicable law.

(d) Nothing set forth in this Section 6.2 shall (i) permit either party hereto to terminate this Agreement, (ii) affect any other obligation of Thermage or Reliant under this Agreement, (iii) limit the obligation of Thermage to duly call, give notice of, convene and hold the Thermage Stockholder Meeting or limit the obligation of Reliant to either duly call, give notice of, convene and hold a stockholder meeting or solicit written consents to obtain the Requisite Reliant Stockholder Approval to adopt this Agreement and approve the principal terms of the First Merger (the “Reliant Stockholder Proposal”), (iv) relieve Thermage of its obligation to submit to a vote of its stockholders the Thermage Voting Proposal at the Thermage Stockholder Meeting or relieve Reliant of its obligation to submit to a vote of its stockholders the Reliant Stockholder Proposal or (v) permit Thermage to submit for a vote of its stockholders at or prior to the Thermage Stockholder Meeting any Acquisition Proposal other than the Thermage Voting Proposal or permit Reliant to submit for a vote of its stockholders any Acquisition Proposal other than the Reliant Stockholder Proposal.

6.3 Registration Statement; Proxy Statement/Prospectus/Information Statement; Regulation M-A

(a) As promptly as practicable after the execution and delivery of this Agreement, Thermage shall prepare and shall file with the SEC, a Registration Statement on Form S-4 in connection with the issuance of shares of Thermage Common Stock in the First Merger (as may be amended or supplemented from time to time, the “Registration Statement”). Thermage shall provide Reliant with a reasonable opportunity to review and comment thereon. The Registration Statement shall include (i) a prospectus for the issuance of shares of Thermage Common Stock in the First Merger, (ii) a proxy statement of Thermage for use in connection with the solicitation of proxies for the Thermage Voting Proposal to be considered at the Thermage Stockholder Meeting and (iii) an information statement of Reliant for use in connection with solicitation of written consents of the Reliant Stockholders and providing notice of action of its stockholders by written consent with respect to the Reliant Voting Proposal (as may be amended or supplemented from time to time, the “Proxy Statement/Prospectus/Information Statement”). Reliant shall use its reasonable best efforts to cause Cooley Godward Kronish LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and Thermage shall use its reasonable best efforts to cause Wilson Sonsini Goodrich & Rosati, Professional Corporation, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. Each of Thermage and Reliant shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing with the SEC. Without limiting the generality of the foregoing, each of Reliant and Thermage shall, and shall cause its respective representatives to, fully cooperate with the other party hereto and its respective representatives in the preparation of the Registration Statement and the Proxy Statement/Prospectus/Information Statement, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation of the Registration Statement and the Proxy Statement/Prospectus/Information Statement, and any amendment or supplement thereto. As promptly as practicable after the Registration Statement is declared effective by the SEC, Thermage and Reliant shall cause the Proxy Statement/Prospectus/Information Statement to be mailed to their respective stockholders.

(b) The Registration Statement and the Proxy Statement/Prospectus/Information Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is filed with the SEC or declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Proxy Statement/Prospectus/Information Statement shall not, on the date the Proxy Statement/Prospectus/Information Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of each of the Thermage Stockholder Meeting, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Without limiting the generality of the foregoing, prior to the Effective Time (i) Reliant and Thermage shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Registration Statement, Proxy Statement/Prospectus/Information Statement or any Regulation M-A Filing so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Legal Requirements or the SEC, disseminated to the stockholders of Reliant and/or Thermage. Thermage shall notify Reliant as promptly as practicable after the receipt by it of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Registration Statement, the Proxy Statement/Prospectus/Information Statement or any Regulation M-A Filing, and shall promptly supply Reliant with copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings.

(c) Thermage shall make any necessary filings with respect to the First Merger or the Second Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder. In addition, Thermage shall use reasonable best efforts to take all actions required under any applicable federal or state securities or “Blue Sky Laws” in connection with the issuance of shares of Thermage Common Stock in the First Merger.

(d) Thermage shall use commercially reasonable efforts to cause the shares of Thermage Common Stock to be issued in connection with the First Merger to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event, prior to the Closing Date.

6.4 Thermage Stockholder Meeting.

(i) Thermage acting through the Thermage Board, shall take all actions in accordance with applicable Legal Requirements, applicable rules of the Nasdaq, the Thermage Certificate of Incorporation and the Thermage Bylaws to duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Registration Statement, a meeting of its stockholders (the “Thermage Stockholder Meeting”) for the purpose of considering and voting upon the approval of the Thermage Voting Proposal. Subject to Section 6.2(b), Thermage shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Thermage Voting Proposal, and to secure the Requisite Thermage Stockholder Approval. Thermage shall use its reasonable best efforts to ensure that all proxies solicited in connection with the Thermage Stockholder Meeting are solicited in compliance with the DGCL, the rules of the Nasdaq, the Thermage Certificate of Incorporation and the Thermage Bylaws and all other applicable Legal Requirements.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, Thermage, after consultation with Reliant, may (but shall not be required to) adjourn or postpone the Thermage Stockholder Meeting if (and solely to the extent necessary to ensure that) (i) any required supplement or amendment to the Registration Statement is provided to the Thermage Stockholders, or (ii) as of the time for which the Thermage Stockholder Meeting is originally scheduled (as set forth in the Registration Statement), there are insufficient shares of Thermage Common Stock represented (either in person or by proxy) at the Thermage Stockholder meeting to constitute a quorum necessary to conduct the business of the Thermage Stockholder Meeting.

(iii) Following the Thermage Stockholder Meeting and at or prior to the Closing, Thermage shall deliver to the corporate secretary of Reliant o a certificate setting forth the voting results from the Thermage Stockholder Meeting.

(iv) Thermage shall submit the Thermage Voting Proposal to the Thermage Stockholders at the Thermage Stockholders Meeting for the purpose of acting upon such proposal, in each case whether or not (i) the Thermage Board at any time subsequent to the date of this Agreement shall effect a Thermage Board Recommendation Change, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Thermage.

6.5 Reliant Stockholder Approval. Immediately after the execution of this Agreement, Reliant shall obtain approval by written consent of the Reliant Stockholders in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of, (i) adopting this Agreement and approving the First Merger, and all other transactions contemplated hereby and appointing Steven Mendelow as Securityholder Representative, (ii) acknowledging that the approval given thereby is irrevocable and that such Reliant Stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that such Reliant Stockholder has received and read a copy of Section 262 of the DGCL, (iii) acknowledging that by its approval of the First Merger it is not entitled to appraisal rights with respect to its shares in connection with the First Merger and thereby waives any rights to receive payment of the fair value of its Reliant Capital Stock under the DGCL, and (iv) approving the amendment to the Reliant Certificate in the form attached as Exhibit I hereto (the “Certificate Amendment”). The votes required by Delaware Law and Reliant’s Charter Documents to approve items (i) and (iv) of the preceding sentence are referred to in this Agreement as the “Requisite Reliant Stockholder Approval.” Under no circumstances shall either party assert that any other approval or consent is necessary by the Reliant Stockholders to approve this First Merger or this Agreement.

6.6 Efforts to Complete First Merger; Regulatory Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Thermage, Merger Sub I (when formed), Merger Sub II and Reliant shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to:

(i) cause the conditions to the First Merger set forth in Article VII to be satisfied or fulfilled;

(ii) obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which Reliant or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated by this Agreement;

(iii) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Authorities, seek the expiration or termination of any applicable waiting periods under applicable Legal Requirements, and make all necessary registrations, declarations and filings with Governmental Authorities;

(iv) seek to have vacated or otherwise lifted or removed any Order that has been issued or granted which is in effect and has the effect of making any of the transactions contemplated by this Agreement illegal in any jurisdiction; and

(v) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Each party hereto shall (i) promptly inform the other party hereto of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement; (ii) if practicable, permit the other party the opportunity to review in advance all the information relating to Thermage and its Subsidiaries or Reliant and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the First Merger and the other transactions contemplated by this Agreement and incorporate the other party’s reasonable comments; (iii) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning this Agreement or the First Merger unless it consults with the other party in advance, and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend; and (iv) furnish the other party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the First Merger, except that any materials concerning valuation of the transaction or internal financial information may be redacted. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Notwithstanding the foregoing, each of Thermage and Reliant may, as each deem advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.6(b) as “counsel only” and, in such event, such material and the information contained therein shall be disclosed only to the outside legal counsel of the recipient, their staff and consultants, pursuant to and consistent with a Joint Defense Agreement executed by the parties, and shall not be disclosed by such counsel to non-legal directors, officers, employees or other advisors or representatives of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to require Thermage or Reliant or any Subsidiary thereof to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

6.7 Access; Notice and Consultation; Confidentiality.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, upon reasonable notice and subject to applicable Legal Requirement relating to the exchange of information, each of Thermage and Reliant shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party hereto, reasonable access, during normal business hours, to all of its personnel, properties, facilities, contracts, books, records and other information concerning its business, properties and personnel as the other may reasonably request.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of Thermage and Reliant shall, and shall cause its Subsidiaries to, make available to the other party hereto a copy of each report, schedule, proxy or information statement, registration statement and other document to be filed by it during such period pursuant to the requirements of federal securities laws or federal or state laws a reasonable period of time prior to the filing of such reports, schedules, proxy or information statements, registration statements and other documents.

(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of Thermage and Reliant shall give prompt notice to the other party hereto upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

(d) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of Thermage and Reliant shall give prompt notice to the other party hereto of (i) any notice or other communication received by it from any Governmental Authority in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication received by it from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any Reliant Material Contract or Thermage Material Contract, as the case may be, to which such party or any of its Subsidiaries is a party or (iii) any notice or other communication received by such party or any of its Subsidiaries from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

(e) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time each of Thermage and Reliant shall promptly advise the other party hereto orally and in writing of any litigation commenced after the date hereof against such party or any of its directors by any of its current or former stockholders (on their own behalf or on behalf of the company) relating to this Agreement or the transactions contemplated hereby and shall keep the other party hereto reasonably informed regarding any such litigation. Each of Thermage and Reliant shall give the other party hereto the opportunity to consult with such party regarding the defense or settlement of any such stockholder litigation and shall consider the other party’s views with respect to such stockholder litigation.

(f) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of Thermage and Reliant shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party hereto and report the general status of the ongoing operations of such party and its Subsidiaries. Each of Thermage and Reliant shall promptly notify the other party hereto of any material change in the normal course of business or in the operation of the properties of such party or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving such party or any of its Subsidiaries, and will keep the other party hereto fully informed of such events.

(g) Notwithstanding anything to the contrary set forth herein, neither Thermage nor Reliant nor any of their respective Subsidiaries shall be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Legal Requirement, fiduciary duty or Contract entered into prior to the date of this Agreement. The parties shall use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding anything to the contrary set forth herein, no information obtained pursuant to the access granted or notification provided pursuant to this Section 6.7 shall be deemed to (i) amend or otherwise modify in any respect any representation or warranty of the party providing such access or notice, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice.

(h) All information acquired pursuant to the access granted or notice provided pursuant to this Section 6.7 shall be subject to the provisions of the Mutual Nondisclosure Agreement, dated July 20, 2007, between Thermage and Reliant (the “Confidentiality Agreement”), which shall continue in full force and effect from and after the execution and delivery of this Agreement in accordance with its terms.

6.8 Public Announcements. Each of Thermage and Reliant shall consult with the other party hereto before issuing any press release or making any public announcement or statement with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public announcement or statement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that a party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or the rules and regulations of the Nasdaq if it first notifies and consults with the other party hereto prior to issuing any such press release or making any such public announcement or statement; and provided further, however, that no such prior notice or consultation shall be required in connection with any disclosure or other action expressly permitted pursuant to Section 6.2(b).

6.9 Reliant Stock Options and Warrants. Prior to the Effective Time, Reliant shall use its commercially reasonable efforts to allow for the treatment of Reliant Stock Options, Reliant RSUs and Reliant Warrants in connection with the First Merger as provided in Section 2.7, including (i) obtaining any consents from, and delivering any notices to, holders of Reliant Stock Options or Reliant Warrants and (ii) amending the terms of its equity incentive plans or arrangements, to give effect to the provisions of Section 2.7.

6.10 Financials.

(a) Within thirty (30) days following the last day of each fiscal quarter ending after March 31, 2008, Reliant shall deliver, or cause to be delivered, to Thermage the unaudited balance sheet as of the last day of such fiscal quarter, and the related unaudited statement of income, cash flow and stockholders’ equity for the three (3) month period then ended.

(b) Promptly following completion of the audit of the Financials for the Reliant’s 2007 fiscal year (the “2007 Audit”), Reliant shall deliver to Thermage the audited consolidated balance sheets as of December 31, 2007 and the related consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month period then ended. Reliant will use its commercially reasonable efforts to complete the 2007 Audit as soon as practicable.

(c) Reliant shall use commercially reasonable efforts to assist Thermage in the preparation of pro forma financial statements meeting the requirements of Article 11 of SEC Regulation S-X required or advisable to be included by Thermage (i) any current report on Current Report on Form 8-K, (ii) any other annual, quarterly or other report, registration statement, and definitive proxy statement required to be filed by Thermage with the SEC, or (iii) the Registration Statement.

6.11 Reliant 401(k) Plans.

(a) Prior to Closing, Thermage and Reliant shall cooperate in good faith with respect to the appropriate treatment following the Closing of any plans of Reliant and its ERISA Affiliates intended to include Code Section 401(k) arrangements (the “Reliant 401(k) Plans”) in order to effectuate orderly transition in respect of such plans and minimize any adverse effect on participating employees with respect to any such transition.

(b) If, as a result of the determination arrived at by Thermage in accordance with Section 6.11(a), Thermage provides written notice to Reliant requesting termination of one or more Reliant 401(k) Plans prior to Closing, then, effective as of the day immediately preceding the Closing Date, the Reliant Board shall adopt a resolution effective immediately prior to Closing, which resolution shall terminate any such Reliant 401(k) Plan. Reliant shall provide Thermage with evidence that such Reliant 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Reliant Board (any Reliant 401(k) Plans so terminated, “Reliant Terminating Plans”). As soon as administratively practicable following the Effective Time, all participants in the Reliant Terminating Plans shall become participants in the comparable 401(k) arrangements of Thermage and Thermage shall establish or designate a comparable 401(k) Plan arrangement of Thermage to receive any rollover distributions from such Reliant Terminating Plans, including rollover of any outstanding loans held by participants of such plans.

6.12 Reliant Employee Benefits.

(a) Except as may be required by collective bargaining agreements or agreements with labor unions, trade unions, labor organizations or works councils or Legal Requirements, Thermage shall, or shall cause the Surviving Company to, provide each employee of Reliant or its Subsidiaries as of the Effective Time (the “Reliant Employees”) compensation (in the aggregate), and health, welfare and pension benefits (but not including equity awards) that are substantially similar, in the aggregate, to those provided to similarly situated employees of Thermage and its Subsidiaries.

(b) From and after the Effective Time, and to the extent permitted by applicable Legal Requirements, Thermage shall, or shall cause the Surviving Company to, recognize the prior service with Reliant or its Subsidiaries of each employee of Reliant and its Subsidiaries who are employed by Thermage or one of its Subsidiaries following the Effective Time (“Continuing Employees”) in connection with all employee benefit plans, programs or policies (including vacation and severance, but excluding the sabbatical program) of Thermage or its Subsidiaries in which Continuing Employees are eligible to participate following the Effective Time for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time, Thermage shall, or shall cause the Surviving Company to, cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with Reliant) under any group health plans of Thermage or its Subsidiaries to be waived with respect to Continuing Employees and their eligible dependents.

(c) The provisions of this Section 6.12(a) and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and nothing herein shall be deemed to amend any Employee Benefit Plan to reflect the terms of this Section 6.12(a) and (b).

6.13 Directors’ and Officers’ Indemnification and Insurance.

(a) After the Effective Time, Thermage shall, and shall cause the Surviving Company to, indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors and employees of Reliant or its Subsidiaries or were serving at the request of Reliant as an officer, director or employee of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise with respect to all acts or omission by them in their capacities as such or taken at the request of Reliant or any of its Subsidiaries at any time prior to the Effective Time to the extent currently provided in the Reliant Charter Documents (including with respect to advancement of expenses).

(b) Thermage shall, and shall cause the Surviving Company to honor and fulfill in all respects the obligations of Reliant and its Subsidiaries under any and all indemnification agreements currently in effect between Reliant or any of its Subsidiaries and any of its current or former directors and officers (the “Reliant Indemnified Parties”).

(c) For a period of six (6) years following the Effective Time, Thermage and the Surviving Company shall cause to be maintained in effect the existing policy of Reliant’s directors’ and officers’ liability insurance (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby to the extent that such acts or omissions are covered by the D&O Policy) and covering each Reliant Indemnified Party who is covered as of the Effective Time by the D&O Policy on terms with respect to coverage and amounts that are no less favorable in the aggregate than those terms in effect on the date hereof; provided, however, that in no event shall

Thermage or the Surviving Company be required to expend an amount in excess of 300% of the current annual premium for such insurance for the entire six (6) year period (such amount, the “Maximum Aggregate Premium”); and provided further, however, that if the aggregate premium of such insurance coverage exceeds such amount, Thermage and the Surviving Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Aggregate Premium. Prior to the Effective Time, notwithstanding anything to the contrary in this Agreement, in lieu of its obligations under the first sentence of this Section 6.13(c), prior to the Effective Time, Thermage may purchase a six-year “tail” prepaid policy on the D&O Policy on terms and conditions no less advantageous than the D&O Policy and subject to Reliant’s reasonable approval, and in the event that Thermage shall purchase such a “tail” policy prior to the Effective Time, Thermage and the Surviving Company shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Thermage and the Surviving Company under the first sentence of this Section 6.13(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) The obligations under this Section 6.13 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 6.13(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 6.13(c) (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 6.13(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.13, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 6.13(c) (and their heirs and representatives)) under this Section 6.13 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by Reliant or any of its Subsidiaries, or applicable Legal Requirement (whether at law or in equity).

(e) In the event that Thermage, the Surviving Company or any of their Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least fifty percent (50%) of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.13.

6.14 Takeover Statutes. If any Takeover Statute is or may become applicable to the First Merger or any of the other transactions contemplated by this Agreement, Reliant and the Reliant Board shall promptly grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the transactions contemplated hereby, as the case may be, and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

6.15 Lock-Up Agreements. Concurrently with execution of this Agreement, each the executive officers and directors and Reliant Board observers (and their respective Affiliates) shall have executed and delivered to Thermage a Lock-Up Agreement in the form attached hereto as Exhibit D.

6.16 Spinco Contributions. Except to the extent reflected in the License Agreement, neither the Company nor any Subsidiary of Reliant shall make any equity contribution, or otherwise transfer any cash or property, to, or assume any liability on behalf of, Spinco. As of the time of the Distribution, Spinco will have no assets, Liabilities or operations except as contemplated hereby.

6.17 Distribution of Spinco Capital Stock. Reliant shall consummate the Distribution in accordance with Section 2.14 hereof and will inform Thermage promptly, and in no event later than one business day after, material developments relating thereto. Thermage will cooperate with Reliant in its efforts to consummate the Distribution including by (i) providing assistance with respect to any proxy or information statement required in connection with the Distribution and (ii) cooperating in the filing of any tax election or Tax Returns required or deemed advisable by Reliant and after consummation of the Distribution, Spinco in connection with the Distribution.

6.18 Tax Matters.

(a) None of Thermage, Merger Sub I (when formed), Merger Sub II or Reliant shall, and they shall not permit any of their respective Subsidiaries to, (i) take any action prior to or following the Effective Time if such action or (ii) fail to take any action prior to the Effective Time if such failure to act, would reasonably be expected to cause the Integrated Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b) Each of Thermage and Reliant shall use its reasonable best efforts to obtain the Tax opinions described in Section 7.1(g) (collectively, the “Tax Opinions”). Officers of Thermage, Merger Sub I, Merger Sub II and Reliant shall execute and deliver to Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Thermage, and Cooley Godward Kronish LLP, counsel to Reliant, certificates containing customary representations at such time or times as may be reasonably requested by such law firms, including the effective date of the Registration and the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Integrated Merger.

6.19 Spreadsheet. Reliant shall deliver a spreadsheet in substantially the form attached hereto as Schedule 6.18 (as the same may be updated as described below, the “Spreadsheet”), which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of Reliant as of the Closing and which shall separately list, as of the Closing, (i) all Reliant Stockholders and their respective addresses of record, the number of shares of Reliant Capital Stock held by such persons (including the respective certificate numbers), the date of acquisition of such shares, whether such shares of Reliant Capital Stock are Reliant Restricted Shares and, to the extent such shares are Reliant Restricted Shares, the applicable vesting schedule, the number of shares of Thermage Common Stock to be issued to each Reliant Stockholder and the amount of the Cash Consideration payable to such Reliant Stockholder, such Reliant Stockholder’s Pro Rata Portion, the amount of Escrow Cash that shall be contributed to the Indemnification Escrow Fund on behalf of such Reliant Stockholder and such other information relevant thereto or which the Exchange Agent may reasonably request, (ii) all holders of Reliant Stock Options and their respective addresses, the number of shares of Reliant Capital Stock underlying each such Reliant Stock Option, the exercise price of such Reliant Stock Options and the amount of the Option Proceeds payable to such Reliant Optionholder, such Reliant Optionholder’s Pro Rata Portion and the amount of Escrow Cash that shall be contributed to the Indemnification Escrow Fund on behalf of such Reliant Optionholder and such other information relevant thereto or which Thermage may reasonably request, (iii) all holders of Reliant RSUs and their respective addresses, the number of shares of Reliant Common Stock issuable upon vesting of such Reliant RSU and the amount of the RSU Proceeds payable to such holder of Reliant RSUs, such holder of Reliant RSUs’ Pro Rata Portion and the amount of Escrow Cash that shall be contributed to the Indemnification Escrow Fund on behalf of such holder of Reliant RSUs and such other information relevant thereto or which Thermage may reasonably request, (iii) all holders of Reliant Warrants and their respective addresses, whether such Reliant Warrant is an Assumed Warrant, the class or series of Reliant Capital Stock issuable upon exercise of the Reliant Warrant, the number of shares of Reliant Capital Stock underlying each such Reliant Warrant, the exercise price of such Reliant Warrant, the number of shares of Thermage Common Stock to be issued to each Reliant Warrantholder, the amount of the Cash Consideration payable to such Reliant Warrantholder, such Reliant Warrantholder’s Pro Rata Portion, the amount of Escrow Cash that shall be contributed to the Indemnification Escrow Fund on behalf of such Reliant Warrantholder and such other information relevant thereto or which the Exchange Agent may reasonably request, Reliant shall deliver the Spreadsheet three (3) Business Days prior to the Closing Date. The certification of the completeness and correctness of the Spreadsheet as of the Closing will be based on the assumption that there are no changes in the information required to be set forth therein between the date of delivery and the Closing. Reliant will use commercially reasonable efforts to avoid the occurrence of any such changes and will deliver an updated Spreadsheet, similarly certified, promptly after the occurrence of any such changes; provided, however, that no updates may be made to the Spreadsheet after the Effective Time.

6.20 FIRPTA Certificate. On or prior to the Closing Date, Reliant shall deliver to Thermage a properly executed statement in a form reasonably acceptable to Thermage for purposes of satisfying Thermage’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.21 Merger Sub I and Merger Sub II.

(a) Thermage shall take all action necessary to form Merger Sub I under Delaware law as soon as reasonably practicable after the date hereof. The exclusive purpose for Merger Sub I shall be to participate in the First Merger. As soon as practicable after Merger Sub I is formed, Merger Sub I shall become a party to this Agreement. All of the interests of

Merger Sub I shall at all times from its formation until the Effective Time be owned by Thermage. Merger Sub I shall have no assets or operations at any time prior to the Effective Time.

(b) Thermage shall take all action necessary to cause Merger Sub I, Merger Sub II, the First Step Surviving Company and the Surviving Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

6.22 Thermage Board. The Thermage Board shall take all action necessary such that, effective as of the Effective Time, the Thermage Board shall consist of nine (9) directors, six (6) of whom shall be designated by the Thermage Board and three (3) of whom shall be designated by the Reliant Board (the “Reliant Designees”). One (1) of the Reliant Designees will be appointed to the class of directors with a term expiring in 2009 and two (2) of the Reliant Designees will be appointed to the class of directors with a term expiring in 2011.

6.23 Letter Agreement. Thermage will comply with the terms of that certain letter agreement, dated as of the date hereof between Thermage and Reliant.

ARTICLE VII

CONDITIONS TO THE FIRST MERGER

7.1 Conditions to Obligation of Each Party to Effect the First Merger. The respective obligations of Thermage, Merger Sub I and Reliant to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (where permissible under applicable Legal Requirements), at or prior to the Effective Time, of each of the following conditions:

(a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Registration Statement or the Information Statement shall have been initiated or threatened in writing by the SEC.

(b) Requisite Stockholder Approval. The Requisite Reliant Stockholder Approval and the Requisite Thermage Stockholder Approval shall have been obtained.

(c) Antitrust Approvals. (i) All waiting periods (and all extensions thereof) applicable to the transactions contemplated by this Agreement under any antitrust or competition Legal Requirement of any jurisdiction in which Thermage or Reliant have substantial business or operations, or in which Thermage and Reliant mutually agree to make a filing under applicable antitrust or competition Legal Requirement, shall have terminated or expired, (ii) all clearances, consents, approvals, authorizations and Orders applicable to the transactions contemplated hereby which are required under any antitrust or competition Legal Requirement of any jurisdiction in which Thermage or Reliant have substantial business or operations, or in which Thermage and Reliant mutually agree to make a filing under applicable antitrust or competition Legal Requirements, shall have been received, and (iii) all Governmental Authorities that have the authority to enforce any such antitrust or competition Legal Requirements shall have approved, cleared or decided neither to initiate proceedings or otherwise intervene in respect of the transactions contemplated hereby.

(d) No Prohibitive Legal Requirements. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the First Merger any Legal Requirement that is in effect and has the effect of making the First Merger illegal in any jurisdiction in which Thermage or Reliant have substantial business or operations or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the First Merger in any jurisdiction in which Thermage or Reliant have substantial business or operations.

(e) No Prohibitive Orders. No Governmental Authority of competent jurisdiction shall have issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the First Merger illegal in any jurisdiction in which Thermage or Reliant have substantial business or operations or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the First Merger.

(f) Nasdaq Listing. The shares of Thermage Common Stock issuable in the First Merger and the shares of Thermage Common Stock issuable in respect of all Assumed Warrants, shall have been authorized for listing on the Nasdaq upon official notice of issuance.

(g) Tax Opinions. Thermage shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Reliant shall have received an opinion of Cooley Godward Kronish LLP, each dated as of the Effective Time and each to the effect that the Integrated Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, provided, however, that this condition shall nonetheless be deemed to be satisfied with respect to both Thermage and Reliant if either Wilson Sonsini Goodrich & Rosati, Professional Corporation or Cooley Godward Kronish LLP renders such opinion. The issuance of such opinions shall be conditioned upon the receipt by such counsel of customary representation letters from each of Thermage, Merger Sub I, Merger Sub II and Reliant, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

(h) Distribution of Spinco Capital Stock. The Company shall have effected the Distribution in accordance with the Certificate Amendment.

(i) Second Merger. Any requirements, conditions, qualifications, consents or the like required for the Second Merger to occur have been satisfied and the parties are able to consummate the Second Merger immediately following the First Merger.

7.2 Additional Conditions to Obligations of Thermage and Merger Sub I. The obligations of Thermage and Merger Sub I to consummate the transactions contemplated by this Agreement are also subject to the satisfaction or waiver, on or prior to the Effective Time, of each the following additional conditions (each of which conditions may be waived solely by Thermage and Merger Sub I (when formed) in their sole discretion):

(a) Representations and Warranties. The representations and warranties of Reliant set forth in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Reliant Material Adverse Effect and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Reliant Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Reliant set forth in the Agreement for purposes of this Section 7.2(a), (1) all “Reliant Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties, (y) the representation and warranty set forth in clause (i) of Section 3.10 shall not be disregarded pursuant to the terms of this proviso, (2) any update of or modification to the Reliant Disclosure Schedule made or purported to have been made after the date hereof shall be disregarded, and (3) the representations and warranties set forth in Section 3.4(a) and Section 3.5 shall be true in all material respects as of the date specified in such representation and warranty. Thermage shall have received a certificate signed for and on behalf of Reliant by an authorized executive officer of Reliant to the effect of the foregoing sentence.

(b) Agreements and Covenants. Reliant shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Thermage and Merger Sub I shall have received a certificate signed by the chief executive officer and the chief financial officer of Reliant to such effect.

(c) No Reliant Material Adverse Effect. Since the Reliant Balance Sheet Date, there shall not have occurred any Reliant Material Adverse Effect that is continuing.

(d) Spreadsheet. Reliant shall have delivered three (3) Business Days prior to the Closing Date to Thermage and the Exchange Agent the Spreadsheet, which shall have been certified as true and correct by the Chief Executive Officer and the Chief Financial Officer of Reliant.

7.3 Additional Conditions to Obligation of Reliant. The obligation of Reliant to consummate the transactions contemplated by this Agreement is also subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following additional conditions (each of which conditions may be waived solely by Reliant in its sole discretion):

(a) Representations and Warranties. The representations and warranties of Thermage set forth in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Thermage Material Adverse Effect and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Thermage Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Reliant set forth in the Agreement for purposes of this Section 7.3(a), (1) all “Thermage Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties, (y) the representation and warranty set forth in clause (i) of Section 4.10 shall not be disregarded pursuant to the terms of this proviso, (2) any update of or modification to the Thermage Disclosure Schedule made or purported to have been made after the date hereof shall be disregarded, and (3) the representations and warranties set forth in Section 4.4(a) and Section 3.5 shall be true in all material respects as of the date specified in such representation and warranty. Reliant shall have received a certificate signed for and on behalf of Thermage by an authorized executive officer of Thermage to the effect of the foregoing sentence.

(b) Agreements and Covenants. Thermage, Merger Sub I and Merger Sub II shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date; and Reliant shall have received a certificate signed by the chief executive officer and the chief financial officer of Thermage to such effect.

(c) No Thermage Material Adverse Effect. Since the date of the Thermage Balance Sheet, there shall not have occurred any Thermage Material Adverse Effect that is continuing.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Representations, Warranties and Covenants. The representations and warranties of Reliant contained in this Agreement, in the certificates delivered pursuant to Section 7.2(a) and Section 7.2(b) and in the Spreadsheet, shall survive until 5:00 p.m. Pacific Time on the date that is twelve (12) months following the Closing Date (the “Expiration Time”). The representations and warranties of Thermage contained in this Agreement and in the certificates delivered pursuant to Section 7.3(a) and Section 7.3(b) shall terminate at the Closing.

8.2 Indemnification. Following the Closing, subject to the terms, conditions and limitations set forth in this Agreement, the Reliant Stockholders, the Reliant Warrantholders who hold In-the-Money Warrants, the Reliant Optionholders who hold In-the-Money Options and the holders of Reliant RSUs (collectively, the “Indemnifying Parties”) shall severally and not jointly indemnify and hold Thermage and its officers, directors and affiliates, including the Surviving Company (collectively, the “Indemnified Parties”), harmless against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys’ fees, and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of (i) any failure of any representation or warranty of the Reliant set forth in Article III of this Agreement (as qualified by the Reliant Disclosure Schedule) to be true and correct or in the certificate delivered by Reliant pursuant to Section 7.2(a) of this Agreement to be true and correct as of the date hereof or thereof, (ii) any failure by Reliant to perform or comply with any covenant applicable to any of them contained in this Agreement, any Related Agreements or the certificate delivered pursuant to Section 7.2(b) of this Agreement; (iii) any failure of the Spreadsheet to be true and correct in all respects, provided, however, that, any claims related to the matters set forth in Section 3.4 shall be made under Section 8.2(i) only, (iv) any Dissenting Share Payments, (v) any portion of the Net Working Capital Adjustment not deducted from the Total Consideration, (vi) any portion of the Net Debt Adjustment not deducted from the Total Consideration, (vii) the Distribution. (viii) any payment or consideration arising under any consents, notices, waivers, terminations, modifications or approvals of any party under any agreement as are required in connection with the Integrated Merger or for any such agreement to remain in full force or effect following the Effective Time to the extent such amounts do not reduce the Closing Working Capital Amount, and (ix) any of the matters set forth on Schedule 8.2(a), provided, that, only 50% of such Losses incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, shall be indemnifiable Losses. Notwithstanding the foregoing, Losses incurred or sustained by the Indemnified Parties, or any of them directly or indirectly as a result of the matters set forth on Schedule 8.2(b) shall not be indemnifiable Losses. The Indemnifying Parties shall not have any right of contribution from, and may not seek indemnification or advancement of expenses from, the Reliant, Thermage, the Surviving Company or the Surviving Company with respect to any Loss claimed by an Indemnified Party.

8.3 Limitations on Indemnification.

(a) Following the Closing, the indemnification provisions set forth in Section 8.2 shall be the sole and exclusive remedy under this Agreement for the matters set forth therein.

(b) The Escrow Cash shall be held as the Indemnified Parties’ security for the Indemnifying Parties’ indemnification obligations under Section 8.2. The Escrow Cash shall be the Indemnified Parties’ sole and exclusive security for indemnification claims under Section 8.2 and recovery against the Escrow Cash shall be the Indemnified Parties’ sole and exclusive remedy under this Agreement for indemnification claims under Section 8.2.

(c) The Indemnified Parties may not recover pursuant to the indemnity set forth in Section 8.2(i) unless and until one or more Officer’s Certificates identifying Losses in excess of Three Hundred Fifty Thousand Dollars ($350,000) in the aggregate (the “Threshold Amount”) has or have been delivered to the Escrow Agent and the Securityholder Representative in accordance with this Agreement, in which case Thermage shall be entitled to recover pursuant to the indemnity set forth in Section 8.2(i) only such Losses that exceed the Threshold Amount. Notwithstanding the foregoing, Thermage shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to (i) Losses resulting from a breach of Section 3.1 or Section 3.24, (ii) Losses pursuant to Section 8.2(ii)-(ix), (iii) any Losses resulting from the failure of the Indemnifying Parties to pay Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 8.4(h) hereof, and (iv) any Losses resulting from any fraud or any willful misrepresentation.

(d) It is understood that nothing in this Agreement shall eliminate the ability of any party hereto to apply for equitable remedies to enforce the other parties’ obligations under this Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that any Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing (other than knowledge arising directly out of the disclosure set forth in the Reliant Disclosure Schedule).

(f) The representations and warranties of Reliant set forth in Article III hereof constitute the sole and exclusive representations and warranties to Thermage, Merger Sub I and Merger Sub II in connection with the Transactions, and each of Thermage, Merger Sub I and Merger Sub II understands, acknowledges and agrees that all other representations and warranties of any kind or nature, express or implied (including any representations or warranties relating to the future or historical financial condition, results of operations, assets or liabilities of Reliant or the quality, quantity, or condition of the assets of Reliant are specifically disclaimed by Reliant.

(g) Reliant does not make or provide, and each of Thermage, Merger Sub I and Merger Sub II hereby waives any right it may otherwise have with respect to, any representation or warranty, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of Reliant’s assets.

(h) Nothing in this Agreement shall limit the liability of Reliant, Thermage or the Indemnifying Parties for any material and willful breach or inaccuracy of any representation, warranty or covenant contained in this Agreement or any Ancillary Agreement if the Closing does not occur.

8.4 Escrow Arrangements.

(a) Escrow Funds.

(i) Indemnification Escrow Fund. By virtue of this Agreement and as security for the indemnity obligations provided for in Section 8.2 hereof, at the Closing, each of the Indemnifying Parties will be deemed to have received and deposited with the Escrow Agent such Indemnifying Party’s Pro Rata Portion of the Escrow Cash without any act of the Indemnifying Parties. The Escrow Amount shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VIII. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. Promptly after the Closing, the Escrow Amount, without any act of the Indemnifying parties, will be deposited with the Escrow Agent, such deposit of the Indemnification Escrow Amount to constitute an escrow fund (the “Indemnification Escrow Fund”) to be governed by the terms set forth herein.

(b) Escrow Period; Distribution upon Termination of Escrow Period.

(i) Subject to the following requirements, the Indemnification Escrow Fund shall be in existence immediately following the Closing and shall terminate at 5:00 p.m., Pacific time, at the Expiration Time (the “Indemnification Escrow Period”); provided, however, that the Indemnification Escrow Period shall not terminate with respect to any amount which is reasonably necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent and the Securityholder Representative prior to the Indemnification Escrow Period termination date with respect to facts and circumstances existing prior to the Expiration Time.

(ii) Within two (2) Business Days following the Expiration Time, the Escrow Agent shall deliver to each Indemnifying Party, with respect to the Indemnification Escrow Fund, such Indemnifying Party’s pro rata interest in the Escrow Cash then remaining in the Indemnification Escrow Fund that is not required to satisfy any then pending claims against the Indemnification Escrow Fund. Notwithstanding anything to the contrary in this Section 8.4(c) (i) the Escrow Agent shall not deliver any portion of the Escrow Funds to any Reliant Warrantholder in respect of the Assumed Warrants that have not been previously exercised for Thermage Common Stock, (ii) any portion of the Escrow Funds otherwise deliverable with respect thereto shall be delivered instead to Thermage and (iii) the cash so delivered to Thermage shall become issuable to the applicable holder of such Assumed Warrants only upon the exercise of such Assumed Warrants in accordance with the terms and conditions of such Assumed Warrants.

(c) Protection of Escrow Funds.

(i) The Escrow Agent shall hold and safeguard the Escrow Funds during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Thermage and shall hold and dispose of the Escrow Funds only in accordance with the terms of this Article VIII.

(ii) The Escrow Amount shall be invested in the Escrow Agent’s fund set forth on Schedule 8.2(c)(ii) hereto or such other fund agreed to in writing by the Thermage and Reliant.

(iii) Any interest earned on the cash portion of the Escrow Funds shall be added to the respective Escrow Fund and become a part thereof. The parties hereto agree that, for tax reporting purposes, Thermage shall be the owner of the Escrow Fund until all amounts are distributed in accordance with this Agreement. All interest on or other taxable income, if any, earned from the investment of the Escrow Funds shall be treated for tax purposes as earned by Thermage, and Thermage shall be responsible for any Taxes due with respect to such interest.

(d) Claims for Indemnification.

(i) Claims for indemnification related to the Closing Working Capital Amount or the Closing Net Indebtedness, shall be subject to Section 2.9.

(ii) An Indemnified Party may seek recovery of Losses pursuant to this Article VIII by delivering to the Securityholder Representative, with a copy simultaneously provided to the Escrow Agent, an Officer’s Certificate in respect of such claim. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Thermage: (A) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (B) specifying in reasonable detail, to the extent available, the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related. Upon distribution of cash from the Escrow Fund, a portion of any cash distributed to the Reliant Stockholders shall be treated as interest under the imputed interest rules of the Code.

(e) Objections to Claims against the Indemnification Escrow Fund.

(i) Objections to claims related to the Closing Working Capital Amount or the Closing Net Indebtedness shall be subject to Section 2.9.

(ii) For a period of thirty (30) days after delivery of an Officer’s Certificate to the Escrow Agent by an Indemnified Party, the Escrow Agent shall make no delivery to Thermage of any Indemnification Escrow Amount (other than Agreed-Upon Losses as described below) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Representative to make such delivery. After the expiration of such thirty (30) day period, subject to the limitations set forth in Section 8.3, the Escrow Agent shall make delivery of such amount from the Indemnification Escrow Fund equal to the amount of Losses claimed in the Officer’s Certificate, provided that no such payment or delivery may be made if the Securityholder Representative, shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”), and such Objection Notice shall have been delivered to the Escrow Agent prior to the expiration of such 30-day period. Notwithstanding the foregoing, the Securityholder Representative hereby waives the right to object to any claims against the Indemnification Escrow Fund in respect of any Agreed-Upon Loss (as defined in Section 8.4(f)(v) hereof). The Securityholder Representative hereby authorizes the Escrow Agent to deliver such amount from the Indemnification Escrow Fund equal to the amount of Losses claimed in any Officer’s Certificate in respect of any Agreed-Upon Loss upon receipt of such Officer’s Certificate without regard to the 30-day period set forth in this Section 8.4(e).

(f) Resolution of Conflicts; Arbitration.

(i) In case the Securityholder Representative delivers an Objection Notice in accordance with Section 8.4(e) (other than Agreed-Upon Losses as defined in Section 8.4(f)(v) hereof), the Securityholder Representative and Thermage shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Representative and Thermage should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Indemnification Escrow Fund in accordance with its terms.

(ii) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Objection Notice, either Thermage or the Securityholder Representative may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Thermage and the Securityholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Thermage and the Securityholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such 30-day period, Thermage and the Securityholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Securityholder Representative fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Thermage and if the Thermage fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by the Securityholder Representative.

(iii) Any such arbitration shall be held in Santa Clara County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Funds in accordance with, the terms of such award, judgment, decree or order as applicable. Within thirty (30) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

(iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute among the Indemnifying Parties and the Indemnified Parties under this Article VIII, whether relating to claims with respect to the Escrow Funds, or to other indemnification obligations set forth in this Agreement.

(v) This Section 8.4(f) shall not apply to claims against the Indemnification Escrow Fund made in respect of any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 8.4(h) hereof (an “Agreed-Upon Loss”). Claims against the Indemnification Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 8.4(e) above.

(g) Third-Party Claims. In the event that Thermage receives notice of a third-party claim (“Third Party Claim”) which would reasonably be expect to result in a demand against the Indemnification Escrow Fund, Thermage shall promptly notify the Securityholder Agent of such Third Party Claim; provided, however, that the failure to give prompt notice shall not affect the indemnification provided hereunder except to the extent the Securityholder Agent, on behalf of the Indemnifying Parties, has been actually prejudiced as a result of such failure. The notice of Third Party Claim shall include, based on the information then available to Thermage, a summary in reasonable detail of the basis for the Third Party Claim and a reasonable estimate of the Losses. The Securityholder Agent may, at his election, undertake and conduct the defense of such Third Party Claim. In such case, the Indemnified Party may continue to participate in the defense of such Third Party Claim, provided, however, that following the Securityholder Agent’s assumption of the defense of such Third Party Claim, all legal or other expenses subsequently incurred by the Indemnified Party shall be borne by the Indemnified Party. If (i) the Securityholder Agent has failed to assume the defense of such Third Party Claim within thirty (30) days of the Thermage’s delivery of notice of such Third Party Claim to the Securityholder Agent, (ii) the amounts reasonably expected to be incurred in connection with such Third Party Claim and all other outstanding claims on the Indemnification Escrow Fund exceeds the amount remaining in the Indemnification Escrow Fund, (iii) the Third Party Claim includes a claim for injunctive relief that is material to Thermage’s business, (iv) a conflict between the Indemnified Party and the Indemnifying Party arises or (v) if the litigation or outcome of such Third Party Claim would reasonably be expected to impact Thermage’s or the Surviving Company’s business in addition to the monetary damages paid in the claims (including, without limitation, any claim involving the Reliant Intellectual Property Rights), then

Thermage shall have the right to assume the defense of such Third Party Claim on behalf of the Indemnified Party. The Indemnified Party and the Securityholder Agent will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any Third Party Claim subject to this Section 8.4(h). To the extent that the Indemnified Party or the Securityholder Agent does not participate in the defense of a particular Third Party Claim, the party so proceeding with such Third Party Claim shall keep the other party informed of all material developments and events relating to such Third Party Claim. No Third Party Claim subject to this Section 8.4(h) shall be settled, adjusted or compromised without the written consent of both the Indemnified Party and the Securityholder Agent, which consent shall not be unreasonably withheld, conditioned or delayed. The Escrow Agent shall not disburse any portion of the Escrow Fund to any third party except in accordance with joint written instructions received from Thermage and the Securityholder Agent. In the event that the Securityholder Agent has consented to any settlement, neither the Securityholder Agent nor any Indemnifying Person shall have any power or authority to object under Section 8.4(f) or any other provision of this Article VIII to any claim by any Indemnified Person against the Indemnification Escrow Fund for indemnity in the amount of such settlement.

(h) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Thermage and the Securityholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the escrow amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: fifty percent (50%) to be paid by Thermage and fifty percent (50%) to be paid by the Indemnifying Parties; provided, however, that in the event the Indemnifying Parties fail to timely pay their portion of the Agent Interpleader Expenses, the parties agree that Thermage may at its option pay such Agent Interpleader Expenses and recover an equal amount (which shall be deemed a Loss) from the Indemnification Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: fifty percent (50%) to be paid by Thermage and fifty percent (50%) to be paid by the Indemnifying Parties; provided, however, that in the event the Indemnifying Parties fail to timely pay their portion of the Agent Indemnification Expenses, the parties agree that Thermage may at its option pay such Agent Indemnification Expenses and recover an equal amount (which shall be deemed a Loss) from the Indemnification Escrow Fund.

(viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Thermage and the Securityholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Thermage and the Securityholder Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(i) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Thermage in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Thermage, or if the parties request a substantial modification of the terms of this Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Funds or their subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(j) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

8.5 Securityholder Representative.

(a) By virtue of the approval of the First Merger and this Agreement by the Reliant Stockholders, each of the Indemnifying Parties shall be deemed to have agreed to appoint Steven Mendelow in as their agents and attorney-in-facts, as the Securityholder Representative for and on behalf of the Indemnifying Parties to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Funds in satisfaction of claims by such Indemnified Party pursuant to Section 2.9 or Section 8.2(a), to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Indemnifying Party or by any such Indemnifying Party against any

Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Indemnifying Party from time to time upon not less than 30 days prior written notice to Thermage; provided, however, that the Securityholder Representative may not be removed unless holders of a majority of the Total As-Converted Outstanding Common Shares agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Securityholder Representative may be filled by the holders of a majority of the Total As-Converted Outstanding Common Shares. No bond shall be required of the Securityholder Representative, and the Securityholder Representative shall not receive any compensation for his services. Notices or communications to or from the Securityholder Representatives shall constitute notice to or from the Indemnifying Parties.

(b) The Securityholder Representative shall not be liable for any act done or omitted hereunder as Securityholder Representative while acting in good faith and in the exercise of reasonable judgment. The Indemnifying Parties shall indemnify the Securityholder Representative and hold the Securityholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Securityholder Representative and arising out of or in connection with the acceptance or administration of the Securityholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Representative, and any fees and expenses incurred by the Securityholder Representative in connection with this Agreement (“Securityholder Representative Expenses”). The Securityholder Representative shall have the right to use up to One Hundred Thousand Dollars ($100,000) of the Escrow Amount in the aggregate for reasonably and appropriately documented Securityholder Representative Expenses and subordinate to the satisfaction of any then outstanding indemnification claims made pursuant to Section 8.2(a), and prior to any such distribution, shall deliver to Thermage a certificate setting forth the Securityholder Representative Expenses actually incurred. A decision, act, consent or instruction of the Securityholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 10.3 and Section 10.4 hereof, shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties; and Thermage may rely upon any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. The Escrow Agent and Thermage are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the either of Securityholder Representative.

ARTICLE IX

TERMINATION

9.1 Termination. Notwithstanding the prior receipt of the Requisite Reliant Stockholder Approval and/or the Requisite Thermage Stockholder Approval, this Agreement may be terminated and the First Merger may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other party hereto):

(a) by mutual written consent duly authorized by the Reliant Board and the Thermage Board; or

(b) by either Thermage or Reliant if any Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the First Merger any Legal Requirement that is in effect and has the effect of making the consummation of the First Merger illegal in any jurisdiction in which Thermage or Reliant have substantial business or operations, or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the First Merger in any jurisdiction in which Thermage or Reliant have substantial business or operations or (ii) issued or granted any Order that is in effect and has the effect of making the First Merger illegal in any jurisdiction in which Thermage or Reliant have substantial business or operations or which has the effect of prohibiting, preventing or otherwise restraining the First Merger in any jurisdiction in which Thermage or Reliant have substantial business or operations, and such Order has become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have complied with its obligations under Section 6.4 to have any such Order vacated or lifted or removed; or

(c) by either Thermage or Reliant if the First Merger shall have not been consummated by January 7, 2009 (the “Termination Date”); and provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party hereto whose action or failure to fulfill any covenant or obligation under this Agreement has been the proximate cause of or resulted in any of the conditions to the consummation of the transactions contemplated hereby set forth in Article VII having failed to be satisfied or fulfilled on or prior to the Termination Date, and such action or failure to fulfill any covenant or obligation constitutes a material breach of this Agreement; or

(d) by either Thermage or Reliant if the Requisite Thermage Stockholder Approval shall not have been obtained at the Thermage Stockholder Meeting; or

(e) by Thermage if the Requisite Reliant Stockholder Approval shall not have been obtained within four (4) hours of the execution of this Agreement; provided, however, that once the Requisite Reliant Stockholder Approval has been obtained, Thermage may not terminate this Agreement pursuant to this Section 9.1(e); or

(f) by either Thermage or Reliant (provided it is not then in material breach of any of its agreements or other covenants under this Agreement) in the event of (i) a breach of any covenant or agreement set forth in this Agreement by the other party hereto or (ii) any inaccuracy in the representations and warranties of the other party hereto set forth in this Agreement when made or at any time prior to the Effective Time, in either case such that the conditions to the consummation of the transactions contemplated hereby set forth in Section 7.2(a) or Section 7.2(b) in the case of Thermage, or Section 7.3(a) or Section 7.3(b) in the case of Reliant, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that any such breach or inaccuracy is curable through the exercise of commercially reasonable efforts by the party committing such breach or making such inaccurate representations and warranties, then the party seeking to terminate this Agreement pursuant to this Section 9.1(f) shall not be permitted to terminate this Agreement pursuant to this Section 9.1(f) until the expiration of a thirty (30) calendar day period after delivery of written notice of such breach or inaccuracy to the party committing such breach or making such inaccurate representations and warranties (it being understood that the party seeking to terminate this Agreement pursuant to this Section 9.1(f) may not terminate this Agreement pursuant to this Section 9.1(f) if such breach or inaccuracy is cured by the other party hereto within such thirty (30) calendar day period); or

(g) by Reliant in the event of a Triggering Event regarding Thermage; or

9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its directors, officers, affiliates or stockholders except (i) that the provisions of this Section 9.2, Section 9.3 and Article IX shall survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

9.3 Fees and Expenses.

(a) General. Except as set forth in this Section 9.3, all fees and expenses (“Third Party Expenses”) incurred in connection with this Agreement and the transactions contemplated hereby (including all fees and expenses incurred in connection with the preparation, printing and filing, as applicable, of the Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto) the and filings by Thermage and Reliant under any filing requirement of any Governmental Authority applicable to this Agreement and the transactions contemplated hereby, shall be borne by the party incurring such fees and expenses, whether or not the transactions contemplated hereby are consummated.

(b) Thermage Payments.

(i) Thermage shall pay to Reliant a fee equal to $3,500,000 (the “Termination Fee Amount”), less any Reliant Expense Reimbursement that was paid to Reliant, by wire transfer of immediately available funds to an account or accounts designated in writing by Reliant, within one Business Day after demand by Reliant, in the event that (A) either Reliant or Thermage terminate this Agreement pursuant to Section 9.1(c) or Section 9.1(d), (B) following the execution and delivery of this Agreement and prior to the Thermage Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Thermage Voting Proposal, an Acquisition Proposal in respect of Thermage shall have been made to Thermage or the Thermage Board, or shall have been directly communicated or otherwise made known to Thermage Stockholders, or shall have been publicly announced, and

(C) within twelve (12) months following the termination of this Agreement, an Acquisition Transaction in respect of any Acquisition Proposal is consummated or Thermage enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction and such Acquisition Transaction is subsequently consummated.

(ii) In the event that Reliant terminates this Agreement pursuant to Section 9.1(g), Thermage shall pay to Reliant a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Reliant within one Business Day after demand by Reliant.

(iii) If this Agreement is terminated pursuant to Section 9.1(d), Thermage shall reimburse Reliant for all Third Party Expenses incurred by Reliant up to a maximum of $1,300,000 by wire transfer of same-day funds within one Business Day following such termination (the “Reliant Expense Reimbursement”).

(iv) In no event shall Thermage be required to pay the Termination Fee Amount pursuant to this Section 9.3(b) on more than one occasion.

(c) Reliant Payments.

(i) If this Agreement is terminated pursuant to Section 9.1(e), Reliant shall reimburse Thermage for all Third Party Expenses incurred by Thermage up to a maximum of $1,300,000 by wire transfer of same-day funds within one Business Day following such termination (the “Thermage Expense Reimbursement”).

(d) Enforcement. Each of Thermage and Reliant hereby acknowledge and agree that the covenants and agreements set forth in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and, without these covenants and agreements, the parties hereto would not have entered into this Agreement. Accordingly, if either Thermage or Reliant shall fail to pay in a timely manner the amounts due pursuant to Section 9.3(b), and, in order to obtain such payment, the other party hereto shall make a claim that results in a judgment against the non-paying party, the non-paying party shall pay to the claimant its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section 9.3(b) or Section 9.3(c), as the case may be, at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in Section 9.3(b) or Section 9.3(c), as the case may be, shall not be in lieu of, or replacement or substitution for, damages incurred in the event of any willful breach of this Agreement.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)	If to Thermage, Merger Sub I or Merger Sub II:

Thermage, Inc.

25881 Industrial Boulevard

Hayward, California 94545

Attention: Stephen J. Fanning

Facsimile No.:	[ ]

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention:	Chris Fennell, Esq
Robert T. Ishii, Esq.
Facsimile No.:	(415) 947-2099

(b)	If to Reliant Technologies, Inc.:

Reliant Technologies, Inc.

464 Ellis Street

Mountain View, California 94043

Attention:	Eric Stang
Facsimile No.:	[ ]

With a copy (which shall not constitute notice) to:

Cooley Godward Kronish LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, California 94306-2155

Attention:	Eric Jensen, Esq.
Gordon Ho, Esq.
Facsimile No.:	(650) 849-7400

(c)	If to the Securityholder Representatives, to

Steven Mendelow

[                ]

[                ]

Facsimile No.:	[ ]

(d)	If to the Escrow Agent, to:

U.S. Bank National Association

Corporate Trust Services

One California Street, Suite 2100

San Francisco, CA 94111

Attention: Alan Maravilla

Facsimile No.:	(415) 273-4590

Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (iv) in the case of mailing, on the third (3rd) Business Day following that on which the piece of mail containing such communication is posted.

10.2 Amendment. Subject to applicable Legal Requirements and the other provisions of this Agreement, this Agreement may be amended by the parties hereto by action taken by their respective boards of directors at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Thermage, Merger Sub II and Reliant; provided, however, that Merger Sub I may become a party to this Agreement, by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other party; provided, further, however, that, after the adoption of this Agreement by the Reliant Stockholders or the approval of the issuance of Thermage Common Stock by the Thermage Stockholders, no amendment may be made to this Agreement that requires further approval by such stockholders under applicable Legal Requirements.

10.3 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.5 Entire Agreement. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

10.6 No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder, other than after the Effective Time, the Reliant Stockholders with respect to the First Merger consideration pursuant to Article II and the directors and executive officers of Reliant pursuant to Section 6.13(c).

10.7 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that following the Effective Time, Thermage, Merger Sub I and Merger Sub II may assign all or any of their rights hereunder to any wholly owned subsidiary thereof; provided, however, that no such assignment pursuant to this Section 10.7 shall relieve Thermage of its obligations hereunder.

10.8 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflict of law provisions thereof.

10.10 Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

10.11 Waiver of Jury Trial. EACH OF Thermage, MERGER SUB I, MERGER SUB II AND Reliant HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON

CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF THERMAGE, MERGER SUB I, MERGER SUB II OR RELIANT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

10.12 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

10.13 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.14. Important Information About Procedures For Opening A New Account. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Thermage, Merger Sub II, Reliant, Escrow Agent and Securityholder Representative have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THERMAGE, INC.

By:	/s/ Stephen J. Fanning
Name:	Stephen J. Fanning
Title:	President and Chief Executive Officer

RELAY ACQUISITION COMPANY, LLC

By:	/s/ John F. Glenn
Name:	John F. Glenn
Title:	Vice President and Treasurer

RELIANT TECHNOLOGIES, INC.

By:	/s/ Eric Stang
Name:	Eric Stang
Title:	President

ESCROW AGENT

By:
Name:
Title:

SECURITYHOLDER REPRESENTATIVE

/s/ Steven Mendelow

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION